As filed with the Securities and Exchange Commission on September 5, 2017

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CEMTREX, INC.

(Exact name of registrant as specified in its charter)

Delaware	3829	30-0399914
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

19 Engineers Lane

Farmingdale, New York 11735

(631) 756-9116

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Saagar Govil

Chairman, President and Chief Executive Officer

Cemtrex, Inc.

19 Engineers Lane

Farmingdale, New York 11735

(631) 756-9116

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Spencer G. Feldman, Esq.

Olshan Frome Wolosky LLP

1325 Avenue of the Americas, 15th Floor

New York, New York 10019

(212) 451-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]
(Do not check if a smaller reporting company)

Smaller reporting company [X]	Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) [  ]

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.001 per share	—	N/A	$38,933,365.52	$4,512.38

(1)	Pursuant to Rule 457(c) and Rule 457(f)(1), and solely for the purpose of calculating the registration fee for this filing, the market value of the securities that may be received by the Registrant was calculated as the product of (i) 51% of the 10,759,680 shares of Key Tronic Corporation common stock outstanding as of April 28, 2017 (as reported in Key Tronic’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2017) and (ii) the average of the high and low prices of Key Tronic Corporation common stock as reported by the Nasdaq Global Market on August 30, 2017 ($7.095). As reported in Key Tronic’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2017, there were no Key Tronic stock options to purchase common stock outstanding as of April 1, 2017.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus may be changed. Cemtrex may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and Cemtrex is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

CEMTREX, INC.

Offer to Exchange
Each Outstanding Share of Common Stock
of

KEY TRONIC CORPORATION

for

One Share of Cemtrex, Inc. Common Stock

by

CEMTREX, INC.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON _____, OCTOBER __, 2017, REFERRED TO AS THE “EXPIRATION DATE,” UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

Cemtrex, Inc. is offering to exchange each outstanding share of common stock of Key Tronic Corporation for one share of Cemtrex common stock, par value $0.001 per share, upon the terms and subject to the conditions in this prospectus and accompanying letter of transmittal. This offer is referred to in this prospectus as the “exchange offer” or the “offer.”

The purpose of the offer is for Cemtrex to acquire control of, and ultimately the entire interest in, Key Tronic. This exchange offer is the first step in Cemtrex’s plan to acquire all of the outstanding shares of Key Tronic, which may not be completed through this offering and may be accomplished through one or more transactions following this offering. Following the consummation of the offer, Cemtrex intends to evaluate its investment in Key Tronic common stock on a continual basis and may from time to time communicate with Key Tronic management, members of Key Tronic’s board of directors and stockholders of Key Tronic.

Cemtrex’s common stock is traded on the Nasdaq Capital Market under the symbol “CETX.” Key Tronic’s common stock is traded on the Nasdaq Global Market under the symbol “KTCC.” On September 1, 2017, the last full trading day before Cemtrex announced its intention to commence this offer, the closing price of a share of Cemtrex common stock was $3.00 and the closing price of a share of Key Tronic common stock was $7.01.

FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION CAPTIONED “RISK FACTORS” BEGINNING ON PAGE 17.

Cemtrex’s obligation to exchange shares of Cemtrex common stock for shares of Key Tronic common stock is subject to a number of conditions, which are more fully described in the section captioned “The Offer – Conditions of the Offer.”

Cemtrex has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained in this prospectus, and if any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by Cemtrex.

CEMTREX IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND CEMTREX A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September __, 2017

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT CEMTREX AND KEY TRONIC FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR “SEC,” THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEBSITE THE SEC MAINTAINS AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE THE SECTION CAPTIONED “WHERE YOU CAN FIND MORE INFORMATION.” YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM CEMTREX, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO CEMTREX’S INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN OCTOBER __, 2017.

THIS OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF KEY TRONIC. ANY SOLICITATION OF PROXIES WHICH CEMTREX MIGHT MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR THE “EXCHANGE ACT.” EACH STOCKHOLDER IS URGED TO READ THE PROXY STATEMENT REGARDING THE BUSINESS TO BE CONDUCTED AT THE APPLICABLE MEETING, IF AND WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. ANY SUCH PROXY STATEMENT WILL BE FILED WITH THE SEC. KEY TRONIC STOCKHOLDERS WILL BE ABLE TO OBTAIN A COPY OF ANY PROXY STATEMENT, AS WELL AS OTHER FILINGS CONTAINING INFORMATION ABOUT THE PARTIES (INCLUDING INFORMATION REGARDING THE PARTICIPANTS (WHICH MAY INCLUDE CEMTREX’S OFFICERS AND DIRECTORS) IN THE PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE), FREE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. EACH SUCH PROXY STATEMENT (IF AND WHEN IT IS AVAILABLE) AND THESE OTHER DOCUMENTS MAY ALSO BE OBTAINED FOR FREE FROM CEMTREX AT HTTP://WWW.CEMTREX.COM.

CEMTREX, INC.
19 Engineers Lane
Farmingdale, New York 11735

September 5, 2017

To the Shareholders of Key Tronic Corporation

Today, Cemtrex, Inc. (“Cemtrex” or “CETX”) proposed a combination with Key Tronic Corporation (“Key Tronic” or “KTCC”) that would bring substantial value to the shareholders, customers and employees of both companies and create a global powerhouse in the electronics manufacturing services (“EMS”) industry. In the proposed transaction, Cemtrex would acquire the outstanding shares of Key Tronic and it would continue as a wholly owned subsidiary of Cemtrex.

In this transaction, Cemtrex is offering to exchange one share of common stock of Cemtrex (NASDAQ: CETX) for one share of common stock of Key Tronic. When Key Tronic shareholders exchange their shares for Cemtrex shares, not only will they continue to own Key Tronic, but they will now also own Cemtrex.

Becoming a Leading EMS Company

While Cemtrex is also in the EMS business similar to Key Tronic, Cemtrex’s EMS business is engaged in designing, prototyping and manufacturing electronic components in the most advanced and cutting-edge technologies that are poised for significant growth in the coming years. We believe that there is a once-in-a-generation market opportunity in a variety of electronics markets from the “Internet of Things,” wearables, automotive electronics for driverless cars and advanced robotic medical devices to autonomous industrial manufacturing that will enable a half a trillion dollar electronics market opportunity over the coming decade globally. Cemtrex already has a foothold in these technologies through its German manufacturing operations and, with the collective scale of Key Tronic, we believe that the combined company can rapidly capitalize on all of these market opportunities to become a leading market provider for the most advanced electronic technologies around the world. Cemtrex – together with Key Tronic as its subsidiary - will have greater momentum in securing a large market share of these technologies as these markets develop.

Focused on Total Shareholder Value

Cemtrex management is growth-oriented and entrepreneurial, and is looking to build a global market-leading company through accretive and strategic acquisitions. Over the last five years, Cemtrex has delivered solid returns for its shareholders while Key Tronic has failed to realize much shareholder value at all. We believe that under the leadership of Cemtrex, Key Tronic can be repositioned to deliver significantly greater results for its shareholders over the next five years. For the reasons set forth in this letter and the accompanying registration statement, we believe the proposed combination of the two companies is financially superior as compared to each company continuing to operate independently. Our reasons are as follows:

Strong Track Record of Financial Growth

While Cemtrex posted lower annual revenues than Key Tronic in its last fiscal year, Cemtrex realized net income of $5.0 million, while Key Tronic recognized net income of just $5.6 million, which is not substantially higher than Cemtrex given Key Tronic’s larger revenues. In addition, in its last fiscal year, Cemtrex realized net income of $0.58 per share, whereas Key Tronic recognized net income of only $0.51 per share. For these reasons, the difference in the stock prices of the two companies should not be the primary basis for assessing each company’s inherent value.

Cemtrex has demonstrated a track record of growth over the last five years while Key Tronic has significantly underperformed, as illustrated below:

5 Year Revenue Growth

	Fiscal Year
	2012	2013	2014	2015	2016	Compound Annual Growth Rate
CETX	$12.16	$13.67	$47.65	$56.89	$93.70	50%
KTCC	$361.03	$305.39	$434.00	$484.97	$467.80	5%
						(Dollars in millions)

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5 Year Net Income Growth

	Fiscal Year
	2012	2013	2014	2015	2016	Compound Annual Growth Rate
CETX	$0.65	$0.29	$2.67	$2.84	$4.99	50%
KTCC	$12.58	$7.61	$4.30	$6.53	$5.62	-15%
						(Dollars in millions)

5 Year EPS Growth

	Fiscal Year
	2012	2013	2014	2015	2016	Compound Annual Growth Rate
CETX	$0.10	$0.04	$0.39	$0.41	$0.58	43%
KTCC	$1.20	$0.72	$0.41	$0.61	$0.52	-15%
						(Dollars in millions)

5 Year Return on Equity (YOY Growth %)

	Fiscal Year
	2012	2013	2014	2015	2016	Avg. Growth Rate / Year
CETX	138.3%	29.2%	111.8%	52.7%	43.8%	75.2%
KTCC	15.9%	14.6%	7.7%	4.2%	6.3%	9.7%

5 Year Tangible Book Value / Share

	2013	2014	2015	2016	Nine Months Ended June 30, 2017	Compound Annual Growth Rate
CETX	$0.17	$0.41	$0.88	$1.56	$3.52	83%
KTCC	$8.97	$9.47	$7.82	$8.36	$9.46	1%

Outperformance of Cemtrex’s Common Stock Price

With respect to every single category to evaluate the performance of both businesses, Cemtrex’s management has outperformed Key Tronic’s management by a vast amount. Additionally, Cemtrex’s stock has outperformed Key Tronic’s stock over the last 5 years, as follows:

5 Year Stock Return

CETX	149%
KTCC	-35%

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Positioning in High Growth Markets

Our strategy over the last several years has been to position our business in high growth markets while seeking out strategic acquisitions along the way to deliver maximum value for our shareholders. This strategy was highly effective over the last five years with our tangible book value per share increasing over 1,900%. Our plan is to continue positioning ourselves in fast growing markets and making strategic acquisitions.

Efficiencies of a Holding Company Structure with Shared Financing

Our intention through this acquisition would be to continue running Key Tronic as a wholly-owned subsidiary keeping the existing organizational structure largely intact. We would work with existing competent and experienced management to shift the strategy for higher long-term growth and ensure adequate resources are provided to achieve our goals. Management would be able to focus on efficiently operating the business instead of issues related to being a public entity. Cemtrex’s holding company structure would allow surplus cash generated by its subsidiaries, including Key Tronic, to be channeled by the parent for reallocation in pursuit of attaining high risk-adjusted returns. In addition, as Key Tronic’s parent, Cemtrex could provide financing, on an opportunistic basis, which could be applied toward acquiring other technology businesses. Cemtrex’s objective is to maximize its intrinsic business value per share over the long term.

Cost Savings, Operational Synergies and Stockholder Liquidity

We estimate there would be approximately $5 million to $7 million in annual increased profit for Key Tronic if it was operated by Cemtrex management as a subsidiary of Cemtrex. The elimination of substantial public company costs would eventuate into material savings in expenses. There would be other opportunities for savings from operational synergies and shedding low-value cost centers. There would be an increase in gross margins and revenues for Key Tronic as it would enter into Cemtrex’s cutting edge technology customer base. Cemtrex believes the reduction of expenses would increase cash flows, representing, in turn, a discernible basis for a higher valuation for the combined company. Cemtrex’s and Key Tronic’s EMS operations are currently in different locations, and the acquisition of Key Tronic by Cemtrex would give each company access to the other’s customer base and a more extensive market area. In light of these reasons, Cemtrex also believes that its acquisition of Key Tronic would result in a larger combined market capitalization, which would enhance shareholder liquidity and, therefore, reduce transaction costs for stockholders wishing to enter or exit the stock.

3

Participation in Cemtrex’s Growth Story and Long-Term Benefits

Most importantly, Cemtrex is proposing to issue its common stock to Key Tronic stockholders in the exchange offer to allow them to participate in the anticipated growth and opportunities of the combined company. Cemtrex believes that joining the companies would improve the diversity of operations, earning power and reinvestment of cash flows for growth. Accordingly, Cemtrex believes that the combination of Cemtrex and Key Tronic would have significant long-term benefits because the combined entity would increase intrinsic business value per share for shareholders at a higher rate than they would get with Key Tronic continuing to operate as it has in the past.

Cemtrex management has grown annual revenue over the past five years with a compound annual growth rate of 50% and has achieved an average return on equity of 75% over the last five years while Key Tronic management has not delivered returns anywhere close to that. Based on Cemtrex’s track record, Cemtrex’s management believes that it is in the best interests of Key Tronic shareholders to tender into this exchange offer and become part of the Cemtrex family.

We have brought this offer directly to the shareholders of Key Tronic to convey our seriousness about the opportunity presented by our offer and the speed at which we are prepared to move ahead, as well as to allow you to evaluate the merits of the transaction for yourselves. We urge you to reach out to the Board of Directors of Key Tronic and express your support for this exchange offer.

Thank you for your consideration and anticipated support.

Sincerely,

Saagar Govil
Chairman, President & CEO
Cemtrex, Inc.

4

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following are some of the questions that you as a holder of shares of common stock of Key Tronic Corporation may have regarding the offer and answers to those questions. The answers to these questions do not contain all information relevant to your decision whether to tender your shares of Key Tronic common stock, and Cemtrex, Inc. urges you to read carefully the remainder of this prospectus and accompanying letter of transmittal.

What is Cemtrex’s Proposed Transaction?

Pursuant to the filing of the registration statement on Form S-4, of which this prospectus is a part, with the SEC, Cemtrex is offering to acquire all of the outstanding shares of Key Tronic common stock, in exchange for shares of Cemtrex common stock. According to Key Tronic’s Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2017, as of April 28, 2017, there were 10,759,680 shares of Key Tronic common stock outstanding. As of the date of this prospectus, Cemtrex owned less than 1% of Key Tronic’s outstanding shares of common stock. This exchange offer is the first step in Cemtrex’s plan to acquire all of the outstanding shares of Key Tronic, which may not be completed through this offering and may be accomplished through one or more transactions following this offering. Dissenters’ rights are not available in the offer. See “The Offer – Purpose of the Offer; Dissenters’ Rights.”

What Will I Receive in Exchange for My Shares of Key Tronic Common Stock?

In exchange for each share of Key Tronic common stock you validly tender and do not properly withdraw before the expiration date, you will receive one share of Cemtrex common stock. The number of shares of Cemtrex common stock into which each share of Key Tronic common stock will be exchanged in the offer is sometimes referred to in this prospectus as the “exchange ratio.”

What does the Board of Directors of Key Tronic Think of the Offer?

Key Tronic’s board of directors has not approved this offer or otherwise commented on it as of the date of this prospectus. Within ten business days after the date of this prospectus, Key Tronic is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer.

Have You Discussed the Offer with the Board of Directors of Key Tronic?

No, we have not yet discussed the offer with the Board of Directors of Key Tronic. We intend to communicate with Key Tronic management and seek to meet with its Board of Directors as promptly as possible following the commencement of this exchange offer.

What are the Conditions of the Offer?

Cemtrex’s obligation to exchange shares of Cemtrex common stock for shares of Key Tronic common stock pursuant to the offer is subject to several conditions referred to below under “The Offer – Conditions of the Offer,” including the following:

●	the “registration statement condition” – the registration statement of which this prospectus is a part shall have become effective under the Securities Act of 1933, as amended, referred to in this prospectus as the “Securities Act,” and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

●	the “Cemtrex stockholder approval condition” – Cemtrex’s stockholders shall have approved any required increase in its authorized common stock and, as and to the extent required by the rules of the Nasdaq Capital Market, the issuance of shares of Cemtrex common stock pursuant to the offer, and such shares shall have been authorized for listing on such exchange, subject to official notice of issuance. Cemtrex’s directors and executive officers collectively beneficially own or exercise voting power over the requisite number of shares to approve the issuance of Cemtrex shares pursuant to the offer.

5

The satisfaction or existence of any of the conditions to the offer, including those set forth above, will be determined by Cemtrex in its reasonable discretion. Any and all conditions to the offer, including those set forth above, may be waived (to the extent legally permissible) by Cemtrex in its reasonable discretion.

Will I Be Taxed on the Cemtrex Common Stock I Receive?

The receipt of Cemtrex common stock by a U.S. holder in exchange for its shares of Key Tronic common stock pursuant to the offer may be a taxable transaction for U.S. federal income tax purposes. For a discussion of material U.S. federal tax consequences of the offer, see the section captioned “The Offer – Taxation.”

BECAUSE TAX MATTERS ARE COMPLICATED, CEMTREX URGES YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Is Cemtrex’s Financial Condition Relevant to My Decision to Tender in the Offer?

Yes. Cemtrex’s financial condition is relevant to your decision to tender your shares because shares of Key Tronic common stock accepted in the offer will be exchanged for shares of Cemtrex common stock. You should therefore consider Cemtrex’s financial condition before you decide to become one of Cemtrex’s stockholders through the offer. You also should consider the likely effect that Cemtrex’s acquisition of Key Tronic will have on Cemtrex’s financial condition. This prospectus incorporates by reference financial information regarding Cemtrex and Key Tronic and contains certain financial information regarding Cemtrex and Key Tronic, as well as pro forma financial information for the proposed combination of Cemtrex and Key Tronic, all of which we encourage you to review.

What Percentage of Cemtrex’s Shares Will Former Holders of Shares of Key Tronic Common Stock Own After the Offer?

Based on the exchange ratio for the offer and certain assumptions regarding the number of Key Tronic shares to be exchanged, Cemtrex estimates that if all Key Tronic shares are exchanged pursuant to the offer, former Key Tronic stockholders would own, in the aggregate, approximately 51.2% of the outstanding shares of Cemtrex common stock and, on a voting basis together with holders of Cemtrex’s common stock, series A preferred stock and series 1 preferred stock, approximately 23.5% of the total voting shares of Cemtrex. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer – Ownership of Cemtrex After the Offer.”

How Long Do I Have to Decide Whether to Tender in the Offer?

You have until 5:00 p.m., Eastern time, on _____, October __, 2017 to decide whether to tender your shares in the offer unless Cemtrex extends the period of time during which the offer is open. If you cannot deliver everything required to make a valid tender to Continental Stock Transfer & Trust Company, the exchange agent for the offer, prior to such time, you may be able to use a guaranteed delivery procedure to tender your shares in the offer, which is described in “The Offer – Guaranteed Delivery.” When Cemtrex makes reference to the “expiration of the offer” or the “expiration date” anywhere in this prospectus, this is the time to which Cemtrex is referring, including, when applicable, any extension period that may apply.

Can the Offer Be Extended and Under What Circumstances?

Cemtrex may, in its sole discretion, extend the offer at any time or from time to time. For instance, the offer may be extended if any of the conditions specified in “The Offer – Conditions of the Offer” are not satisfied prior to the scheduled expiration date of the offer. Cemtrex may also elect to provide a “subsequent offering period” for the offer. A subsequent offering period is not an extension of the offer. Rather, a subsequent offering period would be an additional period of time, beginning after Cemtrex has accepted for exchange all shares tendered during the offer, during which stockholders who did not tender their shares in the offer may tender their shares and receive the same consideration provided in the offer. Cemtrex does not currently intend to include a subsequent offering period, although it reserves the right to do so.

6

How Will I Be Notified if the Offer is Extended?

If Cemtrex decides to extend the offer, it will inform the exchange agent of that fact and will make a public announcement of the extension, not later than 9:00 a.m., Eastern time, on the business day after the day on which the offer was scheduled to expire.

How Do I Tender My Shares?

To tender shares, you must deliver the certificates representing your shares, together with a properly completed and duly executed letter of transmittal, to the exchange agent not later than the time the offer expires. If your shares are held in street name by your broker, dealer, commercial bank, trust company or other nominee, such nominee can tender your shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the exchange agent for the offer prior to the expiration of the offer, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the exchange agent within three business days after the expiration of the offer. However, the exchange agent must receive the missing items within that three business day period. For a complete discussion on the procedures for tendering your shares, see “The Offer – Procedure for Tendering” and “The Offer – Guaranteed Delivery.”

Will I Have to Pay any Fee or Commission to Exchange Shares of Key Tronic Common Stock?

If you are the record owner of your shares and you tender your shares in the offer, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, they may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Until What Time Can I Withdraw Tendered Shares?

You can withdraw tendered shares at any time until the offer has expired and, if Cemtrex has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange. If Cemtrex decides to provide a subsequent offering period, it will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. For a complete discussion on the procedures for withdrawing your shares, see “The Offer – Withdrawal Rights.”

How Do I Withdraw Tendered Shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the exchange agent for the offer, while you have the right to withdraw the shares. If you tendered shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your shares. For a complete discussion on the procedures for withdrawing your shares, see “The Offer – Withdrawal Rights.”

When and How Will I Receive the Cemtrex Shares for My Tendered Shares?

Cemtrex will exchange all validly tendered and not properly withdrawn shares promptly after the expiration date of the offer, subject to the terms of the offer and the satisfaction or waiver of the conditions to the offer, as set forth in “The Offer – Conditions of the Offer.” Cemtrex will exchange your validly tendered and not properly withdrawn shares by depositing shares of Cemtrex common stock with the exchange agent, which will act as your agent for the purpose of receiving shares from Cemtrex and transmitting such shares to you. In all cases, exchange of tendered shares will be made only after timely receipt by the exchange agent of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer – Procedure for Tendering”) and a properly completed and duly executed letter of transmittal and any other required documents for such shares.

7

If I Decide Not to Tender, How Will the Offer Affect My Shares?

If the offer is consummated, the number of Key Tronic shareholders and the number of shares of Key Tronic that are still in the hands of the public may be so small that there may no longer be an active public trading market, or, possibly, any public trading market, for these shares, which may affect prices at which the shares trade. Also, as described below, Key Tronic may cease making filings with the SEC or otherwise cease being subject to the SEC rules relating to publicly held companies. See “The Offer – Effect of the Offer on the Market for Shares of Key Tronic Common Stock; Registration Under the Exchange Act; Margin Regulations” and “The Offer – Purpose of the Offer; Dissenters’ Rights.”

What is the Impact of Washington’s Business Combination Statute on the Offer?

Because Key Tronic is organized under the laws of Washington, the state’s business combination statute (Wash. Rev. Code Sections 23B.19.010 to 23B.19.050) would apply to an acquisition of Key Tronic’s shares. If Cemtrex acquires 10% or more of the outstanding shares of Key Tronic common stock in the exchange offer, the business combination statute would prohibit Cemtrex from engaging, for a five-year period following the consummation of the offer, in a merger or any other business combination with Key Tronic. However, this prohibition would not apply if any of the following occur: (1) Key Tronic’s board approves either the 10% acquisition or a proposed business combination, in each case before Cemtrex acquires the 10% interest, (2) a business combination following Cemtrex’s acquisition of 10% is approved by the Key Tronic board of directors and unaffiliated owners of two-thirds of the outstanding shares, or (3) on consummation of the offer, Cemtrex acquires at least 90% of Key Tronic’s shares outstanding at the time the offer was commenced. As a result of this statute, if Cemtrex does not acquire a significant interest in Key Tronic through this offer or otherwise obtain Key Tronic board approval, it may be restricted from engaging in a second-step merger with Key Tronic to remove shareholders who did not tender their shares in the offer. Additionally, if Cemtrex purchases further shares of Key Tronic common stock directly from its shareholders following consummation of the offer, the fair price provisions under Washington law may apply to these purchases. See “The Offer – Certain Legal Matters; Regulatory Approvals – Washington Business Combination Statute.”

Are Dissenters’ Rights Available in the Offer?

Dissenters’ rights are the rights of stockholders, in certain cases, to receive “fair value” for their shares, plus accrued interest, as determined by a statutorily-prescribed process, which may include a judicial appraisal process. Dissenters’ rights are not available in the exchange offer. See “The Offer – Purpose of the Offer; Dissenters’ Rights.”

What is the Market Value of My Shares of Key Tronic Common Stock as of a Recent Date?

On September 1, 2017, the last full trading day before Cemtrex announced its intention to commence this offer, the closing price of a share of common stock of Key Tronic as traded on the Nasdaq Global Market was $7.01. On September __, 2017, the last full trading day before the date of this prospectus, the closing price of a share of Key Tronic common stock was $___. Cemtrex advises you to obtain a recent quotation for the Key Tronic common stock before deciding whether to tender your shares.

Why Does the Cover Page to this Prospectus State that the Offer is Subject to Change and that the Registration Statement Filed with the SEC is Not Yet Effective? Does this Mean that the Offer has not Commenced?

No. Completion of this preliminary prospectus and effectiveness of the registration statement are not necessary for the offer to commence. We cannot, however, accept for exchange any shares tendered in the offer or exchange any shares of Key Tronic common stock until the registration statement is declared effective by the SEC and the other conditions to the offer have been satisfied or, to the extent legally permissible, waived.

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Where Can I Find More Information on Cemtrex and Key Tronic?

You can find more information about Cemtrex and Key Tronic from various sources described in the section captioned “Where You Can Find More Information.”

Who Can I Talk to If I Have Questions About the Offer?

You can call Okapi Partners LLC, the information agent for the offer, at the numbers below.

The information agent for the offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (855) 208-8901

Email: cemtrex@okapipartners.com

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WHERE YOU CAN FIND MORE INFORMATION

Cemtrex and Key Tronic file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Cemtrex and Key Tronic file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Cemtrex’s and Key Tronic’s public filings also are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

Cemtrex has filed a registration statement on Form S-4 to register with the SEC the offering and sale of shares of Cemtrex common stock to be issued in the offer. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. For further information, reference is made to the registration statement and its exhibits. Cemtrex may also file amendments to the registration statement. In addition, on September __, 2017, Cemtrex filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer, and Cemtrex may also file amendments to the Schedule TO. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus.

The SEC allows Cemtrex to incorporate information into this prospectus “by reference,” which means that Cemtrex can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Key Tronic and Cemtrex have previously filed with the SEC. These documents contain important information about Key Tronic and Cemtrex and each company’s respective financial condition.

Key Tronic Filings (File No. 000-11559):

Key Tronic Filing	Period

Annual Report on Form 10-K (except for the report of Key Tronic’s independent public accountants contained therein which is not incorporated herein by reference because the consent of Key Tronic’s independent public accountants has not yet been obtained nor has exemptive relief under Rule 437, promulgated under the Securities Act, been granted to Cemtrex by the SEC)	Fiscal year ended July 2, 2016, as filed on September 9, 2016

The description of Key Tronic’s common stock set forth in Key Tronic’s Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description	As filed on April 13, 1984

Definitive Proxy Statement on Schedule 14A	Filed on September 16, 2016

Quarterly Reports on Form 10-Q	●	Fiscal quarter ended October 1, 2016, as filed on November 10, 2016
	●	Fiscal quarter ended December 31, 2016, as filed on February 9, 2017
	●	Fiscal quarter ended April 1, 2017, as filed on May 4, 2017

Current Reports on Form 8-K	Filed on:
	●	July 29, 2016
	●	October 31, 2016
	●	August 22, 2017

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Cemtrex Filings (File No. 001-37464):

Cemtrex Filing	Period

Annual Report on Form 10-K	Fiscal year ended September 30, 2016, as filed on December 28, 2016

Preliminary Information Statement on Schedule 14C	As filed on July 31, 2017

Definitive Proxy Statement on Schedule 14A	Filed on January 30, 2017

Quarterly Reports on Form 10-Q	●	Fiscal quarter ended December 31, 2016, as filed on February 14, 2017
	●	Fiscal quarter ended March 31, 2017, as filed on May 11, 2017
	●	Fiscal quarter ended June 30, 2017, as filed on August 14, 2017

Current Reports on Form 8-K	Filed on:
	●	November 4, 2016
	●	November 9, 2016
	●	November 17, 2016
	●	November 29, 2016
	●	December 27, 2016
	●	January 24, 2017
	●	February 3, 2017
	●	February 10, 2017
	●	March 1, 2017
	●	March 7, 2017

Cemtrex hereby incorporates by reference additional documents that it and Key Tronic may file with the SEC between the date of this prospectus and the expiration date of the offer (or the date that the offer is terminated). These include, but are not limited to, periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements. For the avoidance of doubt, information furnished pursuant to Item 2.02 or 7.01 of any current report on Form 8-K shall not be deemed incorporated herein or otherwise to form a part hereof.

You may obtain any of the documents incorporated by reference upon request to the information agent at its address or telephone number set forth on the back cover of this prospectus or from the SEC at the SEC’s internet website provided above.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM CEMTREX, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN OCTOBER __, 2017 TO RECEIVE THEM BEFORE THE EXPIRATION DATE OF CEMTREX’S OFFER. This prospectus is accompanied by the latest Form 10-K and Form 10-Q for each of Cemtrex and Key Tronic. If you request any other incorporated documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS IN MAKING YOUR DECISION WHETHER TO TENDER YOUR SHARES OF KEY TRONIC COMMON STOCK INTO CEMTREX’S OFFER. CEMTREX HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED SEPTEMBER ___, 2017. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SHARES OF CEMTREX COMMON STOCK IN CEMTREX’S OFFER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

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NOTE ON KEY TRONIC INFORMATION

In respect of information relating to Key Tronic’s business, operations and management presented in, or omitted from, this prospectus, Cemtrex has relied upon publicly available information, primarily information publicly filed by Key Tronic with the SEC. Information publicly filed by Key Tronic may be examined and copies may be obtained at the places and in the manner set forth in the section captioned “Where You Can Find More Information.” Cemtrex is not affiliated with Key Tronic, and non-public information concerning Key Tronic was not available to Cemtrex for the purpose of preparing this prospectus. Key Tronic has not cooperated with Cemtrex in, and has not been involved in, the preparation of this prospectus and has not verified the information contained in this prospectus relating to Key Tronic. Publicly available information concerning Key Tronic may contain errors. Cemtrex has no knowledge that would indicate that any statements contained herein regarding Key Tronic’s operations, financial condition or condition in general, based upon such publicly filed reports and documents, are inaccurate, incomplete or untrue. However, Cemtrex was not involved in the preparation of such reports and documents. As a result, Cemtrex has made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus which have necessarily involved estimates with respect to Key Tronic’s financial information. Any financial or other information regarding Key Tronic that may be detrimental to Cemtrex following the acquisition of Key Tronic that has not been publicly disclosed by Key Tronic, or errors in estimates due to fact that Key Tronic did not cooperate with Cemtrex, may have an adverse effect on the benefits Cemtrex expects to achieve through the consummation of the offer.

Pursuant to Rule 409 under the Securities Act and Rule 12b-21 under the Exchange Act, Cemtrex has requested that Key Tronic provide Cemtrex with the information required to furnish complete disclosure regarding the business, operations, financial condition and management of Key Tronic. Cemtrex will amend or supplement this prospectus to include any and all information Cemtrex receives from Key Tronic, if Cemtrex receives the information before the offer expires and Cemtrex considers it to be material, reliable and appropriate. As of the date of this prospectus, no such information has been received.

In addition, pursuant to Rule 437 under the Securities Act, Cemtrex will request that (i) Key Tronic cooperate in obtaining the consent of its independent public accountants and (ii) Key Tronic’s independent public accountants provide Cemtrex with their consent required for Cemtrex to include in this prospectus the audit report included in Key Tronic’s annual report on Form 10-K for the fiscal year ended July 2, 2016. Cemtrex has not received this consent from Key Tronic’s independent public accountants as of the date of this prospectus. If Cemtrex receives this consent, Cemtrex will promptly file it as an exhibit to the registration statement of which this prospectus forms a part.

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SUMMARY

This summary highlights selected information from this prospectus, and may not contain all of the information that is important to you. To better understand the offer to holders of shares of Key Tronic common stock, you should read this entire prospectus carefully, as well as those additional documents to which Cemtrex refers you. You may obtain the information incorporated by reference into this prospectus by following the instructions in the section captioned “Where You Can Find More Information.”

The Companies

Cemtrex

Cemtrex is a rapidly growing diversified technology company operating in a wide array of business segments providing solutions to meet today’s industrial and manufacturing challenges. Cemtrex provides manufacturing services of advanced electronics system assemblies, broad-based industrial services, instruments and emission monitors for industrial processes, and industrial air filtration and environmental control systems. Cemtrex’s operations are currently divided into two market groups – the Electronics Manufacturing Services (EMS) group and the Industrial Products and Services (IPS) group. Cemtrex’s primary objective centers on achieving above-average returns on capital in pursuit of maximizing the eventual net worth of its stockholders.

Cemtrex is a Delaware corporation with principal executive offices at 19 Engineers Lane, Farmingdale, New York 11735. The telephone number of Cemtrex’s executive offices is (631) 756-9116. In this prospectus, references to “Cemtrex” refer to Cemtrex and its subsidiaries, unless the context otherwise requires.

The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Cemtrex and certain other information are set forth on Schedule I to this prospectus. During the last five years, neither Cemtrex nor, to Cemtrex’s best knowledge, any of the persons listed on Schedule I of this prospectus (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Additional information about Cemtrex and its subsidiaries is included in documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 10.

Key Tronic

Key Tronic focuses on contract manufacturing for a wide range of products. Its unique strategic attributes are based on its core strengths of innovative design and engineering expertise in electronics, mechanical engineering, sheet metal fabrication and stamping, and precision plastics combined with high-quality, low-cost production, and assembly on an international basis. Key Tronic is a strong competitor in the EMS market.

Key Tronic is a Washington corporation with principal executive offices at 4424 North Sullivan Road, Spokane Valley, Washington 99216. The telephone number of Key Tronic’s executive offices is (509) 928-8000.

Additional information about Key Tronic and its subsidiaries is included in documents incorporated by reference in this prospectus. See the section entitled “Where You Can Find More Information” beginning on page 10.

The Offer

Cemtrex is offering to exchange, for each outstanding share of Key Tronic common stock that is validly tendered and not properly withdrawn prior to the expiration date, one share of Cemtrex common stock, upon the terms and subject to the conditions contained in this prospectus and the accompanying letter of transmittal.

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On September 1, 2017, the last full trading day before Cemtrex announced its intention to commence this offer, the closing price of a share of Cemtrex common stock was $3.00 and the closing price of a share of Key Tronic common stock was $7.01.

The value of the offer will change as the market prices of Cemtrex common stock and Key Tronic common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Cemtrex common stock. Stockholders are encouraged to obtain current market quotations for shares of Cemtrex and Key Tronic common stock prior to making any decision with respect to the offer. See “Risk Factors” and “Comparative Market Price Data.”

Reasons for the Offer

While Cemtrex is also in the EMS business similar to Key Tronic, Cemtrex’s EMS business is engaged in designing, prototyping and manufacturing electronic components in the most advanced and cutting-edge technologies that are poised for significant growth in the coming years. Cemtrex believes that there is a once-in-a-generation market opportunity in a variety of electronics markets from the “Internet of Things,” wearables, automotive electronics for driverless cars and advanced robotic medical devices to autonomous industrial manufacturing that will enable a half a trillion dollar electronics market opportunity over the coming decade globally. Cemtrex already has a foothold in these technologies through its German manufacturing operations and, with the combined scale of Key Tronic, Cemtrex believes that the collective company could rapidly capitalize on all of these market opportunities to become a leading market provider for the most advanced electronic technologies around the world. Cemtrex – together with Key Tronic as its subsidiary – will have greater momentum in securing a large market share of these technologies as these markets develop.

Cemtrex management is growth-oriented and entrepreneurial and is looking to build a global market-leading company through accretive and strategic acquisitions. Over the last five years, Cemtrex has delivered solid returns for its stockholders while Key Tronic has failed to realize much stockholder value at all. Cemtrex believes that under the leadership of Cemtrex, Key Tronic can be repositioned to deliver significantly greater results for its stockholders over the next five years. Cemtrex believes the proposed combination of the two companies is financially superior as compared to each company continuing to operate independently for the following reasons:

(1)	Strong Track Record of Financial Growth. While Cemtrex posted lower annual revenues than Key Tronic in its last fiscal year, Cemtrex realized net income of $5.0 million, while Key Tronic recognized net income of just $5.6 million, which is not substantially higher than Cemtrex given Key Tronic’s larger revenues. In addition, in its last fiscal year, Cemtrex realized net income of $0.58 per share, whereas Key Tronic recognized net income of only $0.51 per share. For these reasons, the difference in the stock prices of the two companies should not be the primary basis for assessing each company’s inherent value. Cemtrex has demonstrated a track record of growth over the last five years while Key Tronic has significantly underperformed. Cemtrex has achieved an average return on equity (which is the amount of net income returned as a percentage of stockholders’ equity) of over 75% over the last five years while Key Tronic has achieved 9.7%. Cemtrex believes that with the acquisition of Key Tronic, it may be able to achieve a higher than 10% return on equity over the long term.

(2)	Outperformance of Cemtrex’s Common Stock Price. Cemtrex’s common stock price has outperformed Key Tronic’s stock over the last five years, resulting in a 149% return on Cemtrex’s common stock price and a loss of 35% on Key Tronic’s common stock price during that time.

(3)	Positioning in High Growth Markets. Cemtrex’s strategy over the last several years has been to position its business in high growth markets while seeking out strategic acquisitions along the way to deliver maximum value for its stockholders. This strategy was highly effective over the last five years with Cemtrex’s tangible book value per share increasing over 1,900%. Cemtrex’s plan is to continue positioning itself in fast growing markets and making strategic acquisitions.

(4)	Efficiencies of a Holding Company Structure with Shared Financing. Assuming Cemtrex acquires a majority interest in Key Tronic, Cemtrex intends to continue running Key Tronic as a wholly-owned subsidiary keeping the existing organizational structure largely intact. Cemtrex would work with existing competent and experienced management to shift the strategy for higher long-term growth and ensure adequate resources are provided to achieve our goals. Management would be able to focus on efficiently operating the business instead of issues related to being a public entity. Cemtrex’s holding company structure would allow surplus cash generated by its subsidiaries, including Key Tronic, to be channeled by the parent for reallocation in pursuit of attaining high risk-adjusted returns. In addition, as Key Tronic’s parent, Cemtrex could provide financing, on an opportunistic basis, which could be applied toward acquiring other technology businesses.

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(5)	Cost Savings, Operational Synergies and Stockholder Liquidity. Cemtrex estimates there would be approximately $5 million to $7 million in annual increased profit for Key Tronic if it was operated by Cemtrex management as a subsidiary of Cemtrex. The elimination of substantial public company costs would eventuate into material savings in expenses. There would be other opportunities for savings from operational synergies and shedding low-value cost centers. There would be an increase in gross margins and revenues for Key Tronic as it would enter into Cemtrex’s cutting edge technology customer base. Cemtrex believes the reduction of expenses would increase cash flows, representing, in turn, a discernible basis for a higher valuation for the combined company. Cemtrex’s and Key Tronic’s EMS operations are currently in different locations, and the acquisition of Key Tronic by Cemtrex would give each company access to the other’s customer base and a more extensive market area. In light of these reasons, Cemtrex also believes that its acquisition of Key Tronic would result in a larger combined market capitalization, which would enhance stockholder liquidity and, therefore, reduce transaction costs for stockholders wishing to enter or exit the stock.

(6)	Participation in Cemtrex’s Growth Story and Long-Term Benefits. Most importantly, Cemtrex is proposing to issue its common stock to Key Tronic stockholders in the exchange offer to allow them to participate in the anticipated growth and opportunities of the combined company. Cemtrex believes that joining the companies would improve the diversity of operations, earning power and reinvestment of cash flows for growth. Accordingly, Cemtrex believes that the combination of Cemtrex and Key Tronic would have significant long-term benefits because the combined entity would increase intrinsic business value per share for stockholders at a higher rate than they would get with Key Tronic continuing to operate as it has in the past.

Cemtrex believes its business model and financial resources would construct an optimal platform for the combined company to create long-term value for all stockholders.

Ownership of Cemtrex After the Offer

Based on the exchange ratio for the offer and certain assumptions regarding the number of Key Tronic shares to be exchanged, Cemtrex estimates that if all Key Tronic shares are exchanged pursuant to the offer, former Key Tronic stockholders would own, in the aggregate, approximately 51.2% of the outstanding shares of Cemtrex common stock and, on a voting basis together with holders of Cemtrex’s common stock, series A preferred stock and series 1 preferred stock, approximately 23.5% of the total voting shares of Cemtrex. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer – Ownership of Cemtrex After the Offer.”

Conditions of the Offer

Cemtrex’s obligation to exchange shares of Cemtrex common stock for shares of Key Tronic common stock pursuant to the offer is subject to several conditions referred to below under “The Offer – Conditions of the Offer,” including the registration statement condition and the stockholder approval condition.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., Eastern time, on _____, October __, 2017, unless extended by Cemtrex. For more information, you should read the discussion below under the caption “The Offer – Extension, Termination and Amendment.”

Extension, Termination and Amendment

To the extent legally permissible, Cemtrex reserves the right, in its sole discretion, at any time or from time to time:

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●	to extend, for any reason, the period of time during which the offer is open;

●	to delay acceptance for exchange of, or exchange of, any shares of Key Tronic common stock pursuant to the offer in order to comply in whole or in part with applicable law;

●	to terminate the offer and not accept or exchange any shares of Key Tronic common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date;

●	to amend or terminate the offer without accepting for exchange or exchanging any shares of Key Tronic common stock if Key Tronic agrees to enter into a negotiated merger agreement with Cemtrex; and

●	to waive any condition or otherwise amend the offer in any respect.

In addition, even if Cemtrex has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of Key Tronic common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Procedure for Tendering Shares

The procedure for tendering shares of Key Tronic common stock varies depending on whether you possess physical certificates or a nominee holds your certificates for you and on whether or not you hold your securities in book-entry form. Cemtrex urges you to read the section captioned “The Offer – Procedure for Tendering” as well as the accompanying letter of transmittal.

Withdrawal Rights

You can withdraw tendered shares at any time until the offer has expired and, if Cemtrex has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange. If Cemtrex decides to provide a subsequent offering period, it will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period.

Exchange of Shares of Key Tronic Common Stock; Delivery of Shares of Cemtrex Common Stock

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Cemtrex will accept for exchange, and will exchange for Cemtrex common stock, all shares of Key Tronic common stock validly tendered and not properly withdrawn promptly after the expiration date. If Cemtrex elects to provide a subsequent offering period following the expiration of the offer, shares tendered during such subsequent offering period will be accepted for exchange immediately upon tender and will be promptly exchanged.

Regulatory Approvals

Based on publicly available information concerning Key Tronic’s operations, Cemtrex does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the proposed transaction, and is not aware of any other material filings that will be required or advisable with any regulatory authorities in connection with the proposed transaction.

Comparison of Stockholders’ Rights

You will receive Cemtrex common stock if you tender your shares of Key Tronic common stock in the offer. There are a number of differences between the rights of a common stockholder of Key Tronic, a Washington corporation, and the rights of a common stockholder of Cemtrex, a Delaware corporation. Cemtrex urges you to review the discussion in the section captioned “Comparison of Stockholders’ Rights.”

Risk Factors

The offer is, and, upon the consummation of the offer, the combined company will be, subject to several risks. In deciding whether to tender your shares of Key Tronic common stock pursuant to the offer, you should carefully read and consider the risk factors contained in the section captioned “Risk Factors.”

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FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe Cemtrex’s objectives, plans or goals are forward-looking. Cemtrex’s forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding Cemtrex and Key Tronic and projections regarding their performance as a combined company. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict, including those discussed below. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. In particular, forward-looking statements as to Cemtrex’s financial and business performance (including cost savings and other synergies) following the proposed acquisition of Key Tronic should be qualified by the absence of any opportunity for Cemtrex to perform comprehensive due diligence on Key Tronic. These forward-looking statements might have been significantly different had such due diligence been performed. Readers of this prospectus are cautioned not to place undue reliance on forward-looking statements since, while Cemtrex believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this prospectus and the material accompanying this prospectus.

RISK FACTORS

Risk Factors Relating to the Offer

The exchange ratio for the offer is fixed and will not be adjusted. Because the market price of shares of Cemtrex common stock may fluctuate, Key Tronic stockholders cannot be sure of the market value of the shares of Cemtrex common stock that they will receive in the offer.

Each outstanding share of Key Tronic common stock that is validly tendered and not properly withdrawn prior to the expiration date will be exchanged for one share of Cemtrex common stock upon consummation of the offer. This exchange ratio is fixed and will not be adjusted in case of any increases or decreases in the price of Cemtrex common stock or Key Tronic common stock. If the price of Cemtrex common stock declines (which may occur as a result of a number of reasons (many of which are out of Cemtrex’s control), including as a result of the risks described in this “Risk Factors” section), Key Tronic stockholders will still receive the same value for their shares in the offer than the value calculated pursuant to the exchange ratio on the last full trading day before Cemtrex announced its intention to commence the offer. Because the offer may not be completed until a number of conditions have been satisfied or waived (see “The Offer – Conditions of the Offer”), a significant period of time may pass between the commencement of the offer and the time that Cemtrex accepts shares of Key Tronic common stock for exchange. You will not know the exact market value of the shares of Cemtrex common stock that will be issued to you if Cemtrex accepts your shares for exchange. Key Tronic stockholders are urged to obtain current market quotations for Cemtrex common stock and Key Tronic common stock when they consider whether to tender their shares of Key Tronic common stock pursuant to the offer.

This transaction may adversely affect the liquidity and value of non-tendered Key Tronic common stock.

In the event that not all of the shares of Key Tronic common stock are tendered in the offer and Cemtrex accepts for exchange those shares tendered into the offer, the number of stockholders and the number of shares of Key Tronic common stock held by individual holders will be greatly reduced. As a result, the closing of the offer would adversely affect the liquidity and could also adversely affect the market value of the remaining shares of Key Tronic common stock held by the public. Following the closing of the offer, the Key Tronic common stock may cease to be traded on the Nasdaq Global Market. If this were to occur, shares of Key Tronic common stock not tendered pursuant to the offer may become illiquid and may be of reduced value. See “The Offer – Plans for Key Tronic.”

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Cemtrex has only conducted a review of Key Tronic’s publicly available information and has not had access to Key Tronic’s non-public information. Therefore, Cemtrex may be subject to unknown liabilities of Key Tronic which may have a material adverse effect on Cemtrex’s profitability and results of operations.

To date, Cemtrex has only conducted a due diligence review of Key Tronic’s publicly available information. As a result, after the consummation of the offer, Cemtrex may be subject to unknown liabilities of Key Tronic, which Cemtrex might have otherwise discovered if Cemtrex had been able to conduct a complete due diligence review of Key Tronic’s non-public information. Any such unknown liabilities may have a material adverse effect on Cemtrex’s profitability and results of operations.

Cemtrex’s verification of the reliability of the Key Tronic information included in, or omitted from, this prospectus pursuant to Cemtrex’s due diligence review of Key Tronic has been limited by the fact that Key Tronic has not provided Cemtrex with the accounting and other records necessary for Cemtrex to fully assess the financial and operating condition of Key Tronic.

In respect of all information relating to Key Tronic presented in, or omitted from, this prospectus, Cemtrex has relied upon publicly available information, including information publicly filed by Key Tronic with the SEC. Although Cemtrex has no knowledge that would indicate that any statements contained herein regarding Key Tronic’s condition, including its financial or operating condition, based upon such publicly filed reports and documents, are inaccurate, incomplete or untrue, Cemtrex was not involved in the preparation of such reports and documents. For example, Cemtrex made adjustments and assumptions in preparing the pro forma financial information presented in this prospectus that have necessarily involved Cemtrex’s estimates with respect to Key Tronic’s financial information. Any financial, operating or other information regarding Key Tronic that may be detrimental to Cemtrex following Cemtrex’s acquisition of Key Tronic that has not been publicly disclosed by Key Tronic, or errors in Cemtrex’s estimates due to the fact that Key Tronic did not cooperate with Cemtrex, may have an adverse effect on the benefits Cemtrex expects to achieve through the consummation of the offer.

The achievement of any of the advantages of combining the companies’ businesses, if such occurs, will depend in large part on the successful integration of their operations, as to which no assurance can be given that these goals can be attained.

The achievement of any of the advantages of combining the businesses of Cemtrex and Key Tronic, if such occurs, will depend in large part on the successful integration of the operations of the companies, including the structuring of personnel and operational responsibilities to achieve more efficiency and to exploit the relationships between the companies’ businesses. However, no assurance can be given that such goals can be attained, that revenues from customers will not be lost as a result of an integration of the companies or changes in the companies’ sales, service or support policies following the transaction or that a combined company will be able to attain stockholder values greater than if the companies operated independently.

The market price of Cemtrex common stock may decline as a result of the offer, and Cemtrex common stock could be delisted from the Nasdaq Capital Market.

The market price of Cemtrex common stock may decline as a result of the offer if:

●	after completion of the acquisition of Key Tronic, Cemtrex learns of information with respect to Key Tronic that prevents Cemtrex from making the certifications required by the Sarbanes-Oxley Act of 2002, which would reduce investors’ confidence in Cemtrex’s reporting capabilities with respect to Key Tronic’s business;

●	Cemtrex does not achieve the expected benefits of the acquisition of Key Tronic as rapidly or to the extent anticipated by investors; or

●	the effect of Cemtrex’s acquisition of Key Tronic on Cemtrex’s financial results is not consistent with the expectations of investors.

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In connection with the offer, Cemtrex estimates that it will issue up to approximately 10,759,680 shares of its common stock. The increase in the number of shares of Cemtrex common stock issued may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Cemtrex common stock.

In addition, there can be no assurance that Cemtrex common stock will continue to meet the requirements for listing on the Nasdaq Capital Market. If Cemtrex common stock were to be delisted from the Nasdaq Capital Market, the public trading market for Cemtrex common stock, and your ability to sell your common stock, would be adversely affected.

The offer could trigger provisions contained in Key Tronic’s agreements that could permit a counter-party to an agreement with Key Tronic to terminate that agreement.

Because Cemtrex has not had the opportunity to review Key Tronic’s non-public information, there may be agreements to which Key Tronic is a party, including with its network of brokers and franchisees, that permit a counter-party to terminate an agreement because the offer would cause a default or violate an anti-assignment, change of control or similar clause. If this happens, Cemtrex may have to seek to replace that agreement with a new agreement. Cemtrex cannot assure you that it will be able to replace a terminated agreement on comparable terms or at all. Depending on the importance of a terminated agreement to Key Tronic’s business, failure to replace that agreement on similar terms or at all may increase the costs to Cemtrex of operating Key Tronic’s business or prevent Cemtrex from operating part or all of Key Tronic’s business.

Antitrust authorities may attempt to delay or prevent Cemtrex’s acquisition of Key Tronic or may require divestitures.

Based on publicly available information concerning Key Tronic’s operations, Cemtrex does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the proposed transaction, and is not aware of any other material filings that will be required with any regulatory authorities in connection with the proposed transaction. Cemtrex cannot provide any assurance that any necessary approvals will be obtained or that there will not be any adverse consequences to Cemtrex’s or Key Tronic’s business resulting from the failure to obtain any required regulatory approvals or from conditions that could be imposed in connection with obtaining any such approvals, including divestitures or other operating restrictions upon Key Tronic or the combined company. The offer is conditioned upon the receipt from all antitrust authorities of approval and/or clearance, without any adverse limitations or restrictions, of Cemtrex’s acquisition of Key Tronic and no court or other governmental authority prohibiting the consummation of the offer. You should be aware that any required regulatory approvals may not be obtained in time and could result in a significant delay in the consummation of the offer.

Upon your receipt of shares of Cemtrex common stock in the offer, you will become a common stockholder in Cemtrex, a Delaware corporation, which will change some of the rights and privileges you hold as a common stockholder of Key Tronic, a Washington corporation.

Cemtrex is a Delaware corporation and is governed by the laws of the State of Delaware and by its certificate of incorporation and bylaws. The General Corporation Law of the State of Delaware, referred to as the “DGCL,” extends to stockholders rights and privileges that may not exist under Washington law and, conversely, does not extend other rights and privileges that you may have as a stockholder of a company governed by Washington law, for example Washington law requires that stockholder actions by written consent are unanimous and that a special meeting be held for removal of directors by stockholders, while the DGCL does not contain the same requirements. The directors of a Delaware corporation may elect to adopt provisions that have the effect of discouraging a third party from acquiring control of the corporation. These provisions could limit the price that some investors might be willing to pay in the future for shares of Cemtrex common stock. These Delaware provisions may also have the effect of discouraging or preventing transactions involving an actual or a threatened change in control of Cemtrex’s company, including unsolicited takeover attempts, even though such a transaction may offer Cemtrex’s stockholders the opportunity to sell their shares of Cemtrex common stock at a price above the prevailing market price. For a detailed discussion of the rights of Cemtrex common stockholders versus the rights of Key Tronic common stockholders, see the section captioned “Comparison of Stockholders’ Rights.”

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Risk Factors Relating to Cemtrex’s Business

There is no guarantee that cash flow from operations and/or debt and equity financings will provide sufficient capital to meet Cemtrex’s expansion goals and working capital needs.

Cemtrex’s current strategic plan includes the expansion of Cemtrex both organically and through acquisitions if market conditions and competitive conditions allow. Due to the long-term nature of investments in acquisitions and other financial needs to support organic growth, including working capital, Cemtrex expects its long-term and working capital needs to periodically exceed the short-term fluctuations in cash flow from operations. Accordingly, Cemtrex anticipates that it will likely raise additional external capital from the sale of common stock, preferred stock and debt instruments as market conditions may allow, in addition to cash flow from operations to fund Cemtrex’s growth and working capital needs. To the extent that Cemtrex’s internally-generated cash flow is insufficient to meet Cemtrex’s needs, it is subject to uncertain and ever-changing debt and equity capital market conditions over which it has no control. The magnitude and the timing of the funds that Cemtrex needs to raise from external sources also cannot be easily predicted.

In the event that Cemtrex needs to raise significant amounts of external capital at any time or over an extended period, Cemtrex faces a clear risk that it may need to do so under adverse capital market conditions with the result that persons who acquire Cemtrex common stock may incur significant and immediate dilution should Cemtrex raise capital from the sale of its common or preferred stock. Similarly, Cemtrex may need to meet its external capital needs from the sale of secured or unsecured debt instruments at interest rates and with such other debt covenants and conditions as the market then requires. In all of these transactions Cemtrex anticipates that it will likely need to raise significant amounts of additional external capital to support its growth. However, there can be no guarantee that it will be able to raise external capital on terms that are reasonable in light of current market conditions. In the event that Cemtrex is not able to do so, those who acquire Cemtrex common stock may face significant and immediate dilution and other adverse consequences. Further, debt covenants contained in debt instruments that Cemtrex issue may limit its financial and operating flexibility with consequent adverse impact on its common stock market prices.

Cemtrex has substantial debt which could adversely affect its ability to raise additional capital to fund operations and prevent Cemtrex from meeting its obligations under outstanding indebtedness.

As of June 30, 2017, Cemtrex’s total indebtedness was approximately $15.0 million, including a revolving line of credit of $2.8 million, convertible notes payable of $0.5 million, bank loans of $7.9 million and a mortgage for $3.8 million. Cemtrex will continue to have a significant amount of indebtedness following this offering. This substantial debt could have important consequences, including the following: (i) a substantial portion of Cemtrex’s cash flow from operations may be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for operations, future business opportunities and capital expenditures; (ii) Cemtrex’s ability to obtain additional financing for working capital, debt service requirements and general corporate purposes in the future may be limited; (iii) Cemtrex may face a competitive disadvantage to lesser leveraged competitors; (iv) Cemtrex’s debt service requirements could make it more difficult to satisfy other financial obligations; and (v) Cemtrex may be vulnerable in a downturn in general economic conditions or in its business and it may be unable to carry out activities that are important to its growth.

Cemtrex’s ability to make scheduled payments of the principal of, or to pay interest on, or to refinance indebtedness depends on and is subject to its financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond management’s control. If Cemtrex is unable to generate sufficient cash flow to service its debt or to fund its other liquidity needs, it will need to restructure or refinance all or a portion of its debt, which could impair its liquidity. Any refinancing of indebtedness, if available at all, could be at higher interest rates and may require Cemtrex to comply with more onerous covenants that could further restrict its business operations. Despite Cemtrex’s significant amount of indebtedness, it may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with its substantial debt.

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Cemtrex’s ability to secure and maintain sufficient credit arrangements is key to its continued operations and there is no assurance it will be able to obtain sufficient additional equity or debt financing in the future.

There is no assurance that Cemtrex will be able to retain or renew its credit agreements and other finance agreements in the future. In the event the business grows rapidly, the uncertain economic climate continues or Cemtrex acquires one or more other companies, additional financing resources will likely be necessary in the current or future fiscal years. As a smaller publicly-traded company, there is no assurance that Cemtrex will be able to obtain sufficient additional equity or debt financing in the future on terms that are reasonable in light of current market conditions.

Cemtrex’s sales and gross margins depend significantly on market demand for its products, as to which there can be no assurance.

The uncertainty in the U.S. and international economic and political environment could result in a decline in demand for Cemtrex’s products in any industry. Cemtrex’s gross margins are dependent upon its ability to maintain sales volumes at levels that allow it to cover our fixed costs and variable costs per unit. To the extent that one or more product lines experience a significant and protracted decline in sales volume, Cemtrex may experience significant declines in its gross margins that may result in losses. Further, any adverse changes in tax rates and laws affecting Cemtrex’s customers could result in decreases in demand of its products and thus decrease its gross margins. Any of these factors could negatively impact its business, results of operations and financial condition.

Many of Cemtrex’s existing and future customers do not commit to firm production schedules, which may result in higher fixed costs per unit for Cemtrex relative to its competitors.

Most of Cemtrex’s customers do not commit to long-term production schedules, which makes it difficult to schedule production and achieve maximum efficiency at its manufacturing facilities and to manage inventory levels. As a result, Cemtrex’s fixed costs per unit may be higher than its competitors who are able to achieve greater economies with longer production runs at lower costs per unit and, at the same time, achieve lower manufacturing costs as a result and as a result of better manufacturing scheduling.

The volume and timing of sales to Cemtrex’s customers may vary due to:

●	customers’ attempts to manage their inventory;

●	variation in demand for Cemtrex’s customers’ products design changes; or

●	acquisitions of or consolidation among customers.

Many of Cemtrex’s existing and future customers do not commit to firm production schedules. As a result, Cemtrex is unable to forecast the level of customer orders with any precision. This means that it is very difficult for Cemtrex to schedule production and maximize utilization of manufacturing capacity and manage inventory levels. This may adversely impact Cemtrex’s unit manufacturing costs so that its unit manufacturing costs may be higher than its competitors’ costs.

In these circumstances Cemtrex anticipates that it could be required to increase or decrease staffing and more closely manage other expenses in order to meet the anticipated demand of its existing and future customers. Orders from Cemtrex’s customers are subject to cancellation and delivery schedules fluctuate as a result of changes in its customers’ demand, thereby adversely affecting Cemtrex’s results of operations, and may result in higher inventory levels. Higher inventory levels cause Cemtrex to obtain greater external financing which adversely affects its financial performance.

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Cemtrex’s products could face serious competitive challenges, including rapid technological changes, and pricing pressure from competitors, which could adversely affect its business.

In the event that one or more of Cemtrex’s product lines become the subject of significant pressures from its existing and future competitors, market conditions, technological change, or any combination thereof, its sales revenues and its gross margins may suffer protracted and serious declines with the result that Cemtrex will likely incur protracted losses thereby. Further, the barriers to entry in several of Cemtrex’s lines of business are not so significant that it may be facing competition from others who see significant opportunities to enter the market and undercut Cemtrex’s prices with products that possess superior technological attributes at prices that offer Cemtrex’s customers a better value. In this instance Cemtrex could incur protracted and significant losses and persons who acquire Cemtrex’s securities would suffer losses thereby.

Factors affecting the industries that utilize Cemtrex customers’ products could negatively impact those customers and Cemtrex.

Cemtrex has no real control over these factors and to the extent that any one or more of them change dramatically, Cemtrex may face significant financial challenges that are in excess of its abilities. These factors include:

●	increased competition among Cemtrex’s customers and their competitors;

●	the inability of Cemtrex’s customers to develop and market their products;

●	recessionary periods in Cemtrex’s customers’ markets;

●	the potential that Cemtrex’s customers’ products become obsolete;

●	Cemtrex’s customers’ inability to react to rapidly changing technology; and

●	Cemtrex’s customers’ inability to pay for Cemtrex’s customers’ products, which could, in turn, affect Cemtrex’s results of operations.

Cemtrex has grown through acquisitions and is continuously looking to fund other acquisitions; Cemtrex’s failure to raise funds may have the effect of slowing down its growth and Cemtrex’s use of funds for acquisitions subjects it to acquisition-related risks.

Cemtrex intends to make acquisitions of complementary (including competitive) businesses, products and technologies. However, any future acquisitions may result in material transaction costs, increased interest and amortization expenses related to goodwill and other intangible assets, increased depreciation expense and increased operating expenses, any of which could have an adverse effect on Cemtrex’s operating results and financial position. Acquisitions will require integration of acquired assets and management into Cemtrex’s operations to realize economies of scale and control costs. Acquisitions may involve other risks, including diversion of management attention that would otherwise be available for ongoing internal development of Cemtrex’s business and risks inherent in entering markets in which Cemtrex has no or limited prior experience. Future acquisitions may also result in potentially dilutive issuances of equity securities. In addition, consummation of acquisitions may subject Cemtrex to unanticipated business uncertainties, contingent liabilities or legal matters relating to those acquired businesses for which the sellers of the acquired businesses may not fully indemnify Cemtrex. There can be no assurance that Cemtrex’s business will grow through acquisitions, as anticipated.

In December 2015, Cemtrex completed the acquisitions of Advanced Industrial Services Inc., an installer of high precision equipment, and in May 2016, the acquisition of Periscope, GmbH, an electronics manufacturing company. Cemtrex needs to raise funds to finance acquisitions and support the working capital requirements of the acquired companies. There is substantial risk that Cemtrex will only be able to raise funds that would cause substantial dilution to the existing stockholders or at terms that may be very expensive. In the past, Cemtrex has raised funds from related party loans and there can be no assurance that such related party loans will be available to Cemtrex in the future. Further, there can be no guarantee that Cemtrex will be able to raise funds in sufficient amounts in the future and on terms that are reasonable in light of Cemtrex’s current circumstances. Persons who acquire Cemtrex common stock may suffer immediate and substantial dilution and, in other instances, the total loss of their investment if Cemtrex is not able to raise sufficient funds on reasonable terms. In the event that Cemtrex is unable to raise funds in sufficient amounts and on reasonable terms, it may not be able to complete any further acquisitions and provide working capital for the completed acquisitions.

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Cemtrex could be subject to economic, political, regulatory and other risks arising from international operations.

Operating in international markets requires significant resources and management attention and will subject Cemtrex to regulatory, economic and political risks that may be different from and incremental to those in the United States. In addition to the risks that Cemtrex faces in the United States, Cemtrex’s international operations may involve risks that could adversely affect its business, including:

●	the need to adapt its content and user interfaces for specific cultural and language differences, including licensing a certain portion of Cemtrex’s content library before Cemtrex has developed a full appreciation for its performance within a given territory;

●	difficulties and costs associated with staffing and managing foreign operations;

●	management distraction;

●	political or social unrest and economic instability;

●	compliance with United States laws, such as the Foreign Corrupt Practices Act, export controls and economic sanctions, and local laws prohibiting corrupt payments to government officials;

●	unexpected changes in regulatory requirements;

●	less favorable foreign intellectual property laws;

●	adverse tax consequences such as those related to repatriation of cash from foreign jurisdictions into the United States, non-income related taxes such as value-added tax or other indirect taxes, changes in tax laws or their interpretations, or the application of judgment in determining our global provision for income taxes and other tax liabilities given inter-company transactions and calculations where the ultimate tax determination is uncertain;

●	fluctuations in currency exchange rates, which could impact revenues and expenses of Cemtrex’s international operations and expose Cemtrex to foreign currency exchange rate risk;

●	profit repatriation and other restrictions on the transfer of funds;

●	differing payment processing systems as well as consumer use and acceptance of electronic payment methods, such as payment cards;

●	new and different sources of competition;

●	different and more stringent user protection, data protection, privacy and other laws; and

●	availability of reliable broadband connectivity and wide area networks in targeted areas for expansion.

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Cemtrex’s failure to manage any of these risks successfully could harm its international operations and its overall business, as well as results of its operations.

Even though Cemtrex achieved a profit for the fiscal year ended September 30, 2016 and the nine months ended June 30, 2017, it cannot assure you that it will remain profitable and maintain a positive cash flow or, if it is profitable and has a positive cash flow, that it can sustain operations that are profitable and have a positive cash flow in the future.

Cemtrex continues to incur significant expenditures related to selling and marketing and general and administrative activities as well as capital expenditures and Cemtrex anticipates that its expenses may increase in the foreseeable future as it expands its business. Further, as a public company Cemtrex continues to incur significant legal, accounting and other expenses that it would not incur as a private company. To maintain profitability, Cemtrex will need to generate significant additional revenues with significantly improved gross margins. There can be no assurance that it will be able to maintain profitability with its existing revenues and in the future generate such additional revenues, improve its gross margins, or both of them and maintain and sustain its profitability or a positive cash flow.

While Cemtrex believes that its technology and procedures are likely proprietary, it cannot assure you that others have not or will not replicate its technology and procedures and achieve greater efficiencies and success at Cemtrex’s expense.

In that event, Cemtrex could suffer serious and protracted losses and negative cash flow thereby, its strategy has been to rely on its flexibility to develop custom engineered solutions for various applications and be responsive to customer needs. Cemtrex cannot assure you that this strategy is or will remain effective to meet these challenges.

Cemtrex may not have sufficient financial resources to defend its intellectual property rights or otherwise successfully defend against claims that it has infringed on a third party’s intellectual property and, as a result, it may adversely affect Cemtrex’s business, financial condition and results of operations.

Even if such claims are not valid, they could subject Cemtrex to significant costs. In addition, it may be necessary in the future to enforce Cemtrex’s intellectual property rights to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. Cemtrex may not have sufficient financial resources to defend its intellectual property rights or otherwise to successfully defend Cemtrex against valid or spurious claims that it infringed upon the intellectual property rights of others.

An adverse outcome in litigation or any similar proceedings could force Cemtrex to take actions that could harm its business. These include: (i) ceasing to sell products that contain allegedly infringing property; (ii) obtaining licenses to the relevant intellectual property which Cemtrex may not be able to obtain on terms that are acceptable, or at all; (iii) indemnifying certain customers or strategic partners if it is determined that Cemtrex infringed upon or misappropriated another party’s intellectual property; and (iv) redesigning products that embody allegedly infringing intellectual property. Any of these results could adversely and significantly affect Cemtrex’s business, financial condition and results of operations. In addition, the cost of defending or asserting any intellectual property claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and lead to significant and protracted losses.

Product defects could cause Cemtrex to incur significant product liability, warranty and repair and support costs and damage its reputation, which would have a material adverse effect on its business.

Although Cemtrex tests its products, defects may be discovered in future or existing products. These defects could cause Cemtrex to incur significant warranty, support and repair costs and divert the attention of research and development personnel. It could also significantly damage Cemtrex’s reputation and relationship with distributors and customers, which would adversely affect Cemtrex’s business. In addition, such defects could result in personal injury or financial or other damages to customers who may seek damages with respect to such losses. A product liability claim against Cemtrex, even if unsuccessful, would likely be time consuming and costly to defend. Cemtrex carries some product liability insurance but it cannot assure you that the amount of coverage that it carries is sufficient to insulate Cemtrex from these claims. In the event of any claim asserting product defects, Cemtrex will be directly exposed to liability for claims in excess of its coverage limits and there is a clear risk that Cemtrex and its stockholders could suffer significant and protracted losses thereby.

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The markets in which Cemtrex operates are highly competitive, and many of its competitors have significantly greater financial and managerial resources than Cemtrex does.

There is significant competition among companies that provide emissions monitoring and environmental control systems. Several companies market products that compete directly with Cemtrex’s products. Other companies offer products that potential customers may consider to be acceptable alternatives to Cemtrex’s products and services. Cemtrex faces direct competition from companies with far greater financial, technological, manufacturing and personnel resources.

Cemtrex’s results may fluctuate due to certain regulatory, marketing and competitive factors over which it has little or no control.

The factors listed below, some of which Cemtrex cannot control, may cause its revenue and results of operations to fluctuate significantly:

●	The existence and enforcement of government environmental regulations. If these regulations are not maintained or enforced then the market for Cemtrex’s products could deteriorate;

●	Retaining and keeping qualified employees and management personnel;

●	Ability to upgrade Cemtrex’s products to keep up with the changing market place requirements;

●	Ability to keep up with Cemtrex’s competitors who have much higher resources than it does;

●	Ability to find sub-suppliers and sub-contractors to assemble and install Cemtrex’s products;

●	General economic conditions of the industry and the ability of potential customers to spend money on setting up new industries that require Cemtrex’s products;

●	Ability to maintain or raise adequate working capital required for the operations and future growth; and

●	Ability to retain Cemtrex’s Chief Executive Officer and other senior key personnel.

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The loss of the services of Aron Govil and Saagar Govil for any reason would materially and adversely affect Cemtrex’s business operations and prospects.

Cemtrex’s financial success is dependent to a significant degree upon the efforts of Aron Govil, its Executive Director, and Saagar Govil, its President and Chief Executive Officer. Aron Govil, who previously served as Cemtrex’s Chairman of the Board, has knowledge regarding environmental control systems and has financial resources and business contacts that would be extremely difficult to replace. Saagar Govil possesses engineering, sales and marketing experience concerning Cemtrex that its other officers do not have. Cemtrex has not entered into employment arrangements with them. There can be no assurance that Aron Govil and Saagar Govil will continue to provide services to Cemtrex. While Saagar Govil devotes all of his working time to Cemtrex, Aron Govil devotes an average of 20 hours per week to Cemtrex and the balance of his working time is devoted to other business and investment activities. A voluntary or involuntary departure by Aron Govil and/or Saagar Govil could have a materially adverse effect on Cemtrex’s business operations if it were not able to attract a qualified replacement for them in a timely manner.

Cemtrex has a small management team. The loss of any member of its senior management and any significant failure to attract and retain qualified personnel in a competitive labor market could limit Cemtrex’s ability to execute Cemtrex’s growth strategy, resulting in a slower rate of growth or a period of losses and/or negative cash flow.

Cemtrex depends on the continued service of Cemtrex’s senior management. Due to the nature of Cemtrex’s business, it may have difficulty locating and hiring qualified personnel and retaining such personnel once hired. The loss of the services of any of Cemtrex’s key personnel, or Cemtrex’s failure to attract and retain other qualified and experienced personnel on acceptable terms, could limit our ability to execute its growth strategy resulting in a slower rate of growth.

Cemtrex is an “emerging growth company” and its election to delay adoption of new or revised accounting standards applicable to public companies may result in Cemtrex’s consolidated financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, Cemtrex’s securities may be less attractive to investors.

As a company with less than $1.07 billion in revenue during its last completed fiscal year, Cemtrex qualifies as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company, Cemtrex:

●	is not required to obtain an attestation and report from its auditors on its management’s assessment of its internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	is not required to provide a detailed narrative disclosure discussing its compensation principles, objectives and elements and analyzing how those elements fit with its principles and objectives;

●	is not required to obtain a non-binding advisory vote from its stockholders on executive compensation or golden parachute arrangements;

●	is exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and Chief Executive Officer pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	is eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of its internal control over financial reporting for two years.

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Cemtrex intends to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Cemtrex’s election to use the phase-in periods may make it difficult to compare its consolidated financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to Cemtrex due to the fact that it also qualifies as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or Chief Executive Officer pay ratio disclosure, and may present only two years of audited financial statements and related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure.

Under the JOBS Act, Cemtrex may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after its initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that it no longer meets the definition of an emerging growth company. In this regard, the JOBS Act provides that Cemtrex would cease to be an “emerging growth company” if it has more than $1.07 billion in annual revenues, has more than $700 million in market value of its common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, Cemtrex will continue to qualify as a “smaller reporting company” for so long as it has a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of its most recently completed second fiscal quarter.

In the event Cemtrex’s offer for Key Tronic is successful, Cemtrex will continue to be an emerging growth company. Cemtrex cannot predict if Key Tronic and/or its stockholders and future investors will find Cemtrex’s securities less attractive due to its reliance on these emerging growth company exemptions.

If Cemtrex fails to maintain proper and effective internal controls in the future, its ability to produce accurate and timely financial statements could be impaired, which could harm its operating results, investors’ views of Cemtrex and, as a result, the value of Cemtrex’s securities.

Ensuring that Cemtrex has effective internal control over financial reporting and disclosure controls and procedures in place is a costly and time-consuming effort that needs to be frequently evaluated. As a public company, Cemtrex conducts an annual management assessment of the effectiveness of its internal controls over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. If Cemtrex is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or if Cemtrex or its independent registered public accounting firm identify ongoing deficiencies in Cemtrex’s internal controls over financial reporting that could rise to the level of a material weakness, Cemtrex may not be able to complete its evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if Cemtrex identifies one or more material weaknesses in Cemtrex’s internal controls over financial reporting, Cemtrex will be unable to assert that its internal controls over financial reporting are effective. If Cemtrex is unable to assert that its internal controls over financial reporting are effective, Cemtrex could be subject to investigations or sanctions by the SEC or other regulatory authorities, and Cemtrex could lose investor confidence in the accuracy and completeness of its financial reports, which could cause an adverse effect on the market price of its securities, its business, reputation, financial position and results of operation. In addition, Cemtrex could be required to expend significant management time and financial resources to correct any material weaknesses that may be identified or to respond to any regulatory investigations or proceedings.

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Three alleged securities class action complaints have been filed against Cemtrex and certain of its executive officers that challenged various aspects of Cemtrex’s stock trading and relationships, the results of which are inherently unpredictable.

Three alleged securities class action complaints were filed against Cemtrex and certain of its executive officers in the U.S. District Court for the Eastern District of New York on February 24, 2017. Under the requirements of the Private Securities Litigation Reform Act of 1995, these three alleged class actions, as well as any further related actions, will be consolidated into a single lawsuit following decisions on motions to consolidate filed with the Court on April 25, 2017. A follow-on, related derivative complaint was also filed against Cemtrex and its executive officers and directors in New York State court on April 10, 2017. That derivative action has been stayed by agreement of the parties until after the motion to dismiss process in the consolidated alleged class actions has run its course. The allegations in all four complaints are based on the assertions contained in a blog post published on an internet website that challenged various aspects of Cemtrex’s stock trading and relationships. Cemtrex denies these assertions, and filed a lawsuit seeking damages in the amount of $170 million, against the blogger on March 4, 2017 in the U.S. District Court for the Eastern District of New York. Cemtrex voluntarily dismissed that lawsuit on June 12, 2017, because it was unable to serve the defendant blogger within the required time, but Cemtrex has reserved the right to re-file its claims against him at a later date.

Cemtrex believes the alleged class action and derivative litigations are without merit and intends to defend itself vigorously. Cemtrex intends to seek dismissal of the litigations at the earliest possible stage. Regardless of the merit of the claims, litigation is inherently unpredictable and may be costly, time consuming and disruptive to Cemtrex’s business. Cemtrex could incur judgments or enter into settlements of claims that could adversely affect its business, operating results or cash flows. Cemtrex could also be subject to costly indemnification of its executive officers, which may not be covered by insurance.

Risks Applicable to Cemtrex’s Securities

Cemtrex’s principal stockholder has effective voting control over Cemtrex which has important implications with respect to future voting matters at Cemtrex.

Cemtrex currently has 1,000,000 shares of series A preferred stock outstanding, all issued to Aron Govil, Cemtrex’s Executive Director. Pursuant to the certificate of designation for such shares, each outstanding share of series A preferred stock is entitled to the number of votes equal to the result of (i) the total number of shares of Cemtrex common stock outstanding at the time of such vote multiplied by 1.01, divided by (ii) the total number of shares of Cemtrex series A preferred stock outstanding at the time of such vote, at each meeting of stockholders of Cemtrex with respect to any and all matters presented to its stockholders for their action or consideration, including the election of directors. Because Cemtrex has, prior to this transaction, 10,248,533 shares of common stock and 1,000,000 shares of series A preferred stock currently outstanding, each share of series A preferred stock has 10.35 votes, or an aggregate of 10,351,018 votes, constituting 43% of Cemtrex’s voting shares.

Cemtrex’s current series 1 preferred stock holders hold an aggregate of 3,471,716 votes. Cemtrex’s series 1 preferred stock does not impact the “floating” majority-vote provision for the series A preferred stock. Therefore, there currently are a total of 24,071,267 voting shares, of which (i) Aron Govil and Saagar Govil, as common stockholders, are able to vote 4,532,723 shares, or 18.8% of Cemtrex’s voting shares, (ii) Cemtrex’s other common stockholders are able to vote 5,715,810 shares, or 22.8% of Cemtrex’s voting shares, (iii) Aron Govil, as a series A preferred stockholder, is able to vote 10,351,018 shares, or 43% of Cemtrex’s voting shares, and (iv) Cemtrex’s series 1 preferred holders are able to vote 3,471,716 shares, or 14.4% of Cemtrex’s voting shares. Because the series A preferred stock has a “floating” majority-vote provision, the exercise of Cemtrex’s series 1 warrants into shares of Cemtrex common stock will likewise adjust upwards the number of shares of common stock which the shares of series A preferred stock are entitled. Accordingly, Aron Govil and Saagar Govil, with their combined continuing voting interest of 61.8% of Cemtrex’s voting shares, are able to effectively control the outcome of certain matters requiring a stockholder vote, including offers to acquire Cemtrex and election of directors, due to the terms of the series A preferred stock and their ownership of a large percentage of Cemtrex’s outstanding common stock.

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Sales of substantial amounts of Cemtrex common stock in the public market could depress the market price of Cemtrex common stock.

Cemtrex common stock is traded on the Nasdaq Capital Market. If Cemtrex’s stockholders sell substantial amounts of its common stock in the public market or the market perceives that such sales may occur, the market price of Cemtrex common stock could fall and Cemtrex may be unable to sell its common stock in the future.

Cemtrex common stock may experience extreme price and volume fluctuations, which could lead to costly litigation for Cemtrex and make an investment in Cemtrex less appealing.

The market price of Cemtrex common stock may fluctuate substantially due to a variety of factors, including:

●	Cemtrex’s business strategy and plans;

●	changing factors related to doing business in various jurisdictions within the United States;

●	new regulatory pronouncements and changes in regulatory guidelines and timing of regulatory approvals;

●	general and industry-specific economic conditions;

●	additions to or departures of Cemtrex’s key personnel;

●	variations in Cemtrex’s quarterly financial and operating results;

●	changes in market valuations of other companies that operate in Cemtrex’s business segments or in Cemtrex’s industry;

●	lack of adequate trading liquidity;

●	announcements about Cemtrex’s business partners;

●	changes in accounting principles; and

●	general market conditions.

The market prices of the securities of early-stage companies, particularly companies like Cemtrex’s without consistent historical product revenues and earnings, have been highly volatile and are likely to remain highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, companies that experience volatility in the market price of their securities have often faced securities class action litigation. Whether or not meritorious, litigation brought against Cemtrex could result in substantial costs, divert its management’s attention and resources and harm Cemtrex’s financial condition and results of operations.

Cemtrex’s series 1 preferred stock and all of its existing and future indebtedness rank senior to Cemtrex common stock in the event of a liquidation, winding up or dissolution of its business.

In the event of Cemtrex’s liquidation, winding up or dissolution, its assets would be available to make payments to holders of all existing and future indebtedness and series 1 preferred stock before payments to holders of its common stock. In the event of Cemtrex’s bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying amounts to the holders of its indebtedness and series 1 preferred stock. As of June 30, 2017, Cemtrex had total consolidated debt of approximately $15.0 million and 1,735,858 shares of series 1 preferred stock outstanding. Any liquidation, winding up or dissolution of Cemtrex or of any of its wholly or partially owned subsidiaries would have a material adverse effect on holders of Cemtrex common stock.

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Cemtrex common stockholders may be adversely affected by the issuance of any subsequent series of preferred stock.

Cemtrex’s certificate of incorporation does not restrict Cemtrex’s ability to offer one or more additional new series of preferred stock, any or all of which may rank equally with or have preferences over its common stock as to dividend payments, voting rights, rights upon liquidation or other types of rights. Cemtrex would have no obligation to consider the specific interests of the holders of the common stock in creating any such new series of preferred stock or engaging in any such offering or transaction. Cemtrex’s creation of any new series of preferred stock or Cemtrex’s engaging in any such offering or transaction could have a material adverse effect on holders of the common stock.

Risk Factors Relating to Key Tronic’s Business

Following are risk factors relating to Key Tronic’s business derived from Key Tronic’s annual report on Form 10-K for the fiscal year ended July 2, 2016 that Cemtrex believes would be applicable to the combined company’s business following the consummation of the proposed transaction. Cemtrex has not had the opportunity to conduct comprehensive due diligence on Key Tronic and to evaluate fully the extent to which these risk factors will affect the combined company.

Key Tronic has experienced fluctuations in quarterly results of operations.

Key Tronic’s quarterly operating results have varied in the past and may vary in the future due to a variety of factors, including adverse changes in the U.S. and global macroeconomic environment, volatility in overall demand for its customers’ products, success of customers’ programs, timing of new programs, new product introductions or technological advances by it, its customers and its competitors, and changes in pricing policies by it, its customers, its suppliers, and its competitors. Its customer base is diverse in the markets it serves, however, decreases in demand, particularly from customers that supply the education, consumer products, and gambling industries, could affect future quarterly results. Additionally, Key Tronic’s customers could be impacted by the illiquidity of the credit markets which could directly impact its operating results.

Component procurement, production schedules, personnel and other resource requirements are based on estimates of customer requirements. Occasionally, Key Tronic’s customers may request accelerated production that can stress resources and reduce operating margins. Conversely, Key Tronic’s customers may abruptly lower or cancel production which may lead to a sudden, unexpected increase in inventory or accounts receivable for which Key Tronic may not be reimbursed even when under contract with customers. In addition, because many of Key Tronic’s operating expenses are relatively fixed, a reduction in customer demand can harm its gross profit and operating results. The products which Key Tronic manufactures for its customers have relatively short product lifecycles. Therefore, Key Tronic’s business, operating results and financial condition are dependent in a significant way on its ability to obtain orders from new customers and new product programs from existing customers.

Operating results can also fluctuate if changes are made to significant estimates and assumptions. Significant estimates and assumptions include the allowance for doubtful receivables, provision for obsolete and non-saleable inventory, stock-based compensation, the valuation allowance on deferred tax assets, valuation of goodwill, impairment of long-lived assets, long-term incentive compensation accrual, the provision for warranty costs, the impact of hedging activities and purchase price allocation.

Key Tronic is exposed to general economic conditions, which could have a material adverse impact on its business, operating results and financial condition.

Adverse economic conditions and uncertainty in the global economy such as unstable global financial and credit markets, inflation, and recession can negatively impact Key Tronic’s business. Unfavorable economic conditions could affect the demand for its customers’ products by triggering a reduction in orders as well as a decline in forecasts which could adversely affect its sales in future periods. Additionally, the financial strength of Key Tronic’s customers and suppliers and their ability to obtain and rely on credit financing may affect their ability to fulfill their obligations to Key Tronic and have an adverse effect on Key Tronic’s financial results.

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The majority of Key Tronic’s sales come from a small number of customers and a decline in sales to any of these customers could adversely affect Key Tronic’s business.

At present, Key Tronic’s customer base is concentrated and could become more or less concentrated. There can be no assurance that Key Tronic’s principal customers will continue to purchase products from Key Tronic at current levels. Moreover, Key Tronic typically does not enter into long-term volume purchase contracts with its customers, and its customers have certain rights to extend or delay the shipment of their orders. Key Tronic, however, typically requires that its customers contractually agree to buy back inventory purchased within specified lead times to build their products if not used.

The loss of one or more of Key Tronic’s major customers, or the reduction, delay or cancellation of orders from such customers, due to economic conditions or other forces, could materially and adversely affect Key Tronic’s business, operating results and financial condition. The contraction in demand from certain industries could impact Key Tronic’s customer orders and have a negative impact on its operations over the foreseeable future. Additionally, if one or more of Key Tronic’s customers were to become insolvent or otherwise unable to pay for the manufacturing services provided by it, Key Tronic’s operating results and financial condition would be adversely affected.

Key Tronic depends on a limited number of suppliers for certain components that are critical to its manufacturing processes. A shortage of these components or an increase in their price could interrupt Key Tronic’s operations and result in a significant change in its results of operations.

Key Tronic is dependent on many suppliers, including sole source suppliers, to provide key components and raw materials used in manufacturing customers’ products. Key Tronic has seen supply shortages in certain electronic components. In addition, Key Tronic’s suppliers’ facilities may also experience earthquakes, tsunamis and other natural disasters which may cause a shortage of components. This can result in longer lead times and the inability to meet customer requests for flexible production and extended shipment dates. If demand for components outpaces supply, capacity delays could affect future operations. Delays in deliveries from suppliers or the inability to obtain sufficient quantities of components and raw materials could cause delays or reductions in shipment of products to Key Tronic’s customers which could adversely affect its operating results and damage customer relationships.

Key Tronic operates in a highly competitive industry; if Key Tronic is not able to compete effectively in the EMS industry, its business could be adversely affected.

Competitors may offer customers lower prices on certain high volume programs. This could result in price reductions, reduced margins and loss of market share, all of which would materially and adversely affect Key Tronic’s business, operating results, and financial condition. If Key Tronic were unable to provide comparable or better manufacturing services at a lower cost than its competitors, it could cause sales to decline. In addition, competitors can copy Key Tronic’s non-proprietary designs and processes after Key Tronic invested in development of products for customers, thereby enabling such competitors to offer lower prices on such products due to savings in development costs.

Cash and cash equivalents are exposed to concentrations of credit risk.

Key Tronic places its cash with high credit quality institutions. At times, such balances may be in excess of the federal depository insurance limit or may be on deposit at institutions which are not covered by insurance. If such institutions were to become insolvent during which time Key Tronic held its cash and cash equivalents in excess of the insurance limit, it could be necessary to obtain other credit financing to operate Key Tronic’s facilities.

Key Tronic’s ability to secure and maintain sufficient credit arrangements is key to its continued operations.

There is no assurance that Key Tronic will be able to retain or renew its credit agreements in the future. In the event the business grows rapidly or the uncertain macroeconomic climate continues, additional financing resources could be necessary in the current or future fiscal years. There is no assurance that Key Tronic will be able to obtain equity or debt financing at acceptable terms, or at all in the future.

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Key Tronic’s operations may be subject to certain risks.

Key Tronic manufactures product in facilities located in Mexico, China and the United States. These operations may be subject to a number of risks, including:

●	difficulties in staffing, turnover and managing onshore and offshore operations;

●	political and economic instability (including acts of terrorism, pandemics, civil unrest, forms of violence and outbreaks of war), which could impact Key Tronic’s ability to ship, manufacture, and/or receive product;

●	unexpected changes in regulatory requirements and laws;

●	longer customer payment cycles and difficulty collecting accounts receivable;

●	export duties, import controls and trade barriers (including quotas);

●	governmental restrictions on the transfer of funds;

●	burdens of complying with a wide variety of foreign laws and labor practices; and

●	Key Tronic’s locations may be impacted by hurricanes, tornadoes, earthquakes, water shortages, tsunamis, floods, typhoons, fires, extreme weather conditions and other natural or man-made disasters.

Key Tronic’s operations in certain foreign locations receive favorable income tax treatment in the form of tax credits or other incentives. In the event that such tax incentives are not extended, are repealed, or Key Tronic no longer qualifies for such programs, Key Tronic’s taxes may increase, which would reduce its net income.

Additionally, certain foreign jurisdictions restrict the amount of cash that can be transferred to the U.S or impose taxes and penalties on such transfers of cash. To the extent Key Tronic has excess cash in foreign locations that could be used in, or is needed by, Key Tronic’s operations in the United States, Key Tronic’s may incur significant penalties and/or taxes to repatriate these funds.

Fluctuations in foreign currency exchange rates could increase Key Tronic’s operating costs.

Key Tronic has manufacturing operations located in Mexico and China. A significant portion of Key Tronic’s operations are denominated in the Mexican peso and the Chinese currency, the renminbi (“RMB”). Currency exchange rates fluctuate daily as a result of a number of factors, including changes in a country’s political and economic policies. Volatility in the currencies of our entities and the United States dollar could seriously harm Key Tronic’s business, operating results and financial condition. The primary impact of currency exchange fluctuations is on the cash, receivables, payables and expenses of Key Tronic’s operating entities. As part of Key Tronic’s hedging strategy, it currently uses Mexican peso forward contracts to hedge foreign currency fluctuations for a portion of its Mexican peso denominated expenses. Key Tronic currently does not hedge expenses denominated in RMB. Unexpected losses could occur from increases in the value of these currencies relative to the United States dollar.

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Key Tronic’s success may continue to depend to a significant extent on its key personnel.

Key Tronic’s future success may depend in large part on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified production employees. There can be no assurance that Key Tronic will be successful in attracting and retaining such personnel, particularly in its manufacturing locales that may be experiencing high demand for similar key personnel. The loss of key employees could have a material adverse effect on its business, operating results and financial condition.

If Key Tronic is unable to maintain its technological and manufacturing process expertise, its business could be adversely affected.

The markets for Key Tronic’s customers’ products is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and short product life cycles. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. Key Tronic’s success will depend upon its customers’ ability to enhance existing products and to develop and introduce, on a timely and cost-effective basis, new products that keep pace with technological developments and emerging industry standards and address evolving and increasingly sophisticated customer requirements. Failure of Key Tronic’s customers to do so could substantially harm its customers’ competitive positions. There can be no assurance that Key Tronic’s customers will be successful in identifying, developing and marketing products that respond to technological change, emerging industry standards or evolving customer requirements.

Start-up costs and inefficiencies related to new or transferred programs can adversely affect Key Tronic’s operating results and such costs may not be recoverable if such new programs or transferred programs are canceled.

Start-up costs, the management of labor and equipment resources in connection with the establishment of new programs and new customer relationships, and the need to obtain required resources in advance can adversely affect Key Tronic’s gross margins and operating results. These factors are particularly evident in the ramping stages of new programs. These factors also affect Key Tronic’s ability to efficiently use labor and equipment. Key Tronic is currently managing a number of new programs. Consequently, Key Tronic’s exposure to these factors has increased. In addition, if any of these new programs or new customer relationships were terminated, Key Tronic’s operating results could be harmed, particularly in the short term. Key Tronic may not be able to recoup these start-up costs or replace anticipated new program revenues.

Customers may change production timing and demand schedules which makes it difficult for Key Tronic to schedule production and capital expenditures and to maximize the efficiency of its manufacturing capacity.

Changes in demand for customer products reduce Key Tronic’s ability to accurately estimate the future requirements of its customers. This makes it difficult to schedule production and maximize utilization of Key Tronic’s manufacturing capacity. Key Tronic must determine the levels of business that it will seek and accept from customers, set production schedules, commit to procuring inventory, and allocate personnel and resources, based on its estimates of its customers’ requirements. Customers can require sudden increases and decreases in production which can put added stress on resources and reduce margins. Sudden decreases in production can lead to excess inventory on hand which may or may not be reimbursed by Key Tronic’s customers even when under contract.

Continued growth could further lead to capacity constraints. Key Tronic may need to transfer production to other facilities, acquire new facilities, or outsource production which could negatively impact gross margin.

An adverse change in the interest rates for Key Tronic’s borrowings could adversely affect Key Tronic’s financial condition.

Key Tronic is exposed to interest rate risk under its revolving line of credit and term loan. Key Tronic currently hedges a portion of its term loan with an interest rate swap. Key Tronic has not historically hedged the interest rate on its credit facility; therefore, unless it does so, significant changes in interest rates could adversely affect its results of operations. Refer to the discussion in Note 4, “Long-Term Debt” to Key Tronic’s consolidated financial statements for further details of its debt obligations. Key Tronic is also exposed to interest rate risk on its factoring activities.

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Compliance or the failure to comply with current and future environmental laws or regulations could cause Key Tronic significant expense.

Key Tronic is subject to a variety of domestic and foreign environmental regulations relating to the use, storage, and disposal of materials used in its manufacturing processes. If Key Tronic fails to comply with any present or future regulations, it could be subject to future liabilities or the suspension of current manufacturing operations. In addition, such regulations could restrict Key Tronic’s ability to expand its operations or could require it to acquire costly equipment, substitute materials, or incur other significant expenses to comply with government regulations.

Key Tronic’s stock price is volatile.

Holders of Key Tronic’s common stock will suffer immediate dilution to the extent outstanding equity awards are exercised to purchase common stock. Key Tronic’s stock price may be subject to wide fluctuations and possible rapid increases or declines over a short time period. These fluctuations may be due to factors specific to Key Tronic such as variations in quarterly operating results or changes in earnings estimates, or to factors relating to the EMS industry or to the securities markets in general, which, in recent years, have experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stocks are traded.

Due to inherent limitations, there can be no assurance that Key Tronic’s system of disclosure and internal controls and procedures will be successful in preventing all errors, theft and fraud, or in informing management of all material information in a timely manner.

Management does not expect that Key Tronic’s disclosure controls and internal controls and procedures will prevent all errors or fraud. A control system is designed to give reasonable, but not absolute, assurance that the objectives of the control system are met. In addition, any control system reflects resource constraints and the benefits of controls must be considered relative to their costs. Inherent limitations of a control system may include: judgments in decision making may be faulty, breakdowns can occur simply because of error or mistake and controls can be circumvented by collusion or management override. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

If Key Tronic does not manage its growth effectively, its profitability could decline.

Key Tronic’s business is experiencing rapid growth which can place considerable additional demands upon its management team and its operational, financial and management information systems. Key Tronic’s ability to manage growth effectively requires it to continue to implement and improve these systems; avoid cost overruns; maintain customer, supplier and other favorable business relationships during possible transition periods; continue to develop the management skills of its managers and supervisors; and continue to train, motivate and manage its employees. Key Tronic’s failure to effectively manage growth could have a material adverse effect on its results of operations.

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If Key Tronic’s manufacturing processes and services do not comply with applicable statutory and regulatory requirements, or if Key Tronic manufactures products containing design or manufacturing defects, demand for its services may decline and Key Tronic may be subject to liability claims.

Key Tronic manufactures and designs products to its customers’ specifications, and, in some cases, Key Tronic’s manufacturing processes and facilities may need to comply with applicable statutory and regulatory requirements. For example, medical devices that Key Tronic manufactures or designs, as well as the facilities and manufacturing processes that Key Tronic uses to produce them, are regulated by the Food and Drug Administration and non-U.S. counterparts of this agency. In addition, Key Tronic’s customers’ products and the manufacturing processes that Key Tronic uses to produce them often are highly complex. As a result, products that Key Tronic manufactures may at times contain manufacturing or design defects, and Key Tronic’s manufacturing processes may be subject to errors or not be in compliance with applicable statutory and regulatory requirements. Defects in the products Key Tronic manufactures or designs, whether caused by a design, manufacturing or component failure or error, or deficiencies in its manufacturing processes, may result in delayed shipments to customers or reduced or canceled customer orders. If these defects or deficiencies are significant, Key Tronic’s business reputation may also be damaged. The failure of the products that Key Tronic manufactures or its manufacturing processes and facilities to comply with applicable statutory and regulatory requirements may subject it to legal fines or penalties and, in some cases, require it to shut down or incur considerable expense to correct a manufacturing process or facility. Key Tronic’s customers are required to indemnify it against liability associated with designing products to meet their specifications. However, if Key Tronic’s customers are responsible for the defects, they may not, or may not have resources to, assume responsibility for any costs or liabilities arising from these defects, which could expose Key Tronic to additional liability claims.

Energy price increases may negatively impact Key Tronic’s results of operations.

Certain components that Key Tronic uses in its manufacturing process are petroleum-based. In addition, Key Tronic, along with its suppliers and customers, relies on various energy sources in its transportation activities. While significant uncertainty currently exists about the future levels of energy prices, a significant increase is possible. Increased energy prices could cause an increase to Key Tronic’s raw material costs and transportation costs. In addition, increased transportation costs of certain of Key Tronic’s suppliers and customers could be passed along to Key Tronic. Key Tronic may not be able to increase its product prices enough to offset these increased costs. In addition, any increase in Key Tronic’s product prices may reduce its future customer orders and profitability.

Disruptions to Key Tronic’s information systems, including security breaches, losses of data or outages, could adversely affect its operations.

Key Tronic relies on information technology networks and systems to process, transmit and store electronic information. In particular, Key Tronic depends on its information technology infrastructure for a variety of functions, including worldwide financial reporting, inventory management, procurement, invoicing and email communications. Any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, terrorist attacks and similar events. Despite the implementation of network security measures, Key Tronic systems and those of third parties on which Key Tronic relies may also be vulnerable to computer viruses, break-ins and similar disruptions. If Key Tronic or its vendors are unable to prevent such outages and breaches, Key Tronic’s operations could be disrupted.

Key Tronic is involved in various legal proceedings.

In the past, Key Tronic has been notified of claims relating to various matters including contractual matters, intellectual property rights or other issues arising in the ordinary course of business. In the event of such a claim, Key Tronic may be required to spend a significant amount of money to defend or otherwise address the claim. Any litigation, even where a claim is without merit, could result in substantial costs and diversion of resources. Accordingly, the resolution or adjudication of such disputes, even those encountered in the ordinary course of business, could have a material adverse effect on Key Tronic’s business, consolidated financial conditions and results of operations.

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Increases in Key Tronic’s own market capitalization and changes in securities laws and regulations will increase Key Tronic’s costs and risk of noncompliance.

As a result of Key Tronic’s increased market capitalization as of the end of its second quarter of fiscal year 2013, it is required to file as an accelerated filer. As such, Key Tronic is subject to additional requirements contained in the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act. The Sarbanes-Oxley and Dodd-Frank Acts required or will require changes in some of Key Tronic’s corporate governance, securities disclosure and compliance practices. In response to the requirements of the Sarbanes-Oxley and Dodd-Frank Acts, the SEC and Nasdaq promulgated new rules and additional rulemaking is expected in the future. Compliance with these new rules and future rules has increased and may increase further Key Tronic’s legal, financial and accounting costs as well as a potential risk of noncompliance. Absent significant changes in related rules, which Key Tronic cannot assure, Key Tronic anticipates some level of increased costs related to these new regulations to continue indefinitely. Key Tronic also expects these developments to make it more difficult and more expensive to obtain director and officer liability insurance, and Key Tronic may be forced to accept reduced coverage or incur substantially higher costs to obtain coverage. Likewise, these developments may make it more difficult for Key Tronic to attract and retain qualified members of its board of directors or qualified management personnel. Further, the costs associated with the compliance with and implementation of procedures under these and future laws and related rules could have a material impact on Key Tronic’s results of operations. In addition, the costs associated with noncompliance with additional securities laws and regulations could also impact Key Tronic’s business.

Key Tronic may encounter complications with acquisitions, which could potentially harm its business.

Any current or future acquisitions may require additional equity financing, which could be dilutive to Key Tronic’s existing stockholders, or additional debt financing, which could potentially affect its credit ratings. Any downgrades in Key Tronic’s credit ratings associated with an acquisition could adversely affect its ability to borrow by resulting in more restrictive borrowing terms. To integrate acquired businesses, Key Tronic must implement its management information systems, operating systems and internal controls, and assimilate and manage the personnel of the acquired operations. The integration of acquired businesses may be further complicated by difficulties managing operations in geographically dispersed locations. The integration of acquired businesses may not be successful and could result in disruption by diverting management’s attention from the core business. In addition, the integration of acquired businesses may require that Key Tronic incur significant restructuring charges or other increases in its expenses and working capital requirements, which reduce its return on invested capital.

Acquisitions may involve numerous other risks and challenges including but not limited to: potential loss of key employees and customers of the acquired companies; the potential for deficiencies in internal controls at acquired companies; lack of experience operating in the geographic market or industry sector of the acquired business; constraints on available liquidity, and exposure to unanticipated liabilities of acquired companies. These and other factors could harm Key Tronic’s ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition, and could adversely affect Key Tronic’s consolidated business and operating results.

Key Tronic’s goodwill and identifiable intangible assets could become impaired, which could reduce the value of its assets and reduce net income in the year in which the write-off occurs.

Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Key Tronic also ascribes value to certain identifiable intangible assets, which consists of customer relationships, non-compete agreements, and favorable leases, as a result of the acquisitions of Sabre and Ayrshire. Key Tronic may incur impairment charges on goodwill or identifiable intangible assets if it determines that the fair values of goodwill or identifiable intangible assets are less than their current carrying values. Key Tronic evaluates, on a regular basis, whether events or circumstances have occurred that indicate all, or a portion, of the carrying amount of goodwill may no longer be recoverable, in which case an impairment charge to earnings would become necessary.

Refer to Notes 1 and 15 to Key Tronic’s consolidated financial statements and critical accounting policies and estimates in its management’s discussion and analysis of financial condition and results of operations in its annual report on Form 10-K for the fiscal year ended July 2, 2016 for further discussion regarding the impairment testing of goodwill and identifiable intangible assets.

A decline in general economic conditions or global equity valuations could impact the judgments and assumptions about the fair value of the Key Tronic’s businesses and Key Tronic could be required to record impairment charges on its goodwill or other identifiable intangible assets in the future, which could impact its consolidated balance sheet, as well as its consolidated statement of operations. If Key Tronic was required to recognize an impairment charge in the future, the charge would not impact Key Tronic’s consolidated cash flows, current liquidity, capital resources, and covenants under its existing credit facilities.

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COMPARATIVE MARKET PRICE DATA

Shares of Cemtrex common stock are traded on the Nasdaq Capital Market under the symbol “CETX” and shares of Key Tronic common stock are traded on the Nasdaq Global Market under the symbol “KTCC.”

As traded on Nasdaq, the following table sets forth historical closing prices per share for shares of Cemtrex common stock and shares of Key Tronic common stock on September 1, 2017, the last full trading day before Cemtrex announced its intention to commence this offer. The table below illustrates the number of shares and per share price of Cemtrex common stock you would receive based on the exchange ratio for the offer.

	Cemtrex Common Stock	Key Tronic Common Stock	Shares of Cemtrex Common Stock to be Received
September 1, 2017	$3.00	$7.01	1

The value of the offer will change as the market prices of Cemtrex common stock and Key Tronic common stock fluctuate during the offer period and thereafter, and may therefore be different from the prices set forth above at the expiration of the offer period and at the time you receive your shares of Cemtrex common stock. YOU ARE ENCOURAGED TO OBTAIN CURRENT MARKET QUOTATIONS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER. See the section captioned “Effect of the Offer on the Market for Shares of Key Tronic Common Stock; Registration Under the Exchange Act; Margin Regulations” for a discussion of the possibility that Key Tronic’s shares will cease to be traded on the Nasdaq Global Market following the consummation of the offer.

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COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below depicts historical information about basic and diluted net income per share and book value per share for Cemtrex for its fiscal year ended September 30, 2016 and nine months ended June 30, 2017 and for Key Tronic for its fiscal year ended July 2, 2016 and nine months ended April 1, 2017, on a historical basis, and for Cemtrex and Key Tronic on an unaudited pro forma combined basis after giving effect to the transaction. The pro forma data of the combined company assumes a 100% acquisition of Key Tronic common stock based on the exchange ratio for the offer and was derived by combining the historical consolidated financial information of Cemtrex and Key Tronic as described elsewhere in this prospectus. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus, see the section captioned “Unaudited Pro Forma Condensed Combined Financial Statements.”

The following pro forma financial information does not include any working capital adjustments to the carrying value of Key Tronic’s net assets as management does not have information related to Key Tronic’s business necessary to complete a purchase price allocation in accordance with U.S. GAAP. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below.

You should read the information presented in this table below together with the historical financial statements of Cemtrex and Key Tronic and the related notes and the “Unaudited Pro Forma Condensed Combined Financial Statements,” all of which are included elsewhere in this prospectus. The pro forma data is unaudited and for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of the transaction. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors.”

	Nine Months Ended	Fiscal Year Ended
	June 30, 2017	September 30, 2016
Cemtrex historical data
Net income per share
Basic	$0.27	$0.59
Diluted	$0.26	$0.58

Book value per share	$3.62	$1.69

	Nine Months Ended	Fiscal Year Ended
	April 1, 2017	July 2, 2016
Key Tronic historical data
Net income per share
Basic	$0.40	$0.61
Diluted	$0.39	$0.58

Book value per share	$10.48	$9.84

	Nine Months Ended	Year Ended
	June 30, 2017	September 30, 2016
Pro forma data
Pro forma net income per share
Basic	$2.91	$3.38
Diluted	$2.87	$3.35

Book value per share	$5.22	$4.89

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CEMTREX

The following table sets forth a summary of selected historical consolidated financial data of Cemtrex for each of the nine-month periods ended June 30, 2017 and June 30, 2016 and for each of the years in the two-year period ended September 30, 2016. This information is derived from, and should be read in conjunction with, the audited consolidated financial statements of Cemtrex and the unaudited interim consolidated financial statements of Cemtrex, which are incorporated by reference in this prospectus. The operating results for the nine-month period ended June 30, 2017 are not necessarily indicative of the results for the remainder of the fiscal year or any future period. Cemtrex’s management believes that its respective unaudited interim consolidated financial statements reflect all adjustments that are necessary for a fair statement of the results for the interim periods presented. For additional information, see “Cemtrex Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Cemtrex’s annual report on Form 10-K for the fiscal year ended September 30, 2016, which is incorporated in this prospectus by reference.

	Years Ended September 30,		Nine Months Ended June 30,
	2016	2015	2017	2016
	(in thousands, except per share data)
Statement of Operations Data:
Total revenues	$93,705	$56,887	$87,709	$56,938
Income from operations	$5,064	$2,501	$4,154	$3,059
Net income	$4,994	$2,838	$3,002	$2,953
Basic earnings per share	$0.59	$0.41	$0.27	$0.36
Diluted earnings per share	$0.58	$0.40	$0.26	$0.36
Shares used in computing basic earnings per share	8,442	6,844	9,933	8,116
Shares used in computing diluted earnings per share	8,582	6,911	10,214	8,185
Balance Sheet Data:
Working capital surplus	$11,772	$4,694	$28,800	$9,927
Total assets	$56,034	$22,554	$65,229	$52,486
Long-term debt, excluding current maturities	$15,093	$6,591	$9,669	$16,112
Other long-term liabilities	$94	$-	$94	$-
Stockholders’ equity	$15,692	$7,126	$36,901	$13,121

Other Financial Data:	$-	$-	$-	$-
Dividends declared	$-	$-	$333	$-

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SELECTED HISTORICAL CONSOLIDATED

FINANCIAL DATA OF KEY TRONIC

The following table sets forth selected historical consolidated financial data of Key Tronic for each of the years in the five-year period ended July 2, 2017 and for the nine months ended April 1, 2017 and April 2, 2016. This information is derived from, and should be read in conjunction with, Key Tronic’s audited consolidated financial statements for each of the years in the five-year period ended July 2, 2017 and unaudited consolidated financial statements for the nine months ended April 1, 2017 and April 2, 2016 which are incorporated by reference in this prospectus. For additional information, see “Key Tronic Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Key Tronic’s annual report on Form 10-K for the fiscal year ended July 2, 2016, which is incorporated in this prospectus by reference.

	Years Ended					Nine Months Ended
	July 2, 2016	June 27, 2015	June 28, 2014	June 29, 2013	June 30, 2012	April 1, 2017	April 2, 2016
	(in thousands, except per share data)
Statement of Operations Data:
Total revenues	$484,965	$433,997	$305,394	$361,033	$346,475	$349,253	$361,060
Income from operations	$10,416	$6,653	$9,304	$18,126	$14,351	$7,186	$6,940
Net income	$6,533	$4,304	$7,613	$12,583	$11,626	$4,281	$4,387
Basic earnings per share	$0.61	$0.41	$0.72	$1.20	$1.11	$0.40	$0.41
Diluted earnings per share	$0.58	$0.38	$0.67	$1.12	$1.07	$0.39	$0.39
Shares used in computing basic earnings per share	10,710	10,572	10,528	10,490	10,447	10,755	10,709
Shares used in computing diluted earnings per share	11,278	11,286	11,358	11,252	10,838	10,916	11,298
Balance Sheet Data:
Working capital surplus	$97,349	$91,675	$71,049	$73,827	$76,236	$97,916	$96,274
Total assets	$229,678	$230,794	$156,660	$135,130	$150,912	$173,281	$234,332
Long-term debt, excluding current maturities	$46,232	$43,237	$848	$3,030	$19,050	$41,551	$46,730
Other long-term liabilities	$-	$-	$-	$-	$-	$-	$-
Stockholders’ equity	$105,582	$100,768	$103,645	$94,160	$78,608	$112,762	$104,551

Other Financial Data:	$-	$-	$-	$-	$-	$-	$-
Dividends declared	$-	$-	$-	$-	$-	$-	$-

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SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following table sets forth selected unaudited pro forma combined financial data derived from (i) the audited consolidated financial statements of Cemtrex for the fiscal year ended September 30, 2016 and the unaudited consolidated financial statements of Cemtrex for the nine months ended June 30, 2017 and (ii) the audited consolidated financial statements of Key Tronic for the fiscal year ended July 2, 2016 and the unaudited consolidated financial statements of Key Tronic for the nine months ended April 1, 2017.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) the results of operations and financial position that would have been achieved had the acquisition of all of the outstanding shares of Key Tronic taken place on the dates indicated or (ii) the future operations of the combined company. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Cemtrex and Key Tronic might have looked like had such acquisition taken place at an earlier date. The following pro forma financial information does not include any working capital adjustments to the carrying value of Key Tronic’s net assets as management does not have information related to Key Tronic’s business necessary to complete a purchase price allocation in accordance with U.S. GAAP. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below.

For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus, see the section captioned “Unaudited Pro Forma Condensed Combined Financial Statements.”

The following pro forma financial information should be read in conjunction with:

●	the Unaudited Pro Forma Condensed Combined Financial Statements and the accompanying notes in the section captioned “Unaudited Pro Forma Condensed Combined Financial Statements”;

●	the audited consolidated financial statements of Cemtrex for the fiscal year ended September 30, 2016 and the notes relating thereto, incorporated by reference in this prospectus;

●	the unaudited consolidated financial statements of Cemtrex for the nine months ended June 30, 2017 and the notes relating thereto, incorporated by reference in this prospectus;

●	the audited consolidated financial statements of Key Tronic for the fiscal years ended July 2, 2016 and June 27, 2015 and the notes relating thereto, incorporated by reference in this prospectus; and

●	the unaudited consolidated financial statements of Key Tronic for the nine months ended April 1, 2017, incorporated by reference in this prospectus.

	Year Ended September 30, 2016	Nine Months Ended June 30, 2017
	(in thousands, except per share data)
Statement of Operations Data:
Total revenues	$578,670	$436,962
Income from operations	$15,480	$11,340
Net income	$64,702	$60,125
Basic earnings per share	$3.38	$2.91
Diluted earnings per share	$3.35	$2.87
Balance Sheet Data:
Working capital surplus (deficit)
Total assets	$291,958	$294,907
Long-term debt, excluding current maturities	$61,325	$51,220
Other long-term liabilities	$20,729	$22,883
Stockholders’ equity	$100,639	$126,874

Other Financial Data:	$-	$-
Dividends declared on common stock	$-	$196

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BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

Cemtrex has rapidly grown to become one of the leading worldwide diversified technology companies in the electronics manufacturing services and industrial products and services sectors. Cemtrex has grown in large part through acquisitions that have recently included the ROB Group, an electronics manufacturing solutions company located in Germany (October 2013), Advanced Industrial Services, Inc., an installer of high precision equipment located in York, Pennsylvania (December 2015), and Periscope GmbH, an electronics manufacturing firm located in northwestern Germany (June 2016).

In February 2017, Cemtrex completed a subscription rights offering of units consisting of its series 1 preferred stock and series 1 warrants, raising gross subscription proceeds of $14,018,750. The proposed use of such proceeds included possible acquisitions of complementary (including competitive) businesses, products and technologies to, among other purposes, diversify Cemtrex’s current product offerings in parallel with internally developing new products.

Pursuant to Cemtrex’s acquisition growth plan, Cemtrex frequently engages in evaluations of potential acquisitions and negotiations for possible acquisitions with the aim of consummating a transaction to significantly enhance its competitive position. Cemtrex’s general objective is to acquire only those businesses which will be accretive and synergistic in terms of revenues, business lines, customers and cross-selling opportunities.

During the spring and summer of 2017, Cemtrex management identified a select number of possible acquisition candidates that satisfied its criteria, which included Key Tronic.

During the summer of 2017, Cemtrex’s board of directors met on several occasions to discuss these possible acquisitions and determine which ones to pursue.

At such meetings, and subsequently together with RHK Capital, Cemtrex’s financial advisor, and Olshan Frome Wolosky LLP, Cemtrex’s legal counsel, Cemtrex reviewed various acquisition strategies and the terms for any such transactions.

In August 2017, Cemtrex’s board of directors determined that the exchange offer for shares of Key Tronic was advisable and in the best interests of Cemtrex and its stockholders and approved the offer.

Following the commencement of the exchange offer, Cemtrex intends to deliver to Key Tronic the requests described under “Note on Key Tronic Information” above and its request for Key Tronic’s stockholder list and security position listings.

To date, Cemtrex and Key Tronic have not communicated with regard to a business combination.

Reasons for the Offer

While Cemtrex is also in the EMS business similar to Key Tronic, Cemtrex’s EMS business is engaged in designing, prototyping and manufacturing electronic components in the most advanced and cutting-edge technologies that are poised for significant growth in the coming years. Cemtrex believes that there is a once-in-a-generation market opportunity in a variety of electronics markets from the “Internet of Things,” wearables, automotive electronics for driverless cars and advanced robotic medical devices to autonomous industrial manufacturing that will enable a half a trillion dollar electronics market opportunity over the coming decade globally. Cemtrex already has a foothold in these technologies through its German manufacturing operations and, with the combined scale of Key Tronic, Cemtrex believes that the collective company could rapidly capitalize on all of these market opportunities to become a leading market provider for the most advanced electronic technologies around the world. Cemtrex – together with Key Tronic as its subsidiary – will have greater momentum in securing a large market share of these technologies as these markets develop.

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Cemtrex management is growth-oriented and entrepreneurial and is looking to build a global market-leading company through accretive and strategic acquisitions. Over the last five years, Cemtrex has delivered remarkable returns for its stockholders while Key Tronic has failed to realize much stockholder value at all. Cemtrex believes that under the leadership of Cemtrex, Key Tronic can be repositioned to deliver significantly greater results for its stockholders over the next five years. Cemtrex believes the proposed combination of the two companies is financially superior as compared to each company continuing to operate independently for the following reasons:

(1)	Strong Track Record of Financial Growth. While Cemtrex posted lower annual revenues than Key Tronic in its last fiscal year, Cemtrex realized net income of $5.0 million, while Key Tronic recognized net income of just $5.6 million, which is not substantially higher than Cemtrex given Key Tronic’s larger revenues. In addition, in its last fiscal year, Cemtrex realized net income of $0.58 per share, whereas Key Tronic recognized net income of only $0.51 per share. For these reasons, the difference in the stock prices of the two companies should not be the primary basis for assessing each company’s inherent value. Cemtrex has demonstrated a track record of growth over the last five years while Key Tronic has significantly underperformed. Cemtrex has achieved an average return on equity (which is the amount of net income returned as a percentage of stockholders’ equity) of over 75% over the last five years while Key Tronic has achieved 9.7%. Cemtrex believes that with the acquisition of Key Tronic, it may be able to achieve a higher than 10% return on equity over the long term.

(2)	Outperformance of Cemtrex’s Common Stock Price. Cemtrex’s common stock price has outperformed Key Tronic’s stock over the last five years, resulting in a 149% return on Cemtrex’s common stock price and a loss of 35% on Key Tronic’s common stock price during that time.

(3)	Positioning in High Growth Markets. Cemtrex’s strategy over the last several years has been to position its business in high growth markets while seeking out strategic acquisitions along the way to deliver maximum value for its stockholders. This strategy was highly effective over the last five years with Cemtrex’s tangible book value per share increasing over 1,900%. Cemtrex’s plan is to continue positioning itself in fast growing markets and making strategic acquisitions.

(4)	Efficiencies of a Holding Company Structure with Shared Financing. Assuming Cemtrex acquires a majority interest in Key Tronic, Cemtrex intends to continue running Key Tronic as a wholly-owned subsidiary keeping the existing organizational structure largely intact. Cemtrex would work with existing competent and experienced management to shift the strategy for higher long-term growth and ensure adequate resources are provided to achieve our goals. Management would be able to focus on efficiently operating the business instead of issues related to being a public entity. Cemtrex’s holding company structure would allow surplus cash generated by its subsidiaries, including Key Tronic, to be channeled by the parent for reallocation in pursuit of attaining high risk-adjusted returns. In addition, as Key Tronic’s parent, Cemtrex could provide financing, on an opportunistic basis, which could be applied toward acquiring other technology businesses.

(5)	Cost Savings, Operational Synergies and Stockholder Liquidity. Cemtrex estimates there would be approximately $5 million to $7 million in annual increased profit for Key Tronic if it was operated by Cemtrex management as a subsidiary of Cemtrex. The elimination of substantial public company costs would eventuate into material savings in expenses. There would be other opportunities for savings from operational synergies and shedding low-value cost centers. There would be an increase in gross margins and revenues for Key Tronic as it would enter into Cemtrex’s cutting edge technology customer base. Cemtrex believes the reduction of expenses would increase cash flows, representing, in turn, a discernible basis for a higher valuation for the combined company. Cemtrex’s and Key Tronic’s EMS operations are currently in different locations, and the acquisition of Key Tronic by Cemtrex would give each company access to the other’s customer base and a more extensive market area. In light of these reasons, Cemtrex also believes that its acquisition of Key Tronic would result in a larger combined market capitalization, which would enhance stockholder liquidity and, therefore, reduce transaction costs for stockholders wishing to enter or exit the stock.

(6)	Participation in Cemtrex’s Growth Story and Long-Term Benefits. Most importantly, Cemtrex is proposing to issue its common stock to Key Tronic stockholders in the exchange offer to allow them to participate in the anticipated growth and opportunities of the combined company. Cemtrex believes that joining the companies would improve the diversity of operations, earning power and reinvestment of cash flows for growth. Accordingly, Cemtrex believes that the combination of Cemtrex and Key Tronic would have significant long-term benefits because the combined entity would increase intrinsic business value per share for stockholders at a higher rate than they would get with Key Tronic continuing to operate as it has in the past.

Cemtrex believes its business model and financial resources would construct an optimal platform for the combined company to create long-term value for all stockholders.

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THE OFFER

Cemtrex is offering to exchange, for each outstanding share of Key Tronic common stock that is validly tendered and not properly withdrawn prior to the expiration date, one share of Cemtrex common stock, upon the terms and subject to the conditions contained in this prospectus and the accompanying letter of transmittal.

The term “expiration date” means 5:00 p.m., Eastern time, on _____, October __, 2017, unless Cemtrex extends the period of time for which the offer is open, in which case the term “expiration date” means the latest time and date on which the offer, as so extended, expires.

If you are a registered stockholder and tender your shares of Key Tronic common stock directly to the exchange agent, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. If you hold your shares through a broker or bank, you should consult your institution as to whether or not they will charge you any service fees. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of shares of Key Tronic common stock pursuant to the offer will be paid by Cemtrex.

Cemtrex is making the offer in order to acquire control of, and ultimately the entire common equity interest in, Key Tronic. The offer is the first step in Cemtrex’s acquisition of Key Tronic and is intended to facilitate the acquisition of all shares of Key Tronic common stock.

Based on the exchange ratio for the offer and certain assumptions regarding the number of Key Tronic shares to be exchanged, Cemtrex estimates that if all Key Tronic shares are exchanged pursuant to the offer, former Key Tronic stockholders would own, in the aggregate, approximately 51.2% of the outstanding shares of Cemtrex common stock and, on a voting basis together with holders of Cemtrex’s common stock, series A preferred stock and series 1 preferred stock, approximately 23.5% of the total voting shares of Cemtrex. For a detailed discussion of the assumptions on which this estimate is based, see “The Offer – Ownership of Cemtrex After the Offer.”

Cemtrex’s obligation to exchange shares of Cemtrex common stock for shares of Key Tronic common stock pursuant to the offer is subject to several conditions referred to below under “Conditions of the Offer,” including the registration statement condition and the stockholder approval condition, as well as the other conditions that are discussed below.

Pursuant to Exchange Act Rule 14d-5, Cemtrex has asked Key Tronic for its stockholder list and security position listings to communicate with you and to distribute Cemtrex’s offer to you. This prospectus, the related letter of transmittal and other relevant materials will be delivered to record holders of shares of Key Tronic common stock and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Key Tronic’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, so that they can in turn send these materials to beneficial owners of shares of Key Tronic common stock.

Expiration Date of the Offer

The offer is scheduled to expire at 5:00 p.m., Eastern time, on _____, October __, 2017, unless extended by Cemtrex. For more information, you should read the discussion below under the caption “The Offer – Extension, Termination and Amendment.”

Extension, Termination and Amendment

Subject to the applicable rules of the SEC and the terms and conditions of the offer, Cemtrex expressly reserves the right, in its sole discretion, at any time or from time to time, to extend, for any reason, the period of time during which the offer remains open, and Cemtrex can do so by giving oral or written notice of such extension to the exchange agent. If Cemtrex decides to so extend the offer, Cemtrex will make an announcement to that effect no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Cemtrex is not making any assurance that it will exercise its right to extend the offer, although it currently intends to do so until all conditions to the offer have been satisfied or waived. During any such extension, all shares of Key Tronic common stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your shares of Key Tronic common stock. You should read the discussion under “The Offer – Withdrawal Rights” for more details.

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To the extent legally permissible, Cemtrex also reserves the right, in its sole discretion, at any time or from time to time:

●	to delay acceptance for exchange of, or exchange of, any shares of Key Tronic common stock pursuant to the offer in order to comply in whole or in part with applicable law;

●	to terminate the offer and not accept or exchange any shares of Key Tronic common stock not previously accepted or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration date;

●	to amend or terminate the offer without accepting for exchange or exchanging any shares of Key Tronic common stock if Key Tronic agrees to enter into a negotiated merger agreement with Cemtrex; and

●	to waive any condition or otherwise amend the offer in any respect.

In addition, even if Cemtrex has accepted for exchange, but not exchanged, shares in the offer, it may terminate the offer and not exchange shares of Key Tronic common stock that were previously tendered if completion of the offer is illegal or if a governmental authority has commenced or threatened legal action related to the offer.

Cemtrex will effect any extension, termination, amendment or delay by giving oral or written notice to the exchange agent and by making a public announcement as promptly as practicable thereafter. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Subject to applicable law and without limiting the manner in which Cemtrex may choose to make any public announcement, Cemtrex assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

Cemtrex acknowledges that Rule 14e-1(c) under the Exchange Act requires Cemtrex to pay the consideration offered or return the shares of Key Tronic common stock tendered promptly after the termination or withdrawal of the offer.

Cemtrex confirms to you that if it makes a material change in the terms of the offer or the information concerning the offer, or if it waives a material condition of the offer, it will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, Cemtrex changes the percentage of shares of Key Tronic common stock being sought or the consideration offered to you, that change will apply to all holders whose shares of Key Tronic common stock are accepted for exchange pursuant to Cemtrex’s offer, regardless of whether the shares were tendered before or after the change. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, Cemtrex will extend the offer until the expiration of that ten business day period. For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

Cemtrex may, although it does not currently intend to, elect to provide a subsequent offering period after the expiration of the offer, if the requirements under Exchange Act Rule 14d-11 have been met. A subsequent offering period, if provided, will be a period of three to 20 business days, beginning after Cemtrex has accepted for exchange all shares tendered in the offer, during which Key Tronic stockholders who did not tender their shares in the offer may tender their shares and receive the same consideration provided in the offer.

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During a subsequent offering period, tendering stockholders would not have withdrawal rights and Cemtrex would promptly exchange and pay for any shares of Key Tronic common stock tendered at the same price paid in the offer. Rule 14d-11 under the Exchange Act provides that Cemtrex may provide a subsequent offering period so long as, among other things, (1) the initial period of at least 20 business days of the offer has expired, (2) Cemtrex offers the same form and amount of consideration for shares of Key Tronic common stock in the subsequent offering period as in the initial offer, (3) Cemtrex immediately accepts and promptly pays for all shares of Key Tronic common stock tendered during the offer prior to its expiration, (4) Cemtrex announces the results of the offer, including the approximate number and percentage of shares of Key Tronic common stock deposited in the offer, no later than 9:00 a.m., Eastern time, on the next business day after the expiration date and immediately begins the subsequent offering period and (5) Cemtrex immediately accepts and promptly pays for shares of Key Tronic common stock as they are tendered during the subsequent offering period. If Cemtrex elects to include a subsequent offering period, it will notify stockholders of Key Tronic by making a public announcement on the next business day after the expiration date consistent with the requirements of Rule 14d-11 under the Exchange Act.

Pursuant to Rule 14d-7(a)(2) under the Exchange Act, no withdrawal rights apply to shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to shares tendered in the offer and accepted for exchange. The same consideration will be received by stockholders tendering shares of Key Tronic common stock in the offer or in a subsequent offering period, if one is included.

Exchange of Key Tronic Shares; Delivery of Cemtrex Common Stock

Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), Cemtrex will accept for exchange, and will exchange, shares of Key Tronic common stock validly tendered and not properly withdrawn promptly after the expiration date. In addition, subject to applicable rules of the SEC, Cemtrex expressly reserves the right to delay acceptance for exchange of, or the exchange of, shares of Key Tronic common stock in order to comply with any applicable law. In all cases, exchange of shares of Key Tronic common stock tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those shares of Key Tronic common stock (or a confirmation of a book-entry transfer of those shares of Key Tronic common stock in the exchange agent’s account at The Depository Trust Company, referred to as “DTC”), a properly completed and duly executed letter of transmittal and any other required documents.

For purposes of the offer, Cemtrex will be deemed to have accepted for exchange shares of Key Tronic common stock validly tendered and not properly withdrawn as, if and when it notifies the exchange agent of its acceptance of the tenders of those shares of Key Tronic common stock pursuant to the offer. The exchange agent will deliver Cemtrex common stock in exchange for shares of Key Tronic common stock pursuant to the offer promptly after receipt of such notice. The exchange agent will act as your agent for the purpose of receiving Cemtrex common stock from Cemtrex and transmitting such stock and cash to you.

If Cemtrex does not accept any tendered shares of Key Tronic common stock for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more shares of Key Tronic common stock than are tendered, Cemtrex will return certificates for such unexchanged shares of Key Tronic common stock without expense to the tendering stockholder or, in the case of shares of Key Tronic common stock tendered by book-entry transfer of such shares of Key Tronic common stock into the exchange agent’s account at DTC pursuant to the procedures set forth below in the section entitled “The Offer – Procedure for Tendering,” those shares of Key Tronic common stock will be credited to an account maintained within DTC promptly following expiration or termination of the offer.

Cemtrex reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to exchange all or any portion of the shares of Key Tronic common stock tendered pursuant to the offer, but any such transfer or assignment will not relieve Cemtrex of its obligations under the offer or prejudice the rights of tendering stockholders to exchange shares of Key Tronic common stock validly tendered and accepted for exchange pursuant to the offer.

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Procedure for Tendering

For you to validly tender shares of Key Tronic common stock pursuant to the offer, either (a) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered shares of Key Tronic common stock must be received by the exchange agent at such address or those shares of Key Tronic common stock must be tendered pursuant to the procedures for book-entry transfer set forth below (and a confirmation of receipt of such tender, referred to as a “book-entry confirmation,” must be received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below under “The Offer – Guaranteed Delivery.”

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the shares of Key Tronic common stock that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Cemtrex may enforce that agreement against such participant.

The exchange agent will establish accounts with respect to the shares of Key Tronic common stock at DTC in connection with the offer within two business days after the date of this offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares of Key Tronic common stock by causing DTC to transfer such shares into the exchange agent’s account in accordance with DTC’s procedure for such transfer. However, although delivery of shares of Key Tronic common stock may be effected through book-entry transfer at DTC, the letter of transmittal with any required signature guarantees, or an agent’s message, along with any other required documents, must, in any case, be received by the exchange agent at one of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed. Cemtrex cannot assure you that book-entry delivery of Key Tronic shares will be available. If book-entry delivery is not available, you must tender Key Tronic shares by means of delivery of Key Tronic share certificates or pursuant to the guaranteed delivery procedures set forth below under “The Offer – Guaranteed Delivery.”

Signatures on all letters of transmittal must be guaranteed by an eligible institution (as defined below), except (1) in cases in which shares of Key Tronic common stock are tendered by a registered holder of shares of Key Tronic common stock who has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal or (2) if shares of Key Tronic common stock are tendered for the account of a financial institution that is a member of the Securities Transfer Agents Medallion Program or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “eligible institution”). Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you.

If the certificates for shares of Key Tronic common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if the offer consideration is to be delivered, or certificates for unexchanged shares of Key Tronic common stock are to be issued, to a person other than the registered holder(s), the Key Tronic share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

In all cases, Cemtrex will exchange shares of Key Tronic common stock tendered and accepted for exchange pursuant to the offer only after timely receipt by the exchange agent of certificates for shares of Key Tronic common stock (or timely confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or an agent’s message in connection with a book-entry transfer) and any other required documents.

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By executing a letter of transmittal as set forth above, you irrevocably appoint Cemtrex’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Key Tronic common stock tendered and accepted for exchange by Cemtrex and with respect to any and all other shares of Key Tronic common stock and other securities issued or issuable in respect of the shares of Key Tronic common stock on or after the expiration date. That appointment is effective, and voting rights will be affected, when and only to the extent that Cemtrex deposits with the exchange agent the shares of its common stock in consideration for the shares of Key Tronic common stock that you have tendered. All such proxies will be considered coupled with an interest in the tendered shares of Key Tronic common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Cemtrex’s designees will, with respect to the shares of Key Tronic common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Key Tronic’s stockholders or otherwise. Cemtrex reserves the right to require that, in order for shares of Key Tronic common stock to be deemed validly tendered, immediately upon the exchange of those shares, Cemtrex must be able to exercise full voting rights with respect to those shares.

THE METHOD OF DELIVERY OF KEY TRONIC SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, CEMTREX RECOMMENDS REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8BEN, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL’S EXEMPT STATUS.

Guaranteed Delivery

If you wish to tender shares of Key Tronic common stock pursuant to the offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or complete the procedure for book-entry transfer on a timely basis, your shares of Key Tronic common stock may nevertheless be tendered, as long as all of the following conditions are satisfied:

●	you make your tender by or through an eligible institution;

●	a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by Cemtrex, is received by the exchange agent as provided below prior to the expiration date; and

●	the certificates for all tendered shares of Key Tronic common stock (or a confirmation of a book-entry transfer of such securities into the exchange agent’s account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal, are received by the exchange agent within two trading days after the date of execution of such notice of guaranteed delivery.

You may deliver the notice of guaranteed delivery by hand, overnight courier, facsimile transmission or mail to the exchange agent. The notice must include a guarantee by an eligible institution in the form set forth in the notice.

The tender of shares of Key Tronic common stock pursuant to any of the procedures described above will constitute a binding agreement between Cemtrex and you upon the terms and subject to the conditions of the offer.

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Matters Concerning Validity and Eligibility

Cemtrex will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Key Tronic common stock, in its sole discretion, and its determination will be final and binding to the fullest extent permitted by law. Cemtrex reserves the absolute right to reject any and all tenders of shares of Key Tronic common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Cemtrex also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Key Tronic common stock. No tender of shares of Key Tronic common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of Key Tronic common stock have been cured or waived. None of Cemtrex, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Key Tronic common stock or will incur any liability for failure to give any such notification. Cemtrex’s interpretation of the terms and conditions of the offer (including the letter of transmittal and instructions thereto) will be final and binding to the fullest extent permitted by law.

IF YOU HAVE ANY QUESTIONS ABOUT THE PROCEDURE FOR TENDERING SHARES OF KEY TRONIC COMMON STOCK, PLEASE CONTACT THE INFORMATION AGENT AT ITS ADDRESS AND TELEPHONE NUMBERS SET FORTH ON THE BACK COVER OF THIS PROSPECTUS.

Withdrawal Rights

You can withdraw tendered shares at any time until the offer has expired and, if Cemtrex has not agreed to accept your shares for exchange by the expiration date, you can withdraw them at any time after that date until it accepts shares for exchange. If Cemtrex elects to extend the offer, is delayed in its acceptance for exchange of shares of Key Tronic common stock or is unable to accept shares of Key Tronic common stock for exchange pursuant to the offer for any reason, then, without prejudice to Cemtrex’s rights under the offer, the exchange agent may, on behalf of Cemtrex, retain tendered shares of Key Tronic common stock, and such shares of Key Tronic common stock may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be by an extension of the offer to the extent required by law. If Cemtrex decides to include a subsequent offering period, shares of Key Tronic common stock tendered during the subsequent offering period may not be withdrawn. Please see the section of this prospectus entitled “The Offer – Extension, Termination and Amendment.”

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus. Any such notice of withdrawal must specify the name of the person who tendered the shares of Key Tronic common stock to be withdrawn, the number of shares of Key Tronic common stock to be withdrawn and the name of the registered holder of such shares of Key Tronic common stock, if different from that of the person who tendered such shares of Key Tronic common stock. If certificates evidencing shares of Key Tronic common stock to be withdrawn have been delivered or otherwise identified to the exchange agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the exchange agent and, unless such shares of Key Tronic common stock have been tendered by or for the account of an eligible institution, the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution. If shares of Key Tronic common stock have been tendered pursuant to the procedure for book-entry transfer as set forth in the section of this prospectus entitled “The Offer – Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Key Tronic common stock.

Withdrawals of shares of Key Tronic common stock may not be rescinded. Any shares of Key Tronic common stock properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares of Key Tronic common stock may be re-tendered at any time prior to the expiration date (or during the subsequent offering period, if any) by following one of the procedures discussed under the sections entitled “The Offer – Procedure for Tendering” or “The Offer – Guaranteed Delivery” (except shares of Key Tronic common stock may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

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Cemtrex will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, and its decision shall be final and binding to the fullest extent permitted by law. None of Cemtrex, the exchange agent, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Announcement of Results of the Offer

Cemtrex will announce by press release the final results of the offer, including whether all of the conditions to the offer have been fulfilled or waived and whether Cemtrex will accept the tendered shares of Key Tronic common stock for exchange, promptly after expiration of the offer.

Ownership of Cemtrex After the Offer

Based on the exchange ratio for the offer and assuming that:

●	There are no stock options to purchase shares of Key Tronic common stock outstanding at the expiration of the offer;

●	Cemtrex exchanges pursuant to the offer all of the shares of Key Tronic common stock, which number is assumed to be 10,759,680, the total number of shares reported by Key Tronic to be outstanding as of April 28, 2017; and

●	10,248,533 shares of Cemtrex common stock, which is the number of shares outstanding as of September 1, 2017, are outstanding;

former Key Tronic stockholders would own, in the aggregate, approximately 51.2% of the outstanding shares of Cemtrex common stock and, on a voting basis together with holders of Cemtrex’s common stock, series A preferred stock and series 1 preferred stock, approximately 23.5% of the total voting shares of Cemtrex.

Taxation

The following is a summary of certain U.S. federal income tax consequences of the offer to holders of Key Tronic common stock whose stock is exchanged for Cemtrex common stock pursuant to the offer. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this prospectus as the “Code,” applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect as of the date of this offer, all of which may change, possibly with retroactive effect. The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances. The summary applies only to stockholders who hold their Key Tronic common stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, persons who acquired their Key Tronic common stock upon the exercise of stock options or otherwise as compensation, financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Key Tronic common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction or other integrated investment, or persons that have a functional currency other than the United States dollar. This summary does not discuss the U.S. federal tax consequences to any stockholder of Key Tronic who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any state, local or foreign tax consequences of the offer.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER’S TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

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Except as provided below, the receipt of Cemtrex common stock in exchange for Key Tronic common stock pursuant to the offer may be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who exchanges Key Tronic common stock pursuant to the offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the fair market value on the date of acceptance for exchange pursuant to the offer of the Cemtrex common stock received and the holder’s adjusted tax basis in the Key Tronic common stock exchanged pursuant to the offer. Gain or loss will be determined separately for each block of Key Tronic common stock (i.e., Key Tronic common stock acquired at the same cost in a single transaction) exchanged pursuant to the offer. Any such gain or loss generally will be long-term capital gain or loss and will be long-term capital gain or loss if the stockholder has held the Key Tronic common stock for more than one year on the date of acceptance for exchange pursuant to the offer. Long-term capital gain of noncorporate stockholders is generally taxable at a maximum rate of 20%. Certain limitations apply to the use of capital losses. In addition, subject to certain limitations and exceptions, certain individuals, estates and trusts may be subject to a 3.8% net investment income tax on some or all of their “net investment income” that exceeds certain thresholds. “Net investment income” would include any capital gains realized on the exchange of Key Tronic common stock for Cemtrex common stock.

A holder’s tax basis in the Cemtrex common stock received pursuant to the offer will equal its fair market value on the date of acceptance for exchange pursuant to the offer. A holder’s holding period in the Cemtrex common stock received will begin the day following the date of acceptance for exchange pursuant to the offer.

If and as applicable, the receipt of cash in exchange for Key Tronic shares pursuant to the exercise of dissenters’ rights generally will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who receives cash in exchange for Key Tronic shares pursuant to the exercise of dissenters’ rights will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Key Tronic common stock exchanged. The determination and tax treatment of any such gain or loss is described above.

In the event that, upon consummation of the offer, Cemtrex owns 80% or more of the outstanding Key Tronic common stock, and certain other conditions are met, the exchange by Key Tronic stockholders of their Key Tronic common stock for shares of Cemtrex common stock may be treated as a tax-free reorganization pursuant to Section 368(a)(1) of the Code. In that case, no gain or loss would be recognized by the exchanging stockholders of Key Tronic, and their tax basis and holding periods of their Key Tronic shares will carry over to the shares of Cemtrex common stock received in the exchange.

Purpose of the Offer; Dissenters’ Rights

Purpose and Structure of the Offer

The purpose of the offer is for Cemtrex to acquire control of, and ultimately the entire equity interest in, Key Tronic. The offer, as the first step in the acquisition of Key Tronic, is intended to facilitate the acquisition of Key Tronic.

If Cemtrex owns 90% or more of the outstanding shares of Key Tronic common stock following the consummation of the offer, Cemtrex may seek to consummate a second-step merger as a “short-form” merger pursuant to Section 23B.11.040 of the Washington Business Corporation Act. In this case, neither the approval of any holder of shares of Key Tronic common stock nor the approval of Key Tronic’s board of directors would be required. Upon consummation of a second-step merger, Key Tronic would be merged with and into a wholly-owned subsidiary of Cemtrex.

If Cemtrex owns less than 90% of the outstanding shares of Key Tronic common stock following the consummation of the offer, Cemtrex intends to cause Key Tronic’s board of directors to submit a second-step merger to Key Tronic’s stockholders for approval at a stockholders’ meeting convened for that purpose in accordance with Washington law. However, such a merger and its approval would be subject to the Washington Business Combination Statute (described below) and similar anti-takeover provisions of Key Tronic’s restated articles of incorporation.

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Dissenters’ Rights

Dissenters’ rights are not available in the offer, but, as discussed in the next paragraph, may arise if Cemtrex requests a Key Tronic stockholder vote in connection with the Washington Business Combination Statute (described below). In addition, if you do not tender your Key Tronic shares in the offer, do not vote in favor of a second-step merger and do comply with applicable procedures governing dissenters’ rights under Washington law, you will be entitled, in connection with a second-step merger, to receive payment in cash equal to the statutorily-determined “fair value” of your shares of Key Tronic common stock, plus accrued interest from the effective date of the merger until the date of payment. The process for determining “fair value” under Washington’s dissenters’ rights provisions may include a judicial appraisal process. “Fair value” will be the value of a dissenter’s shares of Key Tronic common stock before a merger, excluding any appreciation or depreciation in anticipation of such merger, unless such exclusion would be inequitable. The fair value of shares of Key Tronic common stock determined under Washington’s dissenters’ rights provisions could be the same as, or more or less than, the value of the shares of Cemtrex common stock offered pursuant to the offer or proposed to be paid in a second-step merger.

In addition, you may have dissenters’ rights in connection with the Washington Business Combination Statute. Section 78.411, et seq. of the Revised Code of Washington, referred to in this prospectus as the “Washington Business Combination Statute,” provides that a person or group who acquires 10% or more of a public corporation’s voting stock (an “acquiring person”) may not engage in any “significant business transaction” with such corporation for a period of five years after such person or group becomes an acquiring person, unless the significant business transaction or the acquisition by which such person became an acquiring person is approved prior to the time the person became an acquiring person by a majority vote of the board of directors, or the significant business transaction is approved by a majority vote of the board of directors and approved at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting shares (excluding shares beneficially owned by the acquiring person). After the five-year period, certain significant business transactions still may not occur unless they comply with certain fair price provisions of the statute or are approved by the disinterested shareholders. In the event that Cemtrex becomes an acquiring person but owns less than 90% of the outstanding shares of Key Tronic common stock following the consummation of the offer, Cemtrex may seek to complete a significant business transaction with Key Tronic for which dissenters’ rights may be available to each Key Tronic stockholder who does not vote in favor of the significant business transaction if Cemtrex ultimately receives approval of the significant business transaction from two-thirds of the disinterested minority shareholders of Key Tronic. See “The Offer – Certain Legal Matters; Regulatory Approvals– Washington Business Combination Statute.”

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO SECTIONS 23B.13.010 – 23B.13.310 OF THE WASHINGTON BUSINESS CORPORATION ACT. FAILURE TO FOLLOW THE STEPS THAT SECTIONS 23B.13.010 – 23B.13.310 REQUIRE FOR PERFECTING APPLICABLE DISSENTERS’ RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

Plans for Key Tronic

Cemtrex intends to operate Key Tronic’s business in substantially the manner in which it is currently conducted following the consummation of the proposed transaction. Nevertheless, in connection with the offer, Cemtrex has reviewed and will continue to review various possible business strategies and changes that it might consider in the event that it acquires control of Key Tronic, whether pursuant to the offer, a merger or otherwise. Following a review of additional information regarding Key Tronic, these changes could include, among other things, changes in Key Tronic’s business, operations, personnel, employee benefit plans, corporate structure, capitalization, governing documents and management.

Except as indicated in this prospectus, neither Cemtrex nor any of Cemtrex’s subsidiaries has any current plans or proposals which relate to or would result in (1) any reorganization or liquidation of Key Tronic or any of its subsidiaries, (2) any purchase, sale or transfer of a material amount of assets of Key Tronic or any of its subsidiaries, (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of Key Tronic or any of its subsidiaries, (4) any change in the current board of directors or management of Key Tronic, (5) any other material change in Key Tronic’s corporate structure or business, (6) any class of equity security of Key Tronic ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (7) any class of equity securities of Key Tronic becoming eligible for termination of registration under the Exchange Act.

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Removal from Nasdaq Global Market; Termination of Registration

Once the offer is consummated, if Key Tronic qualifies for termination of registration under the Exchange Act, Cemtrex intends to cause Key Tronic to file an application with the SEC to terminate the registration of Key Tronic common stock under the Exchange Act. The consummation of the offer may also result in the removal of Key Tronic common stock from the Nasdaq Global Market. Key Tronic common stock could also cease to be traded on the Nasdaq Global Market independently of the offer.

Effect of the Offer on the Market for Shares of Key Tronic Common Stock; Registration Under the Exchange Act; Margin Regulations

Effect of the Offer on the Market for the Shares of Key Tronic Common Stock

According to Key Tronic’s annual report on Form 10-K for the fiscal year ended July 2, 2016, the shares of Key Tronic common stock are traded on the Nasdaq Global Market and there were approximately 706 holders of record of Key Tronic common stock as of July 2, 2016. The exchange of shares of Key Tronic common stock by Cemtrex pursuant to the offer will reduce the number of holders of Key Tronic common stock and the number of shares of Key Tronic common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Key Tronic common stock held by the public. The extent of the public market for Key Tronic common stock and the availability of quotations reported on the Nasdaq Global Market depends upon the number of stockholders holding Key Tronic common stock, the aggregate market value of the shares remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors.

Registration Under the Exchange Act

Based upon Key Tronic’s public filings with the SEC, Cemtrex believes that Key Tronic common stock is currently registered under the Exchange Act. This registration may be terminated upon application by Key Tronic to the SEC if Key Tronic common stock is not listed on a “national securities exchange” and there are fewer than 300 record holders. Termination of registration would substantially reduce the information required to be furnished by Key Tronic to holders of Key Tronic common stock and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to Key Tronic common stock. In addition, “affiliates” of Key Tronic and persons holding “restricted securities” of Key Tronic may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act. If the registration of Key Tronic common stock under the Exchange Act is not terminated prior to the consummation of the offer, then the registration of Key Tronic common stock under the Exchange Act will be terminated upon consummation of a second-step merger.

Margin Regulations

Key Tronic common stock is not a “margin security” under the regulations of the Board of Governors of the Federal Reserve System, and is therefore not subject to the margin regulations of the Federal Reserve Board.

Conditions of the Offer

Notwithstanding any other provision of the offer, Cemtrex is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Cemtrex’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of Key Tronic common stock, and may terminate or amend the offer, if, at the expiration date, any of the following conditions have not been satisfied or, to the extent legally permissible, waived:

●	the “registration statement condition” – the registration statement of which this prospectus is a part shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

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●	the “Cemtrex stockholder approval condition” – Cemtrex’s stockholders shall have approved any required increase in its authorized common stock and, as and to the extent required by the rules of the Nasdaq Capital Market, the issuance of shares of Cemtrex common stock pursuant to the offer, and such shares shall have been authorized for listing on such exchange, subject to official notice of issuance. Cemtrex’s directors and executive officers collectively beneficially own or exercise voting power over the requisite number of shares to approve the issuance of Cemtrex shares pursuant to the offer.

In addition, notwithstanding any other provision of the offer, Cemtrex is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Cemtrex’s obligation to pay for or return tendered shares promptly after termination or expiration of the offer), exchange any shares of Key Tronic common stock, and may terminate or amend the offer, if, at any time on or after the date of this prospectus and before the expiration of the offer, any of the following conditions exist:

(i)	there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the offer, the acceptance for exchange of or exchange of some or all of the shares of Key Tronic common stock by Cemtrex or any of its subsidiaries or affiliates or the consummation by Cemtrex or any of its subsidiaries or affiliates of a merger or other similar business combination involving Key Tronic, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the offer or any such merger or other similar business combination, (c) seeking to restrain or prohibit the ownership or operation by Cemtrex or any of its subsidiaries or affiliates of all or any portion of its business or assets or that of Key Tronic or any of Cemtrex’s or Key Tronic’s respective subsidiaries or affiliates or to compel Cemtrex or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of its business or assets or that of Key Tronic or any of Cemtrex’s or Key Tronic’s respective subsidiaries or affiliates, in each case as a result of the offer or any such merger or other similar business combination, (d) seeking to impose limitations on Cemtrex’s ability or that of any of its subsidiaries or affiliates effectively to exercise any rights as record or beneficial owner of the shares of Key Tronic common stock acquired or owned by Cemtrex or any of its subsidiaries or affiliates, including, without limitation, the right to vote any shares acquired or owned by Cemtrex or any of its subsidiaries or affiliates on all matters properly presented to Key Tronic’s stockholders, (e) seeking to require divestiture by Cemtrex or any of its subsidiaries or affiliates of any shares of Key Tronic common stock, or (f) that otherwise, in Cemtrex’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of Key Tronic or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of Key Tronic common stock; or

(ii)	any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the offer, the acceptance for exchange of or exchange of shares of Key Tronic common stock, or any merger or other business combination involving Key Tronic, by any court, government or governmental authority or agency, domestic, foreign or supranational, or of any applicable foreign statutes or regulations (as in effect as of the date of this prospectus) to the offer or to any such merger or other business combination, that, in Cemtrex’s reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (f) of paragraph (i) above; or

(iii)	any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of Key Tronic or any of its subsidiaries or affiliates that, in Cemtrex’s reasonable judgment, is or may be materially adverse to Key Tronic or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of Key Tronic common stock; or

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(iv)	there occurs (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the Nasdaq-100 Index by an amount in excess of 15%, measured from the business day immediately preceding the commencement date of the offer, or any change in the general political, market, economic or financial conditions in the United States or abroad that, in Cemtrex’s reasonable judgment, could have a material adverse effect on the business, financial condition or results of operations of Key Tronic and its subsidiaries, taken as a whole, (c) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (d) any material adverse change (or development or threatened development involving a prospective material adverse change) in U.S. or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (e) any material adverse change in the market price of the shares of Key Tronic common stock or in the U.S. securities or financial markets, (f) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (g) any limitation (whether or not mandatory) by any governmental authority or agency on, or any other event that, in Cemtrex’s reasonable judgment, may adversely affect, the extension of credit by banks or other financial institutions or (h) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

(v)	(a) a tender or exchange offer for some or all of the shares of Key Tronic common stock has been publicly proposed to be made or has been made by another person (including Key Tronic or any of its subsidiaries or affiliates), or has been publicly disclosed, or any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or publicly proposes to acquire beneficial ownership of more than 5% of any class or series of capital stock of Key Tronic (including Key Tronic common stock), through the acquisition of stock, the formation of a group or otherwise, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of Key Tronic (including Key Tronic common stock) other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the SEC on the date of this prospectus, (b) any such person or group which, prior to the date of this prospectus, had filed such a Schedule with the SEC has acquired or proposes to acquire beneficial ownership of additional shares of any class or series of capital stock of Key Tronic, through the acquisition of stock, the formation of a group or otherwise, constituting 1% or more of any such class or series, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of Key Tronic constituting 1% or more of any such class or series, (c) any person or group has entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer or a merger, consolidation or other business combination with or involving Key Tronic or (d) any person has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Key Tronic or any assets or securities of Key Tronic; or

(vi)	Key Tronic or any of its subsidiaries has (a) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the shares of Key Tronic common stock or its capitalization, (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding shares of Key Tronic common stock or other securities, (c) issued or sold, or authorized or proposed the issuance or sale of, any additional shares of Key Tronic common stock, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than the issuance of shares of Key Tronic common stock pursuant to and in accordance with the terms in effect on the date of this prospectus of employee stock options outstanding prior to such date), or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of Key Tronic, (e) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of Key Tronic, (f) altered or proposed to alter any material term of any outstanding security, issued or sold, or authorized or proposed the issuance or sale of, any debt securities or otherwise incurred or authorized or proposed the incurrence of any debt other than in the ordinary course of business, (g) authorized, recommended, proposed, announced its intent to enter into or entered into an agreement with respect to or effected any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of Key Tronic or any of its subsidiaries or any comparable event not in the ordinary course of business, (h) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that, in Cemtrex’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of Key Tronic or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of Key Tronic common stock, (i) entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business or entered into or amended any such agreements, arrangements or plans so as to provide for increased benefits to employees as a result of or in connection with the making of the offer, the acceptance for exchange of or exchange of some of or all the shares of Key Tronic common stock by Cemtrex or Cemtrex’s consummation of any merger or other similar business combination involving Key Tronic, (j) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) of Key Tronic or any of its subsidiaries, or (k) amended, or authorized or proposed any amendment to, its articles of incorporation or bylaws (or other similar constituent documents); or

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(vii)	(a) any material contractual right of Key Tronic or any of its subsidiaries has been impaired or otherwise adversely affected or any material amount of indebtedness of Key Tronic or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the offer or the consummation by Cemtrex or any of its subsidiaries or affiliates of a merger or other similar business combination involving Key Tronic or (b) any covenant, term or condition in any instrument or agreement of Key Tronic or any of its subsidiaries, in Cemtrex’s reasonable judgment, has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of Key Tronic or any of its subsidiaries or affiliates or results or may result in a material diminution in the value of the shares of Key Tronic common stock (including, without limitation, any event of default that may ensue as a result of or in connection with the offer, the acceptance for exchange of or exchange of some or all of the shares of Key Tronic common stock by Cemtrex or Cemtrex’s consummation of a merger or other similar business combination involving Key Tronic); or

(viii)	Cemtrex or any of its affiliates enters into a definitive agreement or announces an agreement in principle with Key Tronic providing for a merger or other similar business combination with Key Tronic or any of its subsidiaries or the purchase of securities or assets of Key Tronic or any of its subsidiaries, or Cemtrex and Key Tronic reach any other agreement or understanding pursuant to which it is agreed that the offer will be terminated; or

(ix)	Key Tronic or any of its subsidiaries shall have (a) granted to any person proposing a merger or other business combination with or involving Key Tronic or any of its subsidiaries or the purchase of securities or assets of Key Tronic or any of its subsidiaries any type of option, warrant or right which, in Cemtrex’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any shares of Key Tronic common stock or other securities, assets or business of Key Tronic or any of its subsidiaries) or (b) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; which, in Cemtrex’s reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by Cemtrex) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for exchange or exchange.

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The satisfaction or existence of any of the conditions to the offer will be determined by Cemtrex in its reasonable discretion. These conditions are for the sole benefit of Cemtrex and its affiliates and may be asserted by Cemtrex in its reasonable discretion regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by Cemtrex in its reasonable discretion in whole or in part at any time or from time to time before the expiration date (provided that all conditions to the offer must be satisfied or waived prior to the expiration of the offer). Cemtrex expressly reserves the right to waive any of the conditions to the offer (to the extent legally permissible) and to make any change in the terms of or conditions to the offer. Cemtrex’s failure at any time to exercise its rights under any of these conditions will not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Each such right will be deemed an ongoing right which may be asserted at any time or from time to time, except that any such right may not be asserted after the expiration date. Any determination made by Cemtrex concerning the events described in this section “The Offer–Conditions to the Offer” will be final and binding upon all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction.

Dividends and Distributions

If on or after the date of this prospectus, Key Tronic:

(a) splits, combines or otherwise changes its shares of common stock or its capitalization,

(b) acquires shares of its common stock or otherwise causes a reduction in the number of outstanding shares,

(c) issues or sells any additional shares of its common stock (other than shares issued pursuant to and in accordance with the terms in effect on the date of this prospectus of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, or any other securities or rights in respect of, in lieu of, or in substitution or exchange for any shares of its capital stock, or

(d) discloses that it has taken such action,

then, without prejudice to Cemtrex’s rights under “The Offer – Extension, Termination and Amendment” and “The Offer – Conditions of the Offer,” Cemtrex may, in its sole discretion, make such adjustments in the exchange ratio and other terms of the offer as it deems appropriate including, without limitation, the number or type of securities to be purchased.

Certain Legal Matters; Regulatory Approvals

General

Cemtrex is not aware of any governmental license or regulatory permit that appears to be material to Key Tronic’s business that might be adversely affected by Cemtrex’s acquisition of shares of Key Tronic common stock pursuant to the offer or of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for Cemtrex’s acquisition or ownership of shares of Key Tronic common stock pursuant to the offer. Should any of these approvals or other actions be required, Cemtrex currently contemplates that these approvals or other actions will be sought. There can be no assurance that any of these approvals or other actions, if needed, will be obtained (with or without substantial conditions) or that if these approvals were not obtained or these other actions were not taken adverse consequences might not result to Key Tronic’s business or that parts of Key Tronic’s or Cemtrex’s, or any of their respective subsidiaries’, businesses might not have to be disposed of or held separate, any of which could cause Cemtrex to elect to terminate the offer without the purchase of shares of Key Tronic common stock. Cemtrex’s obligation under the offer to accept for exchange and exchange shares of Key Tronic common stock is subject to certain conditions. See “The Offer – Conditions of the Offer.”

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Antitrust

Cemtrex does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the proposed transaction. Nevertheless, the Antitrust Division of the Department of Justice, referred to in this prospectus as the “Antitrust Division,” and the Federal Trade Commission, referred to in this prospectus as the “FTC,” frequently scrutinize the legality under the antitrust laws of transactions such as Cemtrex’s acquisition of shares pursuant to the offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the offer or seeking divestiture of the shares so acquired or divestiture of Cemtrex’s or Key Tronic’s material assets. Private parties (including individual states) may also bring legal actions under the antitrust laws. Based on an examination of the publicly available information relating to the business in which Key Tronic is engaged, Cemtrex does not believe that the consummation of the offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if such a challenge is made, what the result will be. See “Conditions of the Offer” for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

Washington Business Combination Statute

Section 23B.19.010, et seq. of the Revised Code of Washington, referred to as the “Washington Business Combination Statute,” prevents an “acquiring person” and a Washington corporation to which the Washington Business Combination Statute applies from entering into a “significant business transaction,” unless specified conditions are met. The Washington Business Combination Statute applies to Washington corporations which (a) as of the date the person becomes an acquiring person, has a class of voting shares registered with the SEC under Section 12 or Section 15 of the Exchange Act; or (b) provides for applicability of the statute in its articles of incorporation. Only those Washington corporations that on June 6, 1996, had a provision in its articles of incorporation expressly electing not to be covered under the predecessor statute to the Washington Business Combination Statute are not subject to the Washington Business Combination Statute. Key Tronic’s articles of incorporation do not exclude it from the coverage of the Washington Business Combination Statute.

For purposes of the Washington Business Combination Statute:

●	An “acquiring person” means a person or group of persons, other than the target corporation or a subsidiary of the target corporation, who is the beneficial owner of voting shares entitled to cast votes comprising ten percent or more of the voting power of the target corporation; provided, however, that the term “acquiring person” does not include any person who (a) beneficially owned voting shares entitled to cast votes comprising ten percent or more of the voting power of the target corporation on March 23, 1988; (b) acquired its voting shares of the target corporation solely by gift, inheritance, or in a transaction in which no consideration is exchanged; (c) equals or exceeds the ten percent threshold as a result of action taken solely by the target corporation, such as redemption of shares, unless that person, by its own action, acquires additional voting shares of the target corporation; (d) beneficially owned voting shares entitled to cast votes comprising ten percent or more of the voting power of the target corporation prior to the time the target corporation had a class of voting shares registered with the securities and exchange commission pursuant to Section 12 or 15 of the Exchange Act; or (e) beneficially was the owner of ten percent or more of the outstanding voting shares prior to the time the target corporation amended its articles of incorporation to provide that the corporation shall be subject to the provisions of the Washington Business Corporation Act. An agent, bank, broker, nominee, or trustee for another person, if the other person is not an acquiring person, who acts in good faith and not for the purpose of circumventing this chapter, is not an acquiring person. For the purpose of determining whether a person is an acquiring person, the number of voting shares of the target corporation that are outstanding shall include voting shares beneficially owned by the person or an associate, but shall not include any other unissued voting shares of the target corporation which may be issuable pursuant to any agreement, arrangement, or understanding; or upon exercise of conversion rights, warrants, or options, or otherwise.

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●	A “significant business transaction” includes, among other things, a merger, share exchange, or consolidation of a target corporation or a subsidiary of a target corporation with (i) an acquiring person, or (ii) any other domestic or foreign corporation which is, or after the merger, share exchange, or consolidation would be, an affiliate or associate of the acquiring person.

●	An “associate,” when used to indicate a relationship with a person, is: (a) a corporation or organization of which a person is an officer, director, member, or partner or in which a person performs a similar function; (b) a direct or indirect beneficial owner of ten percent or more of any class of equity securities of a person; (c) a trust or estate in which a person has a beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and (d) the spouse or a parent or sibling of a person or a child, grandchild, sibling, parent, or spouse of any thereof, of a person or an individual having the same home as a person.

Under the Washington Business Combination Statute, a corporation may not engage in a significant business transaction with an acquiring person for five years after the person first became an acquiring person unless the transaction by which the person first became an acquiring person is approved by the board of directors before the person first became an acquiring person, or the significant business transaction is approved by a majority vote of the board of directors and approved at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting shares (excluding shares beneficially owned by the acquiring person). If this approval is not obtained, then after the expiration of the five-year period, the business combination may be consummated if the combination is then approved by the affirmative vote of the holders of two-thirds of the outstanding voting power not beneficially owned by the acquiring person or any associate thereof. Alternatively, even without either of these approvals, a combination occurring more than five years after the person first became an interested stockholder may be permissible if specified requirements relating to the consideration to be received by disinterested stockholders are met.

Cemtrex believes that, following the consummation of the offer, Cemtrex will be subject to the restrictions of the Washington Business Combination Statute and its ability to consummate a second-step merger will be restricted, unless Cemtrex obtains 90% of Key Tronic’s outstanding shares of common stock pursuant to the offer or Key Tronic’s board of directors approves the offer and a second-step merger prior to the consummation of the offer.

THIS SUMMARY OF THE WASHINGTON BUSINESS COMBINATION STATUTE DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO SECTIONS 23B.19.010 – 23B19.050 OF THE REVISED CODE OF WASHINGTON.

Other State Takeover Statutes

A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. To the extent that these state takeover statutes (other than the Washington Business Combination Statute) purport to apply to the offer or a second-step merger, Cemtrex believes that there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan P.L.C. v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

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Based on publicly available information, Key Tronic conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Except as described in this prospectus, Cemtrex has not attempted to comply with any state takeover statutes in connection with the offer. Should any person seek to apply any state takeover law, Cemtrex will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the offer or a second-step merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer or a merger, Cemtrex might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Cemtrex might be unable to accept for exchange any shares of Key Tronic common stock tendered pursuant to the offer or be delayed in continuing or consummating the offer or a second-step merger. In this case, Cemtrex may not be obligated to accept for exchange any shares of Key Tronic common stock tendered.

Relationships with Key Tronic

Except as set forth in this prospectus, neither Cemtrex nor, to the best of its knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Key Tronic, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus, during the two years before the date of this prospectus, there have been no contacts, negotiations or transactions between Cemtrex or, to the best of its knowledge, any of the persons listed on Schedule I to this prospectus, and Key Tronic or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

As of the date of the offer, Cemtrex beneficially owned less than 1% of the outstanding shares of Key Tronic common stock. Except for the purchase of such shares, Cemtrex has not effected any transactions in the securities of Key Tronic in the 60 days prior to the date of this prospectus. Except as set forth in this prospectus, to Cemtrex’s knowledge, after reasonable inquiry, none of the persons listed on Schedule I hereto, nor any of their respective associates or majority-owned subsidiaries, beneficially owns or has the right to acquire any securities of Key Tronic or has effected any transaction in securities of Key Tronic during the past 60 days.

Source and Amount of Funds

Cemtrex estimates that the total amount of cash required to complete the transactions contemplated by the offer, including payment of fees and expenses related to the transactions, will be approximately $250,000. Cemtrex intends to obtain the funds needed to pay these costs from its available cash.

Fees and Expenses

Cemtrex has retained Advisory Group Equity Services, Ltd. doing business as RHK Capital (“RHK Capital”) as the sole exclusive dealer-manager for the offer. RHK Capital’s engagement extends for the period through December 31, 2017, which may be extended for an additional 90 days by mutual agreement. Under the engagement, RHK Capital is entitled to receive a cash fee upon the successful completion of the offer. The fee is based on a percentage of the dollar value of Cemtrex common stock issued as consideration in the offer ranging from 3% of the first $1,000,000 to 1% of any consideration in excess of $4,000,000, up to a maximum fee of $250,000. Cemtrex also retained RHK Capital to act as dealer-manager, placement agent and/or financial advisor in connection with any public offering of registered securities, including a subscription rights offering, during the term of the engagement. Cemtrex agreed to indemnify RHK Capital against certain liabilities and expenses in connection with the offer and any public offering, including certain liabilities under the U.S. federal securities laws.

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Cemtrex has retained Okapi Partners LLC as information agent in connection with the offer. The information agent may contact holders of Key Tronic common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of Key Tronic common stock. Cemtrex will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Cemtrex agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.

In addition, Cemtrex has retained Continental Stock Transfer & Trust Company as the exchange agent for the offer. Cemtrex will pay the exchange agent reasonable and customary compensation for its services in connection with the offer, will reimburse the exchange agent for its reasonable out-of-pocket expenses and will indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Cemtrex will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. Cemtrex will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

The acquisition of shares of Key Tronic common stock acquired in Cemtrex’s offer will be accounted for under the purchase method of accounting under GAAP, which means that Key Tronic’s results of operations will be included with Cemtrex’s from the closing date and Key Tronic’s consolidated assets and liabilities will be recorded at their estimated fair values at the same time (except for the minority interest, if any, in the assets and liabilities which will remain at historical cost) with the excess, if any, allocated to specific identifiable intangibles acquired or goodwill.

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MARKET PRICE AND DIVIDEND MATTERS

Cemtrex Market Price History and Dividends

Cemtrex common stock is traded on the Nasdaq Capital Market under the symbol “CETX.” Cemtrex’s series 1 preferred stock and series 1 warrants also trade on the Nasdaq Capital Market under the symbols “CETXP” and “CETXW,” respectively.

The price ranges presented below represent the highest and lowest quoted bid prices during the fiscal quarters for 2015 and 2016 and through the date of the prospectus, as reported by the Nasdaq Capital Market.

2015
	High	Low
First Quarter (Oct. 1 – Dec. 31, 2014)	$4.74	$3.60
Second Quarter (Jan. 1 – Mar. 31, 2015)	$4.20	$2.58
Third Quarter (Apr. 1 – June 30, 2015)	$5.40	$2.70
Fourth Quarter (July 1-Sept. 30, 2015)	$4.35	$2.23

2016
	High	Low
First Quarter (Oct. 1 – Dec. 31, 2015)	$3.44	$2.36
Second Quarter (Jan. 1 – Mar. 31, 2016)	$2.85	$1.65
Third Quarter (Apr. 1 – June 30, 2016)	$3.69	$1.90
Fourth Quarter (July 1-Sept. 30, 2016)	$5.95	$3.71

2017
	High	Low
First Quarter (Oct. 1 – Dec. 31, 2016)	$7.38	$3.76
Second Quarter (Jan. 1 – Mar. 31, 2017)	$8.00	$3.04
Third Quarter (Apr. 1 – June 30, 2017)	$3.94	$3.06
Fourth Quarter (July 1-Sept. 1, 2017)	$3.65	$2.74

The quotes above represent prices between dealers and do not reflect mark-ups, markdowns or commissions and, therefore, may not necessarily represent actual transactions.

On September 1, 2017, which was the last full trading day prior to Cemtrex’s announcement of its intention to commence this offer for Key Tronic common stock, the closing price of Cemtrex common stock was $3.00 per share. Cemtrex encourages you to obtain current market quotations for shares of Cemtrex common stock.

As of September 1, 2017, there were approximately 4,400 holders of record of Cemtrex common stock as determined from Cemtrex’s transfer agent stockholder list. Such list also includes beneficial owners of securities whose shares are held in the names of various dealers and clearing agencies.

Cemtrex’s Board of Directors declared a one-time cash dividend on its common stock in April 2017. The terms of Cemtrex’s series 1 preferred stock provide for the payment of semiannual dividends on the last day of March and September in each year, which began in March 2017. No other cash dividends have been declared or paid by Cemtrex on its stock during either of the two most recent fiscal years or the period through the date of this prospectus. Other than with respect to Cemtrex’s series 1 preferred stock, Cemtrex’s Board of Directors declares dividends when, in its discretion, it determines that a dividend payment, as opposed to another use of cash, is in the best interests of the stockholders. Such decisions are based on the facts and circumstances then existing. As a result, Cemtrex cannot predict when, or whether, another dividend on its common stock will be declared in the future.

Key Tronic Market Price History and Dividends

Key Tronic common stock is traded on the Nasdaq Global Market under the symbol “KTCC.”

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Quarterly high and low sales prices for Key Tronic common stock for fiscal years 2016 and 2017 and through the date of this prospectus were as follows:

2016
	High	Low
First Quarter (June 28 – Sept. 26, 2015	$11.15	$9.75
Second Quarter (Sept. 27 – Dec. 26, 2015)	$10.39	$7.50
Third Quarter (Dec. 27, 2015 – Apr. 2, 2016)	$8.47	$6.09
Fourth Quarter (Apr. 3 – July 2, 2016)	$8.97	$6.99

2017
	High	Low
First Quarter (July 3 – Oct. 1, 2016)	$8.18	$7.30
Second Quarter (Oct. 2 – Dec. 31, 2016)	$8.12	$7.23
Third Quarter (Jan. 1 – Apr. 1, 2017	$8.17	$7.09
Fourth Quarter (Apr. 2 – July 1, 2017	$7.87	$6.73

2018
	High	Low
First Quarter (July 2 – Sept. 1, 2017)	$7.35	$6.70

High and low stock prices are based on the daily sales prices reported by the Nasdaq Stock Market. These quotations represent prices between dealers without adjustment for markups, markdowns and commissions, and may not represent actual transactions.

On September 1, 2017, which was the last full trading day prior to Cemtrex’s announcement of its intention to commence this offer for Key Tronic common stock, the closing price of Key Tronic common stock was $7.01 per share. Cemtrex encourages you to obtain current market quotations for shares of Key Tronic common stock.

According to Key Tronic’s annual report on Form 10-K for the fiscal year ended July 2, 2016, as of July 2, 2016, Key Tronic had 706 shareholders of common stock on record.

According to Key Tronic’s annual report on Form 10-K for the fiscal year ended July 2, 2016, as a result of Key Tronic’s credit agreement with Wells Fargo Bank, N.A., it is restricted from declaring or paying dividends in cash or stock without the bank’s prior written consent. Key Tronic has not paid a cash dividend and does not anticipate payment of dividends in the foreseeable future.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following sets forth unaudited pro forma condensed combined financial information derived from (i) the audited consolidated financial statements of Cemtrex for the fiscal year ended September 30, 2016 and the unaudited consolidated financial statements of Cemtrex for the nine months ended June 30, 2017 and (ii) the audited consolidated financial statements of Key Tronic for the fiscal years ended July 2, 2016 and June 27, 2015 and the unaudited consolidated financial statements of Key Tronic for the nine months ended April 1, 2017, each of which is incorporated by reference in this prospectus. The unaudited pro forma condensed combined statement of income for the year ended September 30, 2016 assumes that the pro forma events occurred as of October 1, 2015, and the unaudited pro forma condensed combined statement of income for the year ended September 30, 2017 assumes that the pro forma events occurred as of October 1, 2016. The unaudited pro forma condensed combined balance sheet assumes that the pro forma events occurred on June 30, 2017.

The pro forma events include the acquisition of all of the outstanding shares of Key Tronic. The acquisition of Key Tronic will be accounted for as a purchase under U.S. GAAP. Cost will be determined on the basis of the fair value of Cemtrex common stock exchanged and any stock options assumed. With respect to the latter, this will be determined on the acquisition date.

The cost of an acquired entity in a business combination is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition under U.S. GAAP. The following pro forma financial information does not include any working capital adjustments to the carrying value of Key Tronic’s net assets as management does not have information related to Key Tronic’s business necessary to complete a purchase price allocation in accordance with U.S. GAAP. Actual amounts, determined on the basis of more detailed information, will differ from the amounts reflected below. Key Tronic has not been involved in the preparation of the pro forma condensed combined financial information nor has Key Tronic verified any of the information or assumptions used in preparing the pro forma condensed combined financial information. See the “Note on Key Tronic Information” for further details.

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of (i) the results of operations and financial position that would have been achieved had the acquisition of all of the outstanding shares of Key Tronic taken place on the dates indicated or (ii) the future operations of the combined company. The following information should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Cemtrex and Key Tronic might have looked like had such acquisition taken place at an earlier date.

The following pro forma financial information should be read in conjunction with:

●	the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

●	the audited consolidated financial statements of Cemtrex for the fiscal year ended September 30, 2016 and the notes relating thereto, incorporated by reference in this prospectus;

●	the unaudited consolidated financial statements of Cemtrex for the nine months ended June 30, 2017 and the notes relating thereto, incorporated by reference in this prospectus;

●	the audited consolidated financial statements of Key Tronic for the fiscal years ended July 2, 2016 and June 27, 2015 and the notes relating thereto, incorporated by reference in this prospectus; and

●	the unaudited consolidated financial statements of Key Tronic for the nine months ended April 1, 2017, incorporated by reference in this prospectus.

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Cemtrex, Inc.

Unaudited Pro Forma

Condensed Combined Balance Sheet

As of June 30, 2017

(in thousands)

	Cemtrex (a)	Key Tronic (b)	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets
Cash and equivalents	$13,241	$911	$-		$14,152
Restricted Cash	812	-	-		812
Accounts receivable, net	14,577	62,331	-		76,908
Inventory, net	16,566	98,806	-		115,372
Prepaid expenses and other current assets	2,102	11,233	-		13,335
Deferred tax asset	67	-	-		8,574
Total current assets	47,365	181,788	-		229,153

Property and equipment, net	16,861	31,030	-		47,891
Goodwill	919	9,957	-		10,876
Other intangible assets, net	-	5,082	-		5,082
Other assets	84	10,328	-		1,905
Total Assets	$65,229	$229,678	$-		$294,907

Liabilities & Stockholders’ Equity
Current liabilities
Accounts payable	$8,026	$49,390	$-		$57,416
Credit card payable	218	-	-		218
Sales tax payable	248	-	-		248
Revolving line of credit	2,823	-	-		2,823
Accrued expenses	3,011	7,967	-		10,978
Deferred revenue	565	-	-		565
Accrued income taxes	1,139	-	-		1,139
Convertible notes payable	520	-	-		520
Current portion of long-term liabilities	2,015	5,841	-		7,856
Other	-	12,167	-		12,167
Total current liabilities	18,565	75,365	-		93,930

Long-term liabilities
Term loans payable to bank	$5,487	$20,233	$-		$25,720
Revolving loan	-	18,233	-		18,233
Notes payable	397	-	-		397
Mortgage payable	3,785	-	-		3,785
Notes payable to related party	-	-	-		-
Other long-term obligations	-	3,085	-		3,085
Total long-term liabilities	9,669	41,551	-		51,220
Deferred tax liabilities	94	-	22,789	(e)	22,883
Total liabilities	28,328	116,916	22,789		168,033

Shareholders’ equity
Preferred stock , $0.001 par value, 1,000 shares authorized,
Series A, 1,000 shares authorized, issued and outstanding at June 30, 2017	$1	$-	$-		$1
Series 1, 3,000 shares authorized, 1,737 shares issued and outstanding as of June 30, 2017	2	-	-		2
Common stock, $0.001 par value, 20,000 shares authorized, 10,208 shares issued and outstanding at June 30, 2017	10	45,629	(45,618)	(c) (d)	21

Additional paid-in capital	23,351	-	36,787	(d)	60,138
Retained earnings	13,938	72,209	(19,034)	(c) (e)	67,113
Accumulated other comprehensive loss	(401)	(5,076)	5,076	(c)	(401)
Total shareholders’ equity	36,901	112,762	(22,789)		126,874
Total liabilities and shareholders’ equity	$65,229	$229,678	$-		$294,907

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Cemtrex, Inc.

Unaudited Pro Forma

Condensed Combined Statement of Income

Year Ended September 30, 2016

(in thousands, except per share data)

	Cemtrex (g)	Key Tronic (h)	Pro Forma Adjustments		Pro Forma Combined
Revenues	$93,705	$484,965	$-		$578,670
Cost of revenues	64,491	446,140	-		510,631
Gross profit	29,214	38,825	-		68,039

Operating expenses
Research, development and engineering expenses	-	6,397	-		6,397
General and administrative	24,150	22,012	-		44,162
Total operating expenses	24,150	28,409	-		52,559
Operating income	5,064	10,416	-		15,480

Other income (expense)
Other Income (expense)	1,694	-	-		1,694
Interest Expense	(674)	(2,265)	-		(2,939)
Total other income (expense)	1,020	(2,265)	-		(1,245)

Net income before income taxes and extraordinary items	6,084	8,151	-		14,235

Provision for income taxes	1,090	1,618	-		2,708
Net income	4,994	6,533	-		11,527

Extraordinary items
Bargain purchase of acquisition, net of taxes	-	-	53,175	(h)	53,175

Preferred dividends paid	-	-	-		-
Net income available to common shareholders	4,994	6,533	53,175		64,702

Other comprehensive income/(loss)
Foreign currency translation gain/(loss)	(640)	-			(640)
Unrealized (loss) gain on hedging instruments, net of tax	-	(2,810)			(2,810)
Comprehensive income	$4,354	$3,723	$53,175		$61,252

Income Per Common Share-Basic	$0.59	$0.61	$-		$3.38
Income Per Common Share-Diluted	$0.58	$0.58	$-		$3.35

Weighted Average Number of Common Shares-Basic	8,442	10,710	-		19,152
Weighted Average Number of Common Shares-Diluted	8,582	11,278	(568)	(i)	19,292

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Cemtrex, Inc.

Unaudited Pro Forma

Condensed Combined Statement of Income

Nine Months Ended June 30, 2017

(in thousands, except per share data)

	Cemtrex (l)	Key Tronic (m)	Pro Forma Adjustments		Pro Forma Combined
Revenues	$87,709	$349,253	$-		$436,962
Cost of revenues	58,721	320,793	-		379,514
Gross profit	28,988	28,460	-		57,448

Operating expenses
Research, development and engineering expenses	-	4,756			4,756
General and administrative	24,834	16,518	-		41,352
Total operating expenses	24,834	21,274	-		46,108
Operating income	4,154	7,186	-		11,340

Other income (expense)
Other Income (expense)	(82)	-	-		(82)
Interest Expense	(948)	(1,707)	-		(2,655)
Total other income (expense)	(1,030)	(1,707)	-		(2,737)

Net income before income taxes and extraordinary items	3,124	5,479	-		8,603

Provision for income taxes	122	1,198	-		1,320
Net income	3,002	4,281	-		7,283

Extraordinary items
Bargain purchase of acquisition, net of taxes	-	-	53,175	(l)	53,175

Preferred dividends paid	333	-	-		333
Net income available to common shareholders	2,669	4,281	53,175		60,125

Other comprehensive income/(loss)
Foreign currency translation gain/(loss)	573	-			573
Unrealized (loss) gain on hedging instruments, net of tax	-	2,497			2,497
Comprehensive income	$3,242	$6,778	$53,175		$63,195

Income Per Common Share-Basic	$0.27	$0.40	$-		$2.91
Income Per Common Share-Diluted	$0.26	$0.39	$-		$2.87

Weighted Average Number of Common Shares-Basic	9,933	10,755	-		20,688
Weighted Average Number of Common Shares-Diluted	10,214	10,916	(161)	(m)	20,969

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

(a)	The Historical Cemtrex column represents the unaudited consolidated balance sheet of Cemtrex as of June 30, 2017, which is incorporated by reference in this prospectus.

(b)	The Historical Key Tronic column represents the audited consolidated balance sheet of Key Tronic as of July 2, 2016, which is incorporated by reference in this prospectus.

(c)	Reflects the elimination of the Key Tronic equity as of June 30, 2017.

(d)	Estimated consideration of approximately $36.8 million is based on the Cemtrex’s closing share price of $3.42 on August 11, 2017. The value of purchase price consideration will change based on fluctuations in the share price of Cemtrex’s common stock and the number of common shares of Key Tronic outstanding on the closing date.

(e)	Reflects bargain purchase extraordinary gain and estimated tax liability.

(f)	The Historical Cemtrex column represents the audited consolidated statement of income of Cemtrex for the year ended September 30, 2016, which is incorporated by reference in this prospectus.

(g)	The Historical Key Tronic column represents the audited consolidated statement of income of Key Tronic for the year ended July 2, 2016, which is incorporated by reference in this prospectus.

(h)	Represents bargain purchase gain net of income tax effects.

(i)	Represents the elimination of Key Tronic’s common stock and the added shares issued by Cemtrex, Inc. to the earnings per share calculation.

(j)	The Historical Cemtrex column represents the audited consolidated statement of income of Cemtrex for the nine months ended June 30, 2017, which is incorporated by reference in this prospectus.

(k)	The Historical Key Tronic column represents the audited consolidated statement of income of Key Tronic for the nine months ended April 1, 2017, which is incorporated by reference in this prospectus.

(l)	Represents bargain purchase gain net of income tax effects.

(m)	Represents the elimination of Key Tronic’s common stock and the added shares issued by Cemtrex to the earnings per share calculation.

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DESCRIPTION OF CEMTREX CAPITAL STOCK

The following is a summary of the rights and preferences of Cemtrex’s capital stock and certain other securities convertible into its capital stock. While Cemtrex believes that the following description covers the material terms of its capital stock and other securities, the description may not contain all of the information that is important to you and is subject to and qualified in its entirety by the certificate of incorporation, bylaws and the other agreements and instruments described below and by the provisions of applicable Delaware law. Cemtrex encourages you to read carefully this entire registration statement, its certificate of incorporation, bylaws and the other agreements and instruments described below for a more complete understanding of Cemtrex’s capital stock.

General

Cemtrex’s authorized capital stock currently consists of 20,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 1,000,000 shares are designated as series A preferred stock and 3,000,000 shares are designated as series 1 preferred stock. As of September 1, 2017, there were 10,248,533 shares of common stock issued and outstanding and 1,000,000 shares of series A preferred stock, entitling its holder to 10,351,018 votes, and 1,735,858 shares of series 1 preferred stock, entitling its holders to an aggregate of 3,471,716 votes, issued and outstanding.

Additionally, there were an aggregate of 437,500 shares reserved for issuance pursuant to the exercise of outstanding stock options, 3,471,716 shares reserved for issuance pursuant to the exercise of outstanding warrants, and up to approximately 203,000 shares issuable upon the conversion of Cemtrex’s convertible notes.

Cemtrex does not currently have sufficient authorized shares of common stock to permit the exchange for more than approximately 60% of the total outstanding shares of Key Tronic common stock, but believes that this level of authorized shares may be adequate for purposes of this filing. Cemtrex intends to obtain approval of holders of a majority of the outstanding Cemtrex common stock to amend Cemtrex’s certificate of incorporation to increase its authorized common stock to 40,000,000 shares. It is expected that Cemtrex’s management, principal stockholders and their affiliates will approve the amendment. This amendment will be effective upon filing of the amendment with the State of Delaware and in accordance with the rules of the SEC.

Common Stock

Voting Power; Dividends. Holders of Cemtrex common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at the annual meeting, each stockholder or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by Cemtrex’s Board of Directors out of funds legally available therefor, subject to any preferential dividend rights for the outstanding shares of preferred stock.

Liquidation, Dissolution and Winding Up. Upon Cemtrex’s liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities and subject to the prior rights of holders of any of the outstanding shares of preferred stock.

Preemptive and Other Rights. Holders of Cemtrex common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Cemtrex may designate and issue in the future.

Holders of common stock may not receive any assets or funds until Cemtrex’s creditors have been paid in full and the preferential or participating rights of holders of preferred stock have been satisfied. If Cemtrex participates in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to holders of common stock will be distributed pro-rata to holders of common stock on a per share basis. If Cemtrex redeems, repurchases or otherwise acquires for payment any shares of its common stock, Cemtrex will treat each share of common stock identically.

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Cemtrex may issue additional shares of its common stock and preferred stock, if authorized by the Board, without the common stock holders’ approval, unless required by Delaware law or a stock exchange on which its securities are traded. If Cemtrex receives the appropriate payment, shares of its common stock that it issues will be fully paid and nonassessable.

Nasdaq Capital Market. Cemtrex’s shares of common stock are traded on the Nasdaq Capital Market under the symbol CETX.

Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

Preferred Stock

Under Cemtrex’s certificate of incorporation, the Board of Directors is currently authorized, without further stockholder action, to issue up to 10,000,000 shares of preferred stock in one or more series, with such powers, designations, preferences and relative, participating, optional and other rights and such qualifications, limitations and restrictions thereof as shall be set forth in the resolutions providing therefor. Cemtrex has no present plans to issue any additional shares of preferred stock. The additional 10,000,000 authorized undesignated shares of preferred stock to be approved will be similarly considered “blank-check” preferred shares.

Series A Preferred Stock

In September 2009, Cemtrex issued shares of its series A preferred stock to Aron Govil, Cemtrex’s Executive Director. Pursuant to the Certificate of Designation relating to those shares, each issued and outstanding share of series A preferred stock is entitled to the number of votes equal to the result of (i) the total number of shares of common stock outstanding at the time of such vote multiplied by 1.01, and divided by (ii) the total number of shares of series A preferred stock outstanding at the time of such vote, at each meeting of its stockholders with respect to any and all matters presented to the stockholders for their action or consideration.

The shares of series A preferred stock have equal distribution rights with those of common stock holders upon liquidation, dissolution or winding-up of Cemtrex, and otherwise have no pre-emptive, subscription, conversion or redemption rights.

Series 1 Preferred Stock

In January and February 2017, Cemtrex issued an aggregate of 1,735,858 shares of series 1 preferred stock, having the following powers, preferences and rights:

Dividends. Holders of the series 1 preferred stock are entitled to receive cumulative cash dividends at the rate of 10% of the purchase price per year, payable semiannually on the last day of March and September in each year. Dividends may also be paid, at Cemtrex’s option, in additional shares of series 1 preferred stock, valued at their liquidation preference. The series 1 preferred stock ranks senior to the common stock with respect to dividends. Dividends will be entitled to be paid prior to any dividend to the holders of the common stock.

Liquidation Preference. The series 1 preferred stock has a liquidation preference of $10.00 per share. In the event of any liquidation, dissolution or winding up of Cemtrex, any amounts remaining available for distribution to stockholders after payment of all liabilities of the company will be distributed first to the holders of series 1 preferred stock, and then pari passu to the holders of the series A preferred stock and common stock. The holders of series 1 preferred stock have preference over the holders of common stock on any liquidation, dissolution or winding up of Cemtrex. The holders of series 1 preferred stock also have preference over the holders of series A preferred stock.

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Voting Rights. Except as otherwise provided in the Certificate of Designation or as required by law, the series 1 preferred stock votes together with the shares of common stock (and not as a separate class) at any annual or special meeting of stockholders. Except as required by law, each holder of shares of series 1 preferred stock is entitled to two votes for each share of series 1 preferred stock held on the record date as though each share of series 1 preferred stock were two shares of common stock. Holders of the series 1 preferred stock vote as a class on any amendment altering or changing the powers, preferences or rights of the series 1 preferred stock so as to affect them adversely.

No Conversion. The series 1 preferred stock is not convertible into or exchangeable for shares of common stock or any other security.

Rank. The series 1 preferred stock ranks with respect to distribution rights upon Cemtrex’s liquidation, winding-up or dissolution and dividend rights, as applicable:

●	senior to the series A preferred stock, common stock and any other class of capital stock Cemtrex issues in the future unless the terms of that stock provide that it ranks senior to any or all of the series 1 preferred stock;

●	on a parity with any class of capital stock Cemtrex issues in the future the terms of which provide that it will rank on a parity with any or all of the series 1 preferred stock;

●	junior to each class of capital stock issued in the future the terms of which expressly provide that such capital stock will rank senior to the series 1 preferred stock and common stock; and

●	junior to all of Cemtrex’s existing and future indebtedness.

In addition, the series 1 preferred stock, with respect to rights upon Cemtrex’s liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness of the company and subsidiaries, as well as the capital stock of its subsidiaries held by third parties.

Redemption. Cemtrex may mandatorily redeem any or all of the series 1 preferred stock at any time and from time to time at its option, by giving notice (by issuing a press release or otherwise making a public announcement, by mailing a notice of redemption or otherwise). If Cemtrex redeems fewer than all of the outstanding shares of series 1 preferred stock, it may select the shares to be redeemed by redeeming shares proportionally, by lot, or by any other equitable method. The mandatory redemption price for any shares of series 1 preferred stock is an amount equal to the $10.00 liquidation price per share plus any accrued but unpaid dividends to the date fixed for redemption.

From and after any applicable redemption date, if funds necessary for the redemption are available and have been irrevocably deposited or set aside, then:

●	the shares will no longer be deemed outstanding;

●	the holders of the shares, as such, will cease to be stockholders; and

●	all rights with respect to the shares of series 1 preferred stock will terminate except the right of the holders to receive the redemption price, without interest.

Cemtrex may also repurchase, outside of its mandatory redemption rights, any shares of series 1 preferred stock in privately-negotiated transactions or in open market purchases on Nasdaq, subject to applicable regulations regarding issuer repurchases of their capital stock. In such cases, Cemtrex would most likely do so at prices lower than the price at which it is entitled to mandatorily redeem the shares.

No Other Rights. The holders of the series 1 preferred stock have no preemptive or preferential or other rights to purchase or subscribe to any stock, obligations, warrants or other securities of Cemtrex.

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Trading. The series 1 preferred stock is listed for trading on the Nasdaq Capital Market under the symbol CETXP.

Transfer Agent and Registrar. Continental Stock Transfer & Trust Company, New York, New York, is the transfer agent and registrar for series 1 preferred stock.

Series 1 Warrants

In January and February 2017, Cemtrex issued series 1 warrants to purchase an aggregate of 3,471,717 shares of common stock, having the following terms and provisions:

Exercise and Terms. Each series 1 warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $6.31 per share. Series 1 warrants are exercisable, at any time and from time to time, on or before the fifth anniversary of the date of issuance by delivery of an exercise notice duly completed and tendering of the aggregate exercise price. The series 1 warrants are exercisable only for cash.

A holder is prohibited under the terms of the series 1 warrants from effecting the exercise of the series 1 warrants to the extent that, as a result of the exercise, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the outstanding shares of common stock calculated immediately after giving effect to the issuance of shares of common stock upon such exercise.

Call Option. The series 1 warrants are callable by Cemtrex at a price of $0.10 per underlying share of common stock on 30 days’ notice if (i) the average closing price of the common stock for 30 consecutive trading days exceeds 200% of the exercise price, (ii) the common stock continues to be traded on the Nasdaq Capital Market or is trading on another national securities exchange and (iii) a registration statement covering the shares underlying the series 1 warrants has been declared effective and remains effective and such shares are not subject to lock-up restrictions.

Trading. The series 1 warrants are listed for trading on the Nasdaq Capital Market under the symbol CETXW.

Warrant Agent. Continental Stock Transfer & Trust Company is the warrant agent for the series 1 warrants.

Anti-Takeover Provisions

The terms of Cemtrex’s shares of series A preferred stock, held by Aron Govil, Cemtrex’s Executive Director, may have the effect of discouraging a takeover of the company. Pursuant to the Certificate of Designation for such shares, each outstanding share of series A preferred stock is entitled to the number of votes equal to the result of (i) the total number of shares of common stock outstanding at the time of a stockholder vote multiplied by 1.01, divided by (ii) the total number of shares of series A preferred stock outstanding at the time of such vote, at each meeting of stockholders of the company with respect to any and all matters presented to Cemtrex’s stockholders for their action or consideration. Because Cemtrex has, as of September 1, 2017, 10,248,533 shares of common stock outstanding, each share of series A preferred stock has 10.35 votes, or an aggregate of 10,351,018 votes. Since the total number of Cemtrex’s voting shares (comprised of the outstanding shares of common stock, series A preferred stock and series 1 preferred stock) totals 24,071,267 shares, the series A preferred stock alone carries the right to vote approximately 43% of the outstanding voting shares and such percentage “floats” as additional shares of common stock are issued by the company. Given this continuing voting interest of the series A preferred stock, its holder will be able to exert significant influence over all corporate activities including the outcome of tender offers, mergers, proxy contests or other purchases of common stock, which could discourage others from initiating changes of control.

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Cemtrex’s certificate of incorporation, in order to combat “greenmail,” provides in general that any direct or indirect purchase by the company of any of its voting stock or rights to acquire voting stock known to be beneficially owned by any person or group which holds more than 5% of a class of voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of “greenmail” may tend to discourage or foreclose certain acquisitions of the company’s securities, which might temporarily increase the price of Cemtrex’s securities. Discouraging the acquisition of a large block of Cemtrex’s securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of Cemtrex through large acquisitions of its securities will not be able to resort to “greenmail” should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

Cemtrex is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation’s voting stock. The statute contains provisions enabling a corporation to avoid the statute’s restrictions if the stockholders holding a majority of the corporation’s voting stock approve.

Indemnification of Directors and Officers

Cemtrex’s certificate of incorporation provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the company) by reason of the fact that he is or was a director, officer, incorporator, employee or agent of the company, or is or was serving at the request of the company as a director, officer, incorporator, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall be entitled to be indemnified by the company to the full extent then permitted by law or to the extent that a court of competent jurisdiction shall deem proper or permissible under the circumstance, whichever is greater, against expenses (including attorneys’ fees), judgments, fines and amount paid in settlement incurred by such person in connection with such action, suit or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which pre-date the company’s adoption of the indemnification provisions in its certificate of incorporation. Furthermore, such right of indemnification will continue as to a person who has ceased to be a director, officer, incorporator, employee or agent and will inure to the benefit of the heirs and personal representatives of such person.

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COMPARISON OF STOCKHOLDERS’ RIGHTS

Holders of shares of Key Tronic common stock will receive shares of Cemtrex common stock pursuant to Cemtrex’s offer. Key Tronic is organized under the laws of the State of Washington and Cemtrex is organized under the laws of the State of Delaware. The following is a summary of the material differences between (a) the current rights of Key Tronic common stockholders under Washington law and Key Tronic’s certificate of incorporation and bylaws and (b) the current rights of Cemtrex common stockholders under Delaware law and Cemtrex’s certificate of incorporation and bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified by reference to Washington law, Delaware law and Key Tronic’s and Cemtrex’s constituent documents, which you are urged to read. Copies of the companies’ constituent documents have been filed with the SEC, and copies of Cemtrex’s certificate of incorporation and bylaws, and amendments thereto, are filed as exhibits to the registration statement of which this prospectus is a part. To find out where you can get copies of these documents, see the section entitled “Where You Can Find More Information.”

	Cemtrex	Key Tronic

Authorized Capital Stock	The authorized capital stock of Cemtrex currently consists of 20,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, of which 1,000,000 shares are designated as series A preferred stock and 3,000,000 shares are designated as series 1 preferred stock. Cemtrex’s board of directors has approved an amendment to its certificate of incorporation to increase the authorized shares of preferred stock from 10,000,000 shares to 20,000,000 shares, subject to stockholder approval. Cemtrex’s directors and executive officers collectively beneficially own or exercise voting power over the requisite number of shares to approve this amendment and have consented in writing to this amendment.	The authorized capital stock of Key Tronic currently consists of 25,000,000 shares of common stock, no par value per share.

Dividend Policy

On April 19, 2017, Cemtrex’s board of directors declared a cash dividend on its common stock to stockholders of record on March 31, 2017. Cemtrex’s board of directors declares dividends on its common stock when, in its discretion, it determines that a dividend payment, as opposed to another use of cash, is in the best interests of the stockholders. Such decisions are based on the facts and circumstances then-existing. As a result, Cemtrex does not predict when, or whether, another dividend will be declared in the future.

According to Key Tronic’s annual report on Form 10-K for the fiscal year ended July 2, 2016, as a result of Key Tronic’s credit agreement with Wells Fargo Bank, N.A. it is restricted from declaring or paying dividends in cash or stock without the bank’s prior written consent. Key Tronic has not paid a cash dividend and does not intend to pay any cash dividends in the foreseeable future.

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Holders of Cemtrex’s series 1 preferred stock are entitled to receive cumulative cash dividends at the rate of 10% of the purchase price per year, payable semiannually on the last day of March and September in each year. Dividends on the series 1 preferred stock may also be paid, at Cemtrex’s option, in additional shares of series 1 preferred stock, valued at their liquidation preference. The series 1 preferred stock ranks senior to the common stock with respect to dividends. Dividends are entitled to be paid prior to any dividend to the holders of Cemtrex common stock. As of March 31, 2017, $332,938 worth of dividends have been paid to holders of series 1 preferred stock.

Voting, Generally

Holders of Cemtrex’s common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors.

Except as otherwise provided in the certificate of designation, preferences and rights of Cemtrex’s series 1 preferred stock or as required by law, the series 1 preferred vote together with the shares of common stock (and not as a separate class) at any annual or special meeting of stockholders. Except as required by law, each holder of shares of series 1 preferred stock is entitled to two votes for each share of series 1 preferred stock held on the record date as though each share of series 1 preferred stock were 2 shares of common stock. Holders of the series 1 preferred stock vote as a class on any amendment altering or changing the powers, preferences or special rights of the series 1 preferred stock so as to affect them adversely.

● One vote per share of common stock. ● No cumulative voting for directors.

Pursuant to the certificate of designation for Cemtrex's series A preferred stock, each issued and outstanding share of series A preferred stock is entitled to the number of votes equal to the result of (i) the total number of shares of common stock outstanding at the time of such vote multiplied by 1.01, and divided by (ii) the total number of shares of series A preferred stock outstanding at the time of such vote, at each meeting of its stockholders with respect to any and all matters presented to the stockholders for their action or consideration.

Number of Directors	Cemtrex’s bylaws and certificate of incorporation do not specify the size of the board of directors. Cemtrex’s board of directors currently consists of five directors.	Key Tronic’s bylaws provide for the number of members of its board of directors; however, its restated articles of incorporation provides that the number of directors shall not be less than three, provided that without the unanimous consent of the existing board of directors, no more than two additional directors shall be added to the board of directors within any 12 month period. Key Tronic’s board of directors currently consists of five directors.

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Term of Directors	Directors are elected to one-year terms expiring at the next annual stockholders’ meeting following election and until the election and qualification of their successors.	Directors are elected to one-year terms expiring at the next annual shareholders’ meeting following election and until the election and qualification of their successors.

Removal of Directors	Under Cemtrex’s bylaws and Delaware law, Cemtrex’s directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.	Under Washington law, Key Tronic’s shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders only at a special meeting called for such purpose, with the notice stating that the purpose, or one of the purposes, is the removal of the director.

Vacancies on the Board	Cemtrex’s bylaws provide that vacancies on its board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum.	Key Tronic’s restated articles of incorporation provide that vacancies on Key Tronic’s board of directors may be filled for the unexpired term by the shareholders at a meeting called for that purpose, unless such vacancies shall have been filled by the directors. Vacancies resulting from an increase in the number of directors may be filled in the same manner.

Annual Stockholders Meetings	Cemtrex’s bylaws provide that the annual meeting of Cemtrex’s stockholders shall be held each year for the purpose of electing directors and for the transaction of other proper business as may come before the meeting. Meetings of Cemtrex’s stockholders may be held within or outside of the State of Delaware.	Washington law provides that a corporation shall hold a meeting of shareholders annually for the election of directors at a time stated in or fixed in accordance with its bylaws. If a corporation is required to hold an annual meeting of shareholders to elect directors, the meeting shall be held no later than 120 days after the occurrence of the event requiring the meeting. Annual shareholders’ meetings may be held in or out of the state of Washington at the place stated in or fixed in accordance with the bylaws. If no place is stated in or fixed in accordance with the bylaws, annual meetings shall be held at the corporation’s principal office. The failure to hold an annual meeting at the time stated in or fixed in accordance with a corporation’s bylaws does not affect the validity of any corporate action.

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Special Stockholders Meetings

Cemtrex’s bylaws specify that special meetings of Cemtrex’s stockholders:

● may be called by the president; and

● must be called by the president or secretary at the request in writing of the majority of the board of directors or holders of a majority of all the outstanding shares of Cemtrex entitled to vote at the meeting.

Washington law provides that a special meeting of shareholders may be called by the board of directors, any other person authorized to do so in the articles of incorporation or bylaws or holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Quorum for Stockholders Meetings	Cemtrex’s bylaws specify that a majority of the issued and outstanding shares of Cemtrex capital stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders.	Washington law provides that a majority of the votes entitled to be cast on a matter by the voting group entitled to vote on a matter constitutes a quorum of that voting group for action on that matter.

Advance Notice Procedures for a Stockholder Proposal	For nominations or other business to be properly brought by a stockholder before an annual meeting of Cemtrex’s stockholders, the stockholder must notify Cemtrex in writing 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders. This notice must contain specific information concerning the person to be nominated or the matters to be brought before the annual meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.	For an eligible stockholder proposal to be considered for inclusion in Key Tronic’s proxy statement for its annual meeting, the written proposal must be received by the corporate secretary of Key Tronic at its principal executive offices no later than 120 calendar days prior to the anniversary of the previous year’s proxy statement mailing date. Stockholder proposals also will need to comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Stockholder Action by Written Consent	Under Cemtrex’s bylaws, any action required to, or which may, be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the stockholders owning the requisite percentage of the outstanding voting stock required under the DGCL.	Under Washington law, shareholder action with respect to a public company may be taken without a meeting only if written consents setting forth such action are signed by all shareholders entitled to vote on the action.

Amendment of Governing Documents	Under the DGCL, Cemtrex’s certificate of incorporation may be amended only by resolution of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Cemtrex’s bylaws may be amended by the board of directors or the stockholders.	Washington law provides with respect to a public company that an amendment to the articles of incorporation requires (i) the recommendation by the board to the shareholders unless the board of directors determines that it should make no recommendation due to a conflict of interest or other special circumstances and (ii) the approval of the holders of a majority of the outstanding voting stock unless a greater percentage is required by the articles of incorporation.

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Key Tronic’s amended restated articles of incorporation provide that, notwithstanding any of the provisions of its restated articles of incorporation or it bylaws, and notwithstanding the fact that some lesser percentage may be allowed by law, any amendment, change or repeal of Articles IV (No Preemptive Rights), VII (Directors), VIII (Business Combinations) and Article IX (Amendment), or any other amendment of the restated articles of incorporation which would have the effect of modifying or permitting circumvention of the provisions of Articles IV, VII, VIII and IX, shall require the affirmative vote of 66-2/3% of the outstanding shares of common stock of Key Tronic.

Washington law provides that a corporation’s bylaws may be amended or repealed by its shareholders or by its board of directors, unless the corporation’s articles of incorporation or Washington law reserves the power to amend the bylaws exclusively to the shareholders in whole or in part, or the shareholders, in amending, repealing or adopting a particular bylaw, provide expressly that the board of directors may not amend or repeal that bylaw.

Key Tronic’s amended restated articles of incorporation provide that Key Tronic’s board of directors is expressly authorized to make, alter, and repeal the Key Tronic bylaws, subject to the power of the shareholders to change or repeal such bylaws.

Exculpation of Directors	Under Delaware law, Cemtrex cannot eliminate director liability for (i) any breach of the director’s duty of loyalty to Cemtrex or its stockholders, (ii) acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violations of § 174 of the DGCL (relating to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) any transaction from which the director derives an improper personal benefit.	Washington law provides that the articles of incorporation may contain provisions not inconsistent with law that eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, provided that such provisions shall not eliminate or limit the liability of a director for acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director, for conduct violating the Washington unlawful distributions statute, or for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. No limitation of liability shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

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Indemnification of Directors and Officers	Cemtrex’s certificate of incorporation provides for indemnification of its current and former directors and officers in connection with proceedings in which they may be involved or to which they are or may be made parties by reason of the fact that they are or were directors or officers of Cemtrex.	Key Tronic’s bylaws provide for indemnification of its current and former directors and officers in connection with proceedings to which they are or are threatened to be made parties by reason of the fact that they are or were directors or officers of Key Tronic.

	DGCL allows the above indemnification only if the director or officer acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Cemtrex and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In suits by Cemtrex, and derivative suits by stockholders of Cemtrex, against directors or officers of Cemtrex, Delaware law does not allow indemnification without judicial approval if the director or officer is adjudged to be liable to Cemtrex.	Washington law allows the above indemnification only if the director or officer’s actions did not involve intentional misconduct or a knowing violation of law, or the violation of the Washington unlawful distributions statute.

Cemtrex may advance expenses to, or where appropriate may itself at its expense undertake the defense of, any director or officer, provided that the director or officer has undertaken to reimburse such expenses if it is ultimately determined that he or she is not entitled to indemnification.

A Washington corporation may pay for or reimburse the reasonable expenses incurred by an office or director who is a party to a proceeding in advance of final disposition of the proceeding if:

(a) the officer or director furnishes the corporation a written affirmation of the director’s good faith belief that the director has met the applicable standard of conduct; and (b) the officer or director furnishes the corporation a written undertaking, executed personally or on the officer or director’s behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct. The required undertaking must be an unlimited general obligation of the officer or director but need not be secured and may be accepted without reference to financial ability to make repayment.

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Anti-Takeover Provisions:

Business Combination Statute	Cemtrex is subject to §203 of the DGCL, which prohibits specified business combinations by an interested stockholder (defined as a holder of 15% or more of the outstanding voting shares of a corporation) for a period of three years after the stockholder becomes an interested stockholder unless (i) prior to the stockholder’s becoming an interested stockholder, the board of directors approves the business combination or the transaction by which the stockholder becomes an interested stockholder, (ii) upon completion of the transaction by which the stockholder becomes an interested stockholder, the stockholder owns at least 85% of the voting stock of the corporation (excluding shares owned by directors who are also officers and by certain employee stock ownership plans) or (iii) on or after the date the stockholder becomes an interested stockholder, the business combination receives the approval of both the board of directors and the holders of at least two-thirds of the outstanding voting shares not owned by the interested stockholder.	Key Tronic is subject to the Washington Business Combination Statute (Section 23B.19.010, et seq. of the Revised Code of Washington), pursuant to which a corporation may not engage in a significant business transaction with an acquiring person for five years after the person first became an acquiring person unless the transaction by which the person first became an acquiring person is approved by the board of directors before the person first became an acquiring person, or the significant business transaction is approved by a majority vote of the board of directors and approved at an annual or special meeting of shareholders by the affirmative vote of at least two-thirds of the outstanding voting shares (excluding shares beneficially owned by the acquiring person). If this approval is not obtained, then after the expiration of the five-year period, the business combination may be consummated if the combination is then approved by the affirmative vote of the holders of two-thirds of the outstanding voting power not beneficially owned by the acquiring person or any associate thereof. Alternatively, even without either of these approvals, a combination occurring more than five years after the person first became an interested stockholder may be permissible if specified requirements relating to the consideration to be received by disinterested stockholders are met.

	A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares, provided that, in most cases, such an amendment will not become effective until 12 months after its adoption and will not apply to any person who became an interested stockholder on or prior to its adoption. Cemtrex has not adopted any such amendment.	Only those Washington corporations that on June 6, 1996, had a provision in its articles of incorporation expressly electing not to be covered under the predecessor statute to the Washington Business Combination Statute are not subject to the Washington Business Combination Statute. Key Tronic’s articles of incorporation do not exclude it from the coverage of the Washington Business Combination Statute.

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Consideration of Other Constituencies	Cemtrex’s certificate of incorporation does not contain any provision specifically authorizing or requiring the Cemtrex board of directors to consider the interests of any constituencies of Cemtrex other than its stockholders in considering whether to approve or oppose any corporate action, including a merger or similar transaction.	Key Tronic’s articles of incorporation do not contain any provision specifically authorizing or requiring the Key Tronic board of directors to consider the interests of any constituencies of Key Tronic other than its stockholders in considering whether to approve or oppose any corporate action, including a merger or similar transaction.

However, pursuant to case law under Delaware law, the board of directors of a Delaware corporation, such as Cemtrex, generally may consider the impact of such a transaction on Cemtrex’s other constituencies, to the extent that such interests are consistent with the interests of stockholders.

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ADDITIONAL NOTE REGARDING THE OFFER

The offer is being made solely by this prospectus and the accompanying letter of transmittal and is being made to holders of shares of Key Tronic common stock. Cemtrex is not aware of any jurisdiction where the making of the offer or the tender of shares of Key Tronic common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If Cemtrex becomes aware of any jurisdiction in which the making of the offer or the tender of shares of Key Tronic common stock in connection therewith would not be in compliance with applicable law, Cemtrex will make a good faith effort to comply with any such law. If, after such good faith effort, Cemtrex cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of Key Tronic common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Cemtrex by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

LEGAL MATTERS

The validity of the Cemtrex common stock offered by this prospectus will be passed upon for Cemtrex by its counsel, Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

The consolidated financial statements of Cemtrex, Inc. for the fiscal years ended September 30, 2016 and 2015 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Bharat Parikh & Associates, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

The consolidated financial statements of Advanced Industrial Services Inc. and its subsidiary as of December 14, 2015 and December 31, 2014 and each of the fiscal years then ended included in our current report on Form 8-K/A filed on June 27, 2016 have been audited by Bharat Parikh & Associates, independent registered public accountants, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The financial statements of Periscope GmbH as of December 31, 2015 and 2014 and each of the twelve-month period ended December 31, 2015 and the period April 1, 2014 to December 31, 2014 included in our current report on Form 8-K/A filed on August 17, 2016, as amended November 17, 2016 and November 29, 2016, have been audited by Bharat Parikh & Associates, independent registered public accountants, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements as of July 2, 2016, June 27, 2015, June 28, 2014, June 29, 2013 and June 30, 2012 and for each of the years in the period ended July 2, 2016 of Key Tronic incorporated by reference in this prospectus have been audited by an independent registered public accounting firm, as indicated in their report with respect thereto. Pursuant to Rule 439 under the Securities Act, Cemtrex requires the consent of Key Tronic’s independent registered public accountants to incorporate by reference in this prospectus their audit report appearing in Key Tronic’s annual report on Form 10-K for the fiscal year ended July 2, 2016. Cemtrex has requested and has, as of the date of this prospectus, not received such consent from Key Tronic’s independent registered public accountants. If Cemtrex receives this consent, it will promptly file it as an exhibit to the registration statement of which this prospectus forms a part.

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SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF CEMTREX

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Cemtrex are set forth below. References in this Schedule I to “Cemtrex” mean Cemtrex, Inc. Unless otherwise indicated below, the current address of each director and officer is c/o Cemtrex, Inc., 19 Engineers Lane, Farmingdale, New York 11735. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Cemtrex. Except as described in this Schedule I, none of the directors and officers of Cemtrex listed below has, during the past five years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All directors and officers listed below are citizens of the United States.

Directors and Executive Officers of Cemtrex

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Saagar Govil	Chairman of the Board, President and Chief Executive Officer	31	Saagar Govil has been Cemtrex’s Chairman since June 2014, and Chief Executive Officer and President since December 2011. He has been working at Cemtrex since 2008, initially as a field engineer, subsequently moving into sales and management roles as Vice President of Operations. Saagar Govil was recently recognized as a Forbes’ 30 Under 30 in 2016, Business Insiders #17 on Top 100 of Silicon Alley in 2015, and Top 40 Under 40 by Stony Brook University in 2014. Saagar Govil has a B.E. degree in materials engineering from Stony Brook University. Saagar Govil is the son of Aron Govil.

Renato Dela Rama	Vice President of Finance	68	Renato Dela Rama has been Cemtrex’s Vice President of Finance since December 2004. Mr. Dela Rama also works as an accountant for Ducon Technologies Inc. since 2004. Prior, he worked in various accounting and financial management positions. Mr. Dela Rama holds a B.S. degree in accounting.

Aron Govil	Executive Director	59	Aron Govil is Cemtrex’s Executive Director and has been with Cemtrex since December 2004. In June 2014, Aron Govil resigned as Chairman of Cemtrex to devote more time to other ventures. Aron Govil is also President of Ducon Technologies Inc., a privately-held company engaged in energy and environmental control systems since 1996. Prior, Aron Govil worked at various management and technical positions in the environmental industry. Aron Govil holds a B.E. degree in chemical engineering and an M.B.A. in Finance. He is also a Professional Engineer licensed in New York and New Jersey.

S-1

Name	Title	Age	Present Principal Occupation and Five-Year Employment History
Raju Panjwani	Director	59	Raju Panjwani has been a Cemtrex Board member since April 2015. He is an accomplished executive with over 35 years of experience, including 20 years on Wall Street and 20 years as an entrepreneur and business builder. Mr. Panjwani was a Managing Director with Morgan Stanley, where he spent 18 years in several senior roles in risk management, audit and strategy, and Chief Operating Officer and Country Head for the firm’s India office. Since leaving Morgan Stanley in 2005, Mr. Panjwani has worked with many companies in the United States and India and negotiated complex joint ventures, mergers and acquisitions, and capital raises, particularly within the technology sector. Mr. Panjwani is a CPA licensed in New York and spent several years with Price Waterhouse and other accounting firms prior to joining Morgan Stanley.

Sunny Patel	Director	30	Sunny Patel has been a Cemtrex Board member since April 2015. He is presently a manager for Three Point Capital, a premier specialty finance company. He has vast experience in loan origination and creative financing vehicles for growth companies and project financing. Before joining Three Point in 2010, Mr. Patel was an equity derivatives trader at Group 1 Trading for several years. Mr. Patel a is CFA Level 3 candidate and graduated from New York University’s Stern School of Business.

Shamik Shah	Director	31	Shamik Shah has been a Cemtrex Board member since May 2015. He is currently a derivatives trader with Chicago Trading Company, specializing in natural gas futures and options. He has vast experience in various trading strategies, energy markets, electronic trading, and market making. Prior to working with CTC, he worked for a fund of funds at Rothschild providing analytics, research, and due diligence in hedge funds across multiple strategies. Mr. Shah studied Finance and International Business at New York University’s Stern School of Business.

Manually signed facsimile copies of the letter of transmittal will be accepted. The letter of transmittal and certificates for shares of Key Tronic common stock and any other required documents should be sent to the exchange agent at one of the addresses set forth below

S-2

The exchange agent for the offer is:

Continental Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Facsimile Transmission	By Hand:
(for eligible institutions only):

Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company	Continental Stock Transfer & Trust Company
Attention: Reorganization Department	Attention: Reorganization Department	Attention: Reorganization Department
1 State Street, 30th Floor	Facsimile: (212) 616-7610	1 State Street, 30th Floor
New York, NY 10004	Confirm by phone: (917) 262-2378	New York, NY 10004

Any questions or requests for assistance may be directed to the information agent at its address or telephone numbers set forth below. Additional copies of this prospectus, the letter of transmittal and the notice of guaranteed delivery may be obtained from the information agent at its address and telephone numbers set forth below. Holders of shares of Key Tronic common stock may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (855) 208-8901

Email: cemtrex@okapipartners.com

PART II

Item 20. Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no statute, charter provision, bylaw, contract or other arrangement under which any controlling person, director or officer of Cemtrex is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Cemtrex is a Delaware corporation. Section 145 of the Delaware General Corporation Law (DGCL) authorizes a court to award, or a corporation’s board of directors to grant, indemnity under certain circumstances to directors, officers, employees or agents in connection with actions, suits or proceedings, by reason of the fact that the person is or was a director, officer, employee or agent, against expenses and liabilities incurred in such actions, suits or proceedings so long as they acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the company, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses actually and reasonably incurred and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate.

As permitted by the DGCL, Cemtrex’s certificate of incorporation (as amended) includes a provision that the Company shall indemnify all persons whom it may indemnify pursuant to DGCL Section 145. Cemtrex’s Bylaws (as amended) contain similar provisions. Accordingly, taken together the DGCL and our governing documents provide that we are required to indemnify our directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions; we may indemnify our other employees and agents to the fullest extent permitted by the DGCL, subject to limited exceptions; we may advance expenses to these people; and the rights conferred by our governing documents are not exclusive.

The indemnification provisions in Cemtrex’s governing documents may be sufficiently broad to permit indemnification of directors and officers for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling persons, Cemtrex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Under Delaware law, corporations also have the power to purchase and maintain insurance for directors, officers, employees and agents. Cemtrex is covered by liability insurance policies which indemnify our directors and officers against loss arising from claims by reason of their legal liability for acts as directors, officers or trustees, subject to limitations and conditions as set forth in the policies.

The foregoing discussion of the Company’s governing documents and Delaware law is not intended to be exhaustive and is qualified in its entirety by such documents or law.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

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Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

The undersigned registrant undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

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The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmingdale, State of New York, on September 5, 2017.

CEMTREX, INC.

By:	/s/ Saagar Govil
Saagar Govil Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Saagar Govil and Aron Govil, jointly and severally, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or each of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Saagar Govil	Chairman, President and Chief Executive Officer	September 5, 2017
Saagar Govil	(Principal Executive Officer)

/s/ Renato dela Rama	Vice President of Finance	September 5, 2017
Renato dela Rama	(Principal Financial and Accounting Officer)

/s/ Aron Govil	Executive Director	September 5, 2017
Aron Govil

/s/ Raju Panjwani	Director	September 5, 2017
Raju Panjwani

/s/ Sunny Patel	Director	September 5, 2017
Sunny Patel

/s/ Shamik Shah	Director	September 5, 2017
Shamik Shah

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement regarding the assets of ROB Holding AG, ROB Electronic GmbH, ROB Connect GmbH, and ROB Engineering dated September 10, 2013. (5)
2.2	Stock Purchase Agreement regarding the stock of Advanced Industrial Services, Inc., AIS Leasing Company, AIS Graphic Services, Inc., and AIS Energy Services, LLC, dated December 15, 2015. (6)
2.3	Asset Purchase agreement between Periscope GmbH and ROB Centrex Assets UG, ROB Cemtrex Automotive GmbH, and ROB Cemtrex Logistics GmbH. (7)
3.1	Certificate of Incorporation of the Registrant. (1)
3.2	Bylaws of the Registrant. (1)
3.3	Certificate of Amendment of Certificate of Incorporation, dated September 29, 2006. (1)
3.4	Certificate of Amendment of Certificate of Incorporation, dated March 30, 2007. (1)
3.5	Certificate of Amendment of Certificate of Incorporation, dated May 16, 2007. (1)
3.6	Certificate of Amendment of Certificate of Incorporation, dated August 21, 2007. (1)
3.7	Certificate of Amendment of Certificate of Incorporation, dated April 3, 2015. (3)
3.8	Certificate of Designation of the Series A Preferred Shares, dated September 8, 2009. (2)
3.9	Certificate of Designation of the Series 1 Preferred Stock, dated January 24, 2017. (11)
4.1	Form of Subscription Rights Certificate. (10)
4.2	Form of Series 1 Preferred Stock Certificate, dated January 24, 2017. (10)
4.3	Form of Series 1 Warrant. (10)
5.1**	Opinion of Olshan Frome Wolosky LLP as to the legality of the Series 1 Preferred Stock.
10.1	Cemtrex Lease Agreement-Ducon Technologies, Inc. (1)
10.2	Lease Agreement between Daniel L. Canino and Griffin Filters, LLC. (1)
10.3	Asset Purchase Agreement between Ducon Technologies, Inc. and Cemtrex, Inc. (1)
10.4	Agreement and Assignment of Membership Interests between Aron Govil and Cemtrex, Inc. (1)
10.5	8.0% Convertible Subordinated Debenture. (1)
10.6	Letter Agreement by and between Cemtrex, Inc. and Aron Govil, dated September 8, 2009. (2)
10.7	Loan Agreement between Fulton Bank, N.A. and Advanced Industrial Services, Inc., AIS Acquisition, Inc., AIS Leasing Company, dated December 15, 2015. (6)
10.8	Promissory Note between Kris L. Mailey and AIS Acquisition, Inc. dated December 15, 2015. (6)
10.9	Promissory Note between Michael R. Yergo and AIS Acquisition, Inc. dated December 15, 2015. (6)
10.1	Term Loan Agreement between Cemtrex GmbH and Sparkasse Bank for Financing of funds within the scope of the Asset-Deals of the ROB Group, dated October 4, 2013. (8)
10.11	Working Capital Credit Line Agreement between Cemtrex GmbH and Sparkasse Bank, dated October 4, 2013 (updated May 8, 2014). (8)
10.12	Loan Agreement between ROB Cemtrex GmbH and Sparkasse Bank to finance the purchase of the property at Am Wolfsbaum 1, 75245 Neulingen, Germany, dated October 7, 2013, purchase completed March 1, 2014. (9)
10.13	Exchange Agreement, dated as of February 1, 2017, between Cemtrex, Inc. and Ducon Technologies, Inc. (12)
10.14+	Nonstatutory Stock Option Agreement entered into as of February 12, 2016 between Cemtrex, Inc. and Saagar Govil. (13)
21.1	Subsidiaries of the Registrant. (13)
23.1*	Consent of Bharat Parikh & Associates, independent registered public accountants.
23.2**	Consent of Olshan Frome Wolosky LLP (included in its opinion in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
99.1*	Form of Letter of Transmittal.
99.2*	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.3*	Form of Notice of Guaranteed Delivery.
99.4*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.5*	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*	Filed herewith.
**	To be filed by amendment.
+	Management contract or compensatory benefit plan.
(1)	Incorporated by reference from Form 10-12G filed on May 22, 2008.
(2)	Incorporated by reference from Form 8-K filed on September 10, 2009.
(3)	Incorporated by reference from Form 8-K filed on August 22, 2016.
(4)	Incorporated by reference from Form 8-K filed on July 1, 2016.
(5)	Incorporated by reference from Form 10-K filed on August 25, 2016.
(6)	Incorporated by reference from Form 8-K/A filed on September 26, 2016.
(7)	Incorporated by reference from Form 8-K/A filed on November 4, 2016.
(8)	Incorporated by reference from Form 8-K/A filed on November 9, 2016.
(9)	Incorporated by reference from Form 10-Q/A filed on November 10, 2016.
(10)	Incorporated by reference from Form S-1 filed on August 29, 2016 and as amended on November 4, 2016, November 23, 2016, and December 7, 2016.
(11)	Incorporated by reference from Form 8-K filed on January 24, 2017.
(12)	Incorporated by reference from Form 8-K filed on February 10, 2017.
(13)	Incorporated by reference from Form 10-Q filed on February 14, 2017.

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